                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               FORM 8-K/A NO. 1

                   CURRENT REPORT PURSUANT TO SECTION 13 OR
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                              SEPTEMBER 30, 1997


             COMMISSION FILE NUMBER 1-9319                                  COMMISSION FILE  NUMBER 1-9320
             PATRIOT AMERICAN HOSPITALITY,                                   PATRIOT AMERICAN HOSPITALITY
                         INC.                                                     OPERATING COMPANY
------------------------------------------------------     -------------------------------------------------------------
(Exact name of registrant as specified in its charter)          (Exact name of registrant as specified in its charter)
                       DELAWARE                                                        DELAWARE
------------------------------------------------------     -------------------------------------------------------------
            (State or other jurisdiction of                                (State or other jurisdiction of
            incorporation or organization)                                  incorporation or organization)
                       94-0358820                                                    94-2878485
------------------------------------------------------     -------------------------------------------------------------
         (I.R.S. Employer Identification No.)                           (I.R.S. Employer Identification No.)
3030 LBJ FREEWAY, SUITE 1500                                 3030 LBJ FREEWAY, SUITE 1500
DALLAS, TEXAS                                    75234       DALLAS, TEXAS                                         75234
------------------------------------------------------     -------------------------------------------------------------
(Address of principal executive offices)    (Zip Code)       (Address of principal executive offices)       (Zip Code)
                    (972) 888-8000                                                 (972) 888-8000
------------------------------------------------------     -------------------------------------------------------------
(Registrant's telephone number, including area code)            (Registrant's telephone number, including area code)
------------------------------------------------------     -------------------------------------------------------------


                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     In September 1997, Patriot American Hospitality, Inc. ("Patriot REIT"), through certain of its subsidiaries, acquired six hotels (including an approximate 50% controlling ownership interest in the Omni Inner Harbor Hotel) and in October 1997, Patriot REIT, through certain of its subsidiaries, acquired four additional hotels. The ten hotels were acquired from entities affiliated with the Gencom American Hospitality group of companies ("Gencom") and CHC International, Inc. ("CHCI") for an aggregate purchase price of approximately $237 million. In addition, Patriot REIT has entered into a non-binding agreement whereby Patriot REIT may indirectly acquire the remaining ownership interest in the Omni Inner Harbor Hotel through a merger of the parent company of the Gencom-related entity that owns such interest with Patriot REIT or by other means for approximately $19.3 million. The ten hotels will be leased to and managed by Patriot American Hospitality Operating Company ("Patriot Operating Company") and its subsidiaries (Patriot REIT's shares of common stock are paired and trade together with the shares of common stock of Patriot Operating Company as a single unit pursuant to a stock pairing arrangement). The purchase of the ten hotels was financed with approximately $45 million of cash drawn on Patriot REIT's revolving credit facility and by issuing 1,703,943 paired shares of Patriot REIT common stock and Patriot Operating Company common stock and 2,174,773 paired OP Units in the Patriot Partnerships. Four of the hotels are encumbered by the mortgage loans, in the aggregate amount of approximately $103.4 million (including accrued interest), that Patriot REIT had previously made to certain Gencom and CHCI affiliates.

     In addition, Patriot REIT acquired the leasehold interests related to eight hotels which were previously leased by CHC Lease Partners and leased such hotels to Patriot Operating Company. Prior to such acquisition, the management contracts with GAH-II, L.P. ("GAH"), an affiliate of CHCI and Gencom, related to the eight hotels were terminated. The aggregate purchase price of the leasehold interests was approximately $52.8 million. Concurrently, Patriot Operating Company purchased an approximate 50% managing, controlling ownership interest in GAH from affiliates of Gencom for a purchase price of approximately $13.9 million. These transactions were financed with approximately $644,000 of cash and by issuing 2,388,932 paired units of limited partnership interest ("OP Units") of Patriot American Hospitality Partnership, L.P., a subsidiary of Patriot REIT (the "Patriot REIT Partnership") and Patriot American Hospitality Operating Company Partnership, L.P., a subsidiary of Patriot Operating Company (the "Patriot Operating Company Partnership") and 476,682 preferred OP Units of Patriot Operating Company Partnership.

     GAH, directly and through certain of its subsidiaries, owns nine management contracts related to hotels leased by Patriot Operating Company, 15 third-party management contracts, and certain other hospitality management assets. Concurrent with Patriot Operating Company's purchase of its controlling interest in GAH, Patriot Operating Company also entered into a Hospitality Advisory, Asset Management and Support Services Agreement with CHCI and GAH whereby Patriot Operating Company will provide certain hospitality advisory, asset management and support services to certain CHCI and GAH subsidiaries for base fees aggregating $750,000 per month plus a percentage of excess cash flows of the hotels.

     Patriot REIT, Patriot Operating Company and CHCI have also entered into an Agreement and Plan of Merger dated as of September 30, 1997 (the "CHCI Merger Agreement"), providing, subject to regulatory approvals, for the merger of the hospitality-related businesses of CHCI with and into Patriot Operating Company with Patriot Operating Company being the surviving company (the "CHCI Merger"). Subject to regulatory approvals, CHCI's gaming operations will be transferred to a new legal entity prior to the CHCI Merger and such operations will not be a part of the transaction. It is anticipated that the CHCI Merger will be consummated in the first or second quarter of 1998, although the precise timing is subject to receipt of all necessary regulatory approvals. As a result of the CHCI Merger, Patriot Operating Company, through its subsidiaries, will acquire the remaining 50% investment interest in GAH, the remaining 17 leases and 16 of the associated management contracts related to the Patriot REIT hotels leased by CHC Lease Partners, 3 management contracts related to Patriot REIT hotels leased by Patriot Operating Company, 12 third-party management contracts, 2 third-party lease contracts, the Grand Bay and Registry Hotels & Resorts proprietary brand names and certain other hospitality management assets. Patriot Operating Company has also agreed to provide CHCI with a $7 million line of credit until such time as the CHCI Merger is completed.

     By operation of the CHCI Merger, each issued and outstanding share of common stock, par value $0.005 per share, of CHCI ("CHCI Shares") and certain stock option rights will be converted into the right to receive shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share of Patriot Operating Company (the "Series A Preferred Stock") and shares of Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of Patriot Operating Company (the "Series B Preferred Stock"). The formula for determining the exchange ratio of CHCI Shares for Series A Preferred Stock and Series B Preferred Stock is based on issuing an aggregate of approximately 4,396,000 shares of Patriot Operating Company preferred stock (based on an aggregate purchase value of approximately $102.2 million and a market price per paired share of $23.25), subject to reduction if certain specified events occur and subject to increase representing adjustments for dividends paid on paired shares of Patriot REIT and Patriot Operating Company common stock after September 30, 1997. Generally, the aggregate number of shares of Patriot Operating Company preferred stock that each shareholder shall have the right to receive pursuant to the CHCI Merger shall consist of, to the extent possible, an equal number of Series A Preferred Stock and the Series B Preferred Stock.

     Generally, each share of Patriot Operating Company Series A Preferred Stock may be redeemed for one paired share of Patriot REIT common stock and Patriot Operating Company common stock at any time following the one-year anniversary of the closing of the CHCI Merger. Each share of Patriot Operating Company Series B Preferred Stock may be redeemed for one paired share of Patriot REIT common stock and Patriot Operating Company common stock, however, such redemption is generally restricted until the fifth-year anniversary of the closing of the CHCI Merger. The value of a paired share at the time of redemption (the "Redemption Value") may, at Patriot Operating Company's option, be paid in cash. Further, if Patriot Operating Company fails to comply with certain restrictions, the preferred shares may be redeemed for cash or, at Patriot Operating Company's option, paired shares at the Redemption Value plus a premium. The dividend rate on the shares of preferred stock is equivalent to the dividend rate on the paired shares of Patriot REIT common stock and Patriot Operating Company common stock. Dividends on Series B Preferred Stock are subject to increase during the five years subsequent to the closing of the CHCI Merger if the shares are transferred by the original holder. If the dividends on the preferred shares are not paid when due, dividends will instead accrue at the rate of 15% per annum on a compounded basis. The preferred shares are redeemable at Patriot Operating Company's option at the Redemption Value, plus a premium in the case of the original holders thereof and certain permitted transferees.

     In connection with the acquisition of GAH, preferred OP Units of the Patriot Operating Company Partnership with a value of approximately $5 million have been held back and the CHCI Merger equity consideration is subject to reduction in the amount of approximately $5 million if the hotels and leaseholds acquired fail to achieve certain operating targets over the period prior to the closing of the CHCI Merger.

     In addition, on September 30, 2000 and September 30, 2002, Patriot Operating Company may be obligated to pay the CHCI stockholders and a subsidiary of Patriot Operating Company may be obligated to pay a Gencom-related entity additional consideration, in each case based upon the delivery and performance of certain specified assets.

     As part of the above-described acquisitions, Karim Alibhai, the chief executive officer of Gencom, was appointed to the position of president, chief operating officer and director of Patriot Operating Company. Patriot Operating Company has entered into an employment agreement with Mr. Alibhai, pursuant to which Mr. Alibhai serves as president and chief operating officer of Patriot Operating Company for a term of three years at an initial annual base compensation of $350,000, subject to any increases in base compensation approved by the Compensation Committee of the Patriot Operating Company Board of Directors. In addition, under the terms of the employment contract, Mr. Alibhai is eligible to receive cash incentive compensation in an amount to be determined by the Compensation Committee, but not less than $75,000 per year, up to 80% of his annual base compensation, as adjusted. In addition, Mr. Alibhai was granted nonqualified options to purchase 280,000 paired shares of Patriot REIT and Patriot Operating Company common stock at an exercise price of $32.0625 per paired share (the closing market price of Patriot REIT and Patriot Operating Company common stock on the date of grant). The options to purchase common stock vest in equal quarterly installments over a period of three years.

ITEM 5.  OTHER EVENTS

   On October 15, 1997, Patriot REIT, through certain of its subsidiaries, acquired The Buttes, a 353-room resort hotel in Tempe, Arizona, for a purchase price of approximately $63.6 million from SCP (Buttes) Inc., a wholly owned subsidiary of Shimizu Corporation. The purchase was financed primarily with funds drawn on Patriot REIT's revolving credit facility. Patriot REIT has leased the hotel to Patriot Operating Company. Patriot Operating Company will also manage the hotel.

   In July 1997, Patriot REIT, through certain of its subsidiaries, acquired the 219-room Ambassador West, a Grand Heritage Hotel in Chicago, Illinois for approximately $15.9 million from Historic Hotel Partners of Chicago, Limited Partnership. In addition, Patriot REIT, through certain of its subsidiaries, acquired the 124-room Union Station Hotel, a Grand Heritage Hotel in Nashville, Tennessee for approximately $8.5 million from Historic Hotel Partners of Nashville, Limited Partnership. These acquisitions were financed with cash of approximately $2.6 million, approximately $21 million of proceeds from the sale of certain land and assumption of net working capital liabilities of approximately $800,000.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

(A)     FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

        The index to the financial information for GAH-II, L.P. (doing business as Gencom American Hospitality); CHC International, Inc. Hospitality Division; the "Acquired Hotels" (which includes the Omni Inner Harbor Hotel, the Radisson Riverwalk Hotel, the Doubletree Guest Suites in Glenview, Illinois, the Crowne Plaza Toledo, the Radisson Suites Hotel in Kansas City, Missouri, the Melbourne Hilton at Rialto Place in Melbourne, Florida and the Holiday Inn Y.O. Ranch); G.B.H. Joint Venture (doing business as the Grand Bay Hotel); River House Associates (doing business as the Sheraton Gateway Hotel); and W-L Tampa, Ltd. (which includes the Sheraton Grand Hotel) is included on page F-1 of this report.

        This report supplementally includes financial information for SCP (Buttes) Inc. (which includes The Buttes resort); Historic Hotel Partners of Chicago, Limited Partnership (which includes the Ambassador West Hotel); and Historic Hotel Partners of Nashville, Limited Partnership (which includes the Union Station Hotel). The index to the financial information for these entities is included on page F-1 of this report.


(B)     PRO FORMA FINANCIAL INFORMATION

        The index to the separate and combined pro forma financial information for Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company and for the Combined Lessees is included on page F-1 of this report.


(C)     EXHIBITS

        Exhibit
        Number               Description
        ------               -----------

        23.1  Consent of Ernst & Young LLP -- Dallas, Texas
        23.2  Consent of Price Waterhouse LLP
        23.3  Consent of Deloitte & Touche LLP
        23.4  Consent of Ernst & Young LLP -- Miami, Florida
        23.5  Consent of Coopers & Lybrand LLP
        23.6  Consent of Pannell Kerr Forster P.C.

                                   SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused the report to be signed on their behalf by the undersigned thereunto duly authorized.

DATED:  October 24, 1997

                      PATRIOT AMERICAN HOSPITALITY, INC.



                      By:  /s/ Rex E. Stewart
                           ----------------------------------------------------
                           Rex E. Stewart
                           Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)



                      PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY



                      By:  /s/ Rex E. Stewart
                           -----------------------------------------------------
                           Rex E. Stewart
                           Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                        INDEX TO FINANCIAL INFORMATION

                                                                                                              Page
                                                                                                              ----
                                     PRO FORMA FINANCIAL INFORMATION

PATRIOT AMERICAN HOSPITALITY, INC. AND PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY:
 Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996
   (unaudited)...........................................................................................     F-11
 Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 1997
   (unaudited)...........................................................................................     F-13
 Pro Forma Condensed Combined Balance Sheet as of June 30, 1997 (unaudited)..............................     F-16

PATRIOT AMERICAN HOSPITALITY INC.:
 Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996
   (unaudited)...........................................................................................     F-22
 Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1997
   (unaudited)...........................................................................................     F-26

PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY:
 Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996
   (unaudited)...........................................................................................     F-29
 Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1997
   (unaudited)...........................................................................................     F-32

COMBINED LESSEES:
 Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996
   (unaudited) and the six months ended June 30, 1997 (unaudited).......................................      F-35


                                       HISTORICAL FINANCIAL INFORMATION

GAH-II, L.P. (D/B/A GENCOM AMERICAN HOSPITALITY):
 Report of Independent Auditors -- Ernst & Young LLP.....................................................
 Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997 (unaudited)..............
 Consolidated Statements of Income for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)............................................
 Consolidated Statements of Partners' Capital for the years ended December 31, 1995 and 1996 and the six months ended  June 30, 1997 (unaudited)....................................................
 Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)............................................
 Notes to Consolidated Financial Statements..............................................................

CHC INTERNATIONAL, INC.  HOSPITALITY DIVISION:
 Report of Independent Certified Public Accountants -- Price Waterhouse, L.L.P...........................
 Balance Sheets as of November 30, 1995 and 1996 and May 31, 1997  (unaudited)...........................
 Statements of Operations for the years ended November 30, 1995 and 1996 and the six months ended May 31, 1996 and 1997 (unaudited).................................................
 Statements of Changes in Stockholders' Equity (Deficit) for the years ended
  November 30, 1995 and 1996 and the six months ended May 31, 1997 (unaudited)...........................
 Statements of Cash Flows for the years ended November 30, 1995 and 1996 and the six months ended May 31, 1996 and 1997 (unaudited).................................................
 Notes to Financial Statements...........................................................................

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                   INDEX TO FINANCIAL INFORMATION  CONTINUED

                                                                                                            Page
                                                                                                           -------

ACQUIRED HOTELS (WHICH INCLUDE THE OMNI INNER HARBOR HOTEL, THE RADISSON RIVERWALK HOTEL, THE DOUBLETREE
GUEST SUITES IN GLENVIEW, ILLINOIS, THE CROWNE PLAZA TOLEDO HOTEL, THE RADISSON SUITES HOTEL IN KANSAS
CITY, MISSOURI, THE MELBOURNE HILTON AT RIALTO PLACE IN MELBOURNE, FLORIDA AND THE HOLIDAY INN Y.O.
RANCH):
 Report of Independent Auditors -- Deloitte & Touche LLP...................................................
 Combined Balance Sheets as of December 31, 1996 and 1995 and June 30, 1997 (unaudited)....................
 Combined Statements of Operations for the years ended December 31, 1996 and 1995 and the six months ended
  June 30, 1996 and 1997 (unaudited).......................................................................
 Combined Statements of Partners' Capital for the years ended December 31, 1996 and 1995 and the six months ended June 30, 1997 (unaudited)..........................................................................
 Combined Statements of Cash Flows for the years ended December 31, 1996 and 1995 and the six months ended June 30, 1996 and 1997 (unaudited).................................................................
 Notes to Combined Financial Statements....................................................................

G.B.H. JOINT VENTURE (D/B/A GRAND BAY HOTEL):
 Report of Independent Certified Public Accountants  -- Ernst & Young LLP..................................
 Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997 (unaudited).............................
 Statements of Operations for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)..............................................
 Statements of Venturers' Deficit for the years ended December 31, 1995 and 1996 and the six months ended  June 30, 1997 (unaudited)......................................................
 Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)..............................................
 Notes to Financial Statements.............................................................................

RIVER HOUSE ASSOCIATES (D/B/A SHERATON GATEWAY HOTEL):
 Report of Independent Certified Public Accountants -- Ernst & Young LLP...................................
 Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997 (unaudited).............................
 Statements of Operations and Changes in Venturers' Deficit for the years ended
  December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)...................
 Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)..............................................
 Notes to Financial Statements.............................................................................

W-L TAMPA, LTD. (THE SHERATON GRAND HOTEL):
 Report of Independent Certified Public Accountants -- Ernst & Young LLP...................................
 Balance Sheets as of December 31,1995 and  1996 and June 30, 1997 (unaudited).............................
 Statements of Operations and Partners' Deficit for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)..............................................
 Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited)..............................................
 Notes to Financial Statements.............................................................................

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY
                   INDEX TO FINANCIAL INFORMATION  CONTINUED

                                                                                                            Page
                                                                                                           -------
SCP (BUTTES) INC.:
 Report of Independent Accountants -- Coopers & Lybrand L.L.P............................................
 Balance Sheets as of December 31, 1996 and June 30, 1997 and 1996 (unaudited)...........................
 Statements of Operations the year ended December 31, 1996
  and for the six months ended June 30, 1997 and 1996 (unaudited)........................................
 Statements of Changes in Stockholders' Equity the year ended December 31, 1996 and for the six months ended  June 30, 1997 (unaudited)................................................
 Statements of Cash Flows for the year ended December 31, 1996 and six months ended June 30, 1997 and 1996 (unaudited)................................................
 Notes to Financial Statements...........................................................................

HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP (AMBASSADOR WEST):
 Report of Independent Accountants -- Pannell Kerr Forster P.C...........................................
 Report of Independent Auditors -- Pannell Kerr Forster P.C..............................................
 Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996....................................
 Statements of Operations the six months ended June 30, 1997 (unaudited)
  and for the year ended December 31, 1996...............................................................
 Statements of Partners' Deficit for the year ended December 31, 1996 and for the six months ended  June 30, 1997 (unaudited)................................................
 Statements of Cash Flows for six months ended June 30, 1997 (unaudited)
  and the year ended December 31, 1996...................................................................
 Notes to Financial Statements...........................................................................

HISTORIC HOTEL PARTNERS OF NASHVILLE, LIMITED PARTNERSHIP (UNION STATION):
 Report of Independent Accountants -- Pannell Kerr Forster P.C...........................................
 Report of Independent Auditors -- Pannell Kerr Forster P.C..............................................
 Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996....................................
 Statements of Operations the six months ended June 30, 1997 (unaudited)
  and for the year ended December 31, 1996...............................................................
 Statements of Partners' Deficit for the year ended December 31, 1996 and for the six months ended  June 30, 1997 (unaudited)................................................
 Statements of Cash Flows for six months ended June 30, 1997 (unaudited)
  and the year ended December 31, 1996...................................................................
 Notes to Financial Statements...........................................................................


                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

Background

     On July 1, 1997, pursuant to an Agreement and Plan of Merger (the "Cal Jockey Merger Agreement") between the entities formerly known as Patriot American Hospitality, Inc. ("Old Patriot REIT"), its subsidiary Patriot American Hospitality Partnership, L.P., a limited partnership (the "Patriot REIT Partnership"), California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows"), Old Patriot REIT merged with and into Cal Jockey, with Cal Jockey being the surviving legal entity (the "Cal Jockey Merger"). In connection with the Cal Jockey Merger, Cal Jockey changed its name to Patriot American Hospitality, Inc. ("Patriot REIT") and Bay Meadows changed its name to Patriot American Hospitality Operating Company ("Patriot Operating Company"). Patriot REIT's shares of common stock are paired and trade together with the shares of common stock of Patriot Operating Company as a single unit pursuant to a stock pairing arrangement. Patriot REIT and Patriot Operating Company are collectively referred to herein as the "Patriot Companies."

     By operation of the Cal Jockey Merger, each issued and outstanding share of common stock, no par value per share of Old Patriot REIT ("Old Patriot REIT Common Stock") was converted into 0.51895 shares of common stock, par value $0.01 per share of Patriot REIT ("Patriot REIT Common Stock") and 0.51895 shares of common stock, par value $0.01 per share of Patriot Operating Company ("Patriot Operating Company Common Stock"), which shares are paired and transferable only as a single unit. Each paired share of Cal Jockey and Bay Meadows common stock remained outstanding and represented the same number of paired shares of Patriot REIT Common Stock and Patriot Operating Company Common Stock.

     In connection with the Cal Jockey Merger, Bay Meadows formed an operating partnership (the "Patriot Operating Partnership") into which Bay Meadows contributed its assets in exchange for units of limited partnership interest ("OP Units") of the Patriot Operating Partnership, and Cal Jockey contributed certain of its assets to the Patriot REIT Partnership in exchange for OP Units of the Patriot REIT Partnership (collectively, the Patriot Operating Partnership and the Patriot REIT Partnership are referred to herein as the "Patriot Partnerships"). Subsequent to completion of the Cal Jockey Merger and the transactions contemplated by the Cal Jockey Merger Agreement (the "Related Transactions"), substantially all of the operations of Patriot REIT and Patriot Operating Company have been conducted through the Patriot Partnerships and their subsidiaries.

     The following unaudited Pro Forma Financial Statements have been adjusted for the purchase method of accounting whereby the Bay Meadows Racecourse ("Racecourse") facilities and related leasehold improvements owned by Cal Jockey and Bay Meadows are adjusted to estimated fair market value. The Cal Jockey Merger has been accounted for as a reverse acquisition whereby Cal Jockey is considered to be the acquired company for accounting purposes.

     On July 10, 1997, the respective Boards of Directors of Patriot REIT and Patriot Operating Company declared a 1.927-for-1 stock split on its shares of common stock effected in the form of a stock dividend distributed on July 25, 1997 to shareholders of record on July 15, 1997.

     Unless otherwise indicated, all references in the pro forma financial statements to the number of shares, per share amounts, and market prices of the common stock and options to purchase common stock have been restated to reflect the impact of the conversion of each share of Old Patriot REIT Common Stock into
0.51895 paired shares issued in the Cal Jockey Merger and the 1.927-for-1 stock split. In addition, all references in the pro forma financial statements to the number of shares, per share amounts, and market prices of the common stock and options to purchase common stock related to periods prior to the 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend distributed on March 18, 1997 to shareholders of record on March 7, 1997 have been restated to reflect the impact of such stock split.

     Patriot REIT leases each of its hotels, except the Crowne Plaza Ravinia Hotel and the Wyndham WindWatch Hotel, which are separately owned through special purpose entities, to lessees that are responsible for operating the hotels (the "Lessees"). The hotels are leased for periods ranging from one to 12-years pursuant to separate lease agreements providing for the payment of the greater of base or participating rent, plus certain additional charges, as applicable (the "Participating Leases"). The Lessees, in turn, have entered into separate agreements with hotel management entities (the "Operators") to manage the hotels. The Crowne Plaza Ravinia Hotel and the Wyndham WindWatch Hotel were structured without lessees and are managed directly by an Operator.

     As of October 15, 1997, 35 of Patriot REIT's hotels are leased to separate Lessees (excluding the Park Shore Hotel) and 42 hotels are leased to Patriot Operating Company.

Businesses Acquired

     Since June 30, 1997, Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, has invested approximately $319,019 in the acquisition of 14 hotels with a total of 3,658 rooms (the "Recent Acquisitions") described below. In addition, in connection with certain other transactions described below (see "Acquisition of Gencom American Hospitality and Merger with CHC International, Inc."), Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, has invested approximately $236,984 million in the acquisition of 10 additional hotels with a total of 3,119 rooms (the "CHC Hotels").

     In July 1997, Patriot REIT acquired 90% of the equity interests in four separate limited liability companies which own the 266-room Holiday Inn Westlake, the 196-room Radisson Beachwood, and the 113-room Courtyard by Marriott Beachwood, all in Cleveland, Ohio and the 130-room Radisson Hotel in Akron, Ohio (the "Snavely Portfolio") for an aggregate purchase price of approximately $51,066. Patriot REIT's contribution was financed primarily with funds drawn on the Patriot Companies' revolving credit facility. The Radisson Beachwood Hotel is subject to a mortgage loan with a financial institution with a principal balance of approximately $5,774. In addition, Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, acquired the 224-room Holiday Inn at the San Francisco International Airport; the 323-room Ramada Inn at the San Francisco International Airport; the 219-room Ambassador West, a Grand Heritage Hotel in Chicago, Illinois; and the 124-room Union Station Hotel, a Grand Heritage Hotel in Nashville, Tennessee for an aggregate purchase price of approximately $60,646. These acquisitions were financed primarily with the proceeds from the sale of certain land described below and with funds drawn on the Patriot Companies' revolving credit facility described below.

     In August 1997, Patriot REIT, through the Patriot REIT Partnership and its subsidiaries, acquired the 227-room Park Shore Hotel in Honolulu, Hawaii for a purchase price of approximately $23,574. The acquisition was financed primarily with funds drawn on the Patriot Companies' revolving credit facility. The following unaudited Pro Forma Condensed Combined Statements of Operations do not include the results of operations of the Park Shore Hotel.

     On September 4, 1997, Patriot REIT, through a consolidated partnership in which the Patriot REIT Partnership owns an 85% general partnership interest and an affiliate of Doubletree Hotels Corporation owns a 15% limited partnership interest, acquired four Doubletree Hotels in Houston, Texas, Anaheim, California, St. Louis, Missouri and Overland Park, Kansas, with an aggregate of 1,483 rooms (the "Met-Doubletree Hotels"). The Met-Doubletree Hotels were acquired for an aggregate purchase price of approximately $147,316, which was financed through a combination of mortgage debt of $98,893, cash contributions to the partnership of approximately $26,300 by the Patriot REIT Partnership and $7,123 by the affiliate of Doubletree Hotels Corporation and the issuance of 614,046 paired units of limited partnership interest in the Patriot REIT Partnership and the Patriot Operating Partnership, valued at approximately $15,000 (based on the average market price of the Patriot Companies' common
stock for the 20 days prior to the closing of the acquisition).   Patriot REIT
Partnership's cash contribution was financed primarily with funds drawn on the Patriot Companies' revolving credit facility.

     In August 1997, the Patriot Companies acquired Grand Heritage Hotels, Inc. a hotel management and marketing company, and other Grand Heritage subsidiaries including Grand Heritage Leasing, L.L.C. which leased three hotels from Patriot REIT (the "Grand Heritage Acquisition"). The total purchase price for the Grand Heritage Acquisition was approximately $22,500 which was financed primarily through the issuance of 931,972 Class A preferred OP Units of Patriot Operating Partnership.

     Effective October 1, 1997, Patriot Operating Company, through certain of its subsidiaries, acquired the members' interests of PAH RSI, L.L.C., a limited liability company owned and controlled by certain executive officers of the Patriot Companies ("PAH RSI Lessee") for approximately $143. PAH RSI Lessee leased eight of Patriot REIT's hotels. As a result of the acquisition, Patriot Operating Company holds these leasehold interests.

     On October 15, 1997, Patriot REIT, through certain of its subsidiaries, acquired The Buttes, a 353-room resort hotel in Tempe, Arizona, for a purchase price of approximately $63,600 from SCP (Buttes) Inc. The purchase was financed primarily with funds drawn on Patriot REIT's revolving credit facility. Patriot REIT has leased the hotel to Patriot Operating Company. Patriot Operating Company will also manage the hotel.

     On July 14, 1997, Patriot REIT sold approximately 174 acres of land in San Mateo, California, representing substantially all of the land which was owned by Cal Jockey prior to the Cal Jockey Merger, to an affiliate of PaineWebber Incorporated ("PaineWebber") for a purchase price of approximately $80,864 (the "PaineWebber Land Sale"). These funds were placed in a restricted trust account in order to facilitate a tax-deferred, like-kind exchange through the acquisition of suitable hotel properties. During July 1997, three suitable hotels (the Holiday Inn at the San Francisco International Airport, the Ambassador West Hotel and the Union Station Hotel) were acquired using a portion of the proceeds from this restricted account. Patriot REIT retained ownership of the improvements located on the land, including the Racecourse and its related facilities. Simultaneously with the consummation of the PaineWebber Land Sale, the PaineWebber affiliate and Patriot REIT entered into a ground lease covering a portion of the land on which the Racecourse is situated for a term of seven years. The lease provides for quarterly rental payments of $750 through March 1998, $813 through March 1999, $875 through March 2000, $1,000 through March 2002 and $1,250 through July 2004. Patriot REIT has subleased the Racecourse land and leased the related improvements to Patriot Operating Company in order to permit Patriot Operating Company to continue horseracing operations at the Racecourse through the term of Patriot REIT's lease. The sublease is for a term of seven years with annual payments based on percentages of revenue generated. In addition, Patriot REIT has leased certain land adjacent to the Racecourse to Borders, Inc. (the "Borders Lease") for an initial term of 20 years with a fixed net annual rent of $279 for years 1 through 10, $362 for years 11 through 15 and $416 for years 16 through 20. In connection with the sale, Patriot REIT assigned all of its rights and benefits under existing leases, contracts, permits and entitlements relating to the land sold (excluding the Borders Lease) to the PaineWebber affiliate, and the PaineWebber affiliate assumed all of Patriot REIT's development obligations including, but not limited to, all obligations for on and off-site improvements and all obligations under existing lease and contracts. The parties have the option to renew such leases upon their expiration under certain circumstances.

Financing Transactions

     On July 21, 1997, the Patriot Companies entered into a revolving credit facility with Paine Webber Real Estate Securities, Inc. ("Paine Webber Real Estate"), The Chase Manhattan Bank ("Chase") and certain other lenders (collectively, the "Lenders") for a three-year $700,000 unsecured revolving line of credit (the "Revolving Credit Facility"). Borrowings have been made under the Revolving Credit Facility to repay all outstanding amounts under Old Patriot REIT's secured line of credit with Paine Webber Real Estate (the "Old Line of Credit"). The Revolving Credit Facility will also be used for acquisition of additional properties, businesses and other assets, for capital expenditures and for general working capital purposes. The interest rate for the Revolving Credit Facility ranges from LIBOR plus 1.0% to 2.0% (depending on the Patriot Companies' leverage ratio or investment grade ratings received from the rating agencies) or the customary alternate base rate announced from time to time plus 0.0% to 0.5% (depending on the Patriot Companies' leverage ratio). The interest rate currently in effect for the Revolving Credit Facility is 7.656% per annum.

     Additionally, Patriot REIT has entered into a commitment letter with Paine Webber Real Estate and Chase for a $500,000 term loan (the "Term Loan"). It is anticipated that the Term Loan will be secured by specific assets and properties of the Patriot Companies that will be transferred to a special purpose "bankruptcy remote" entity. The Term Loan will be used to finance payments to be made in connection with the acquisition of certain properties and is expected to have an interest rate per annum equal to LIBOR plus 1.75%.

     The Patriot Companies have entered into three interest rate swap arrangements to swap floating rate LIBOR-based interest rates for fixed rate interest amounts as a hedge against $375,000 of the $700,000 Revolving Credit Facility. Each of the interest rate swaps covers $125,000 of borrowings under the Revolving Credit Facility and fixes the LIBOR portion of the Revolving Credit Facility interest rate at 6.09%, 6.255%, and 6.044%, respectively. The interest rate swap arrangements expire November 2002. The following unaudited Pro Forma Condensed Combined Statements of Operations do not include adjustments to pro forma interest expense to reflect these interest rate swap arrangements.

     In June 1997, Patriot REIT loaned approximately $20,500 to a partnership affiliated with members of CHC Lease Partners relating to the Doubletree Hotel in Glenview, Illinois. In July 1997, Patriot REIT loaned approximately $25,600 to another partnership affiliated with members of CHC Lease Partners, relating to the Sheraton Gateway Hotel in Miami (also known as the Sheraton River House Hotel). Both loans mature in two years, bear interest at a rate per annum equal to 30-day LIBOR plus 2.75%, and are secured by first priority liens on the respective hotels. Additionally, Patriot REIT purchased two additional loans from a financial institution on which partnerships affiliated with the members of CHC Lease Partners were borrowers for an aggregate purchase price of $57,000. One of the purchased loans, in the principal amount of approximately $30,700, matures in December 2000 and bears interest at a rate per annum equal to 8.0% until November 30, 1997, 8.5% from December 1, 1997 until November 30, 1999, and 9.0% from December 1, 1999 until December 1, 2000. The second purchased loan, in the principal amount of approximately $24,400, matures on December 31, 1999 and bears interest at a rate per annum equal to 8.0% until December 31, 1997 and 9.5% from January 1, 1998 until December 31, 1999. Each of the purchased loans is secured by first priority liens on the respective hotels. The notes contain certain penalties for early repayment. In connection with such loans, Patriot REIT entered into a short-term financing arrangement with an affiliate of Paine Webber Real Estate (the "Paine Webber Mortgage Financing"), whereby such affiliate loaned Patriot REIT $103,000 through April 15, 1998 at a rate equal to the greater of 30-day LIBOR plus 1.75% or the borrowing rate on the Revolving Credit Facility. This financing is secured by a collateral assignment of the mortgage loans encumbering the four hotels. In October 1997, Patriot REIT, through certain of its subsidiaries, acquired 100% of the ownership interests in the four partnerships that own these hotels (see "Acquisition of Gencom American Hospitality and Merger with CHC International, Inc." below). As a result, the note balances and the related interest income and expense are eliminated in Patriot REIT's consolidated financial statements.

     On August 1, 1997, Patriot Operating Company purchased a participating loan from National Resort Ventures, L.P., a Delaware limited partnership, related to the 1,013-room Buena Vista Palace Hotel in Orlando, Florida for $23,750 in cash (the "Participating Note"). The Participating Note acquisition closed simultaneously with the closing of the public offering of common stock discussed below. The Buena Vista Palace Hotel is owned by a joint venture between Equitable Life Insurance Company who owns a 55% interest and Hotel Venture Partners, Ltd., a Florida limited partnership, who owns a 45% interest. The Participating Note is subordinated to a ground lease, a $51,000 first leasehold mortgage loan and a separate $8,500 participating loan.

     In August 1997, the Patriot Companies completed a public offering (the "Offering") of 10,580,000 paired shares of common stock (including 1,380,000 paired shares of common stock issued upon exercise of the underwriters' over-allotment option), with net proceeds (less underwriter discount and expenses) of approximately $240,795. The net proceeds were primarily used to reduce the outstanding debt under the Revolving Credit Facility.

Acquisition of Gencom American Hospitality and Merger with CHC International,
Inc.

     In September 1997, Patriot REIT, through certain of its subsidiaries, acquired six hotels (including an approximate 50% controlling ownership interest in the Omni Inner Harbor Hotel) and in October 1997, Patriot REIT, through certain of its subsidiaries, acquired four additional hotels. The ten hotels were acquired from entities affiliated with the Gencom American Hospitality group of companies ("Gencom") and CHC International, Inc. ("CHCI") for an aggregate purchase price of approximately $236,984. In addition, Patriot REIT has entered into a non-binding agreement whereby Patriot REIT may indirectly acquire the remaining ownership interest in the Omni Inner Harbor Hotel through a merger of the parent company of the Gencom-related entity that owns such interest with Patriot REIT or by other means for approximately $19,314. The ten hotels will be leased to and managed by Patriot Operating Company and its subsidiaries. The purchase of the ten hotels was financed with approximately $45,000 of cash drawn on the Revolving Credit Facility and by issuing 1,703,943 paired shares of Patriot REIT Common Stock and Patriot Operating Company Common Stock and 2,174,773 paired OP Units in the Patriot Partnerships. Four of the hotels are encumbered by the mortgage loans, in the aggregate amount of approximately $103,443 including accrued interest, that Patriot REIT made in connection with the Paine Webber Mortgage Financing discussed above.

     In addition, Patriot REIT acquired the leasehold interests related to eight hotels which were previously leased by CHC Lease Partners and re-leased such hotels to Patriot Operating Company. Prior to such acquisition, the management contracts with GAH-II, L.P. ("GAH"), an affiliate of CHCI and Gencom, related to the eight hotels were terminated. The aggregate purchase price of the leasehold interests was approximately $52,766. Concurrently, Patriot Operating Company purchased an approximate 50% managing, controlling ownership interest in GAH from affiliates of Gencom for a purchase price of approximately $13,860. These transactions were financed with approximately $644 of cash, and by issuing 2,388,932 paired OP Units of the Patriot REIT Partnership and the Patriot Operating Company Partnership and 476,682 preferred OP Units of Patriot Operating Company Partnership.

     GAH, directly and through certain of its subsidiaries, owns nine management contracts related to hotels leased by Patriot Operating Company, 15 third-party management contracts, and certain other hospitality management assets. Concurrent with Patriot Operating Company's purchase of its controlling interest in GAH, Patriot Operating Company also entered into a Hospitality Advisory, Asset Management and Support Services Agreement with CHCI and GAH whereby Patriot Operating Company will provide certain hospitality advisory, asset management and support services to certain CHCI and GAH subsidiaries for base fees aggregating $750 per month plus a percentage of excess cash flows of the hotels.

     Patriot REIT, Patriot Operating Company and CHCI have also entered into an Agreement and Plan of Merger dated as of September 30, 1997 (the "CHCI Merger Agreement"), providing, subject to regulatory approvals, for the merger of the hospitality-related businesses of CHCI with and into Patriot Operating Company with Patriot Operating Company being the surviving company (the "CHCI Merger"). Subject to regulatory approvals, CHCI's gaming operations will be transferred to a new legal entity prior to the CHCI Merger and such operations will not be a part of the transaction. It is anticipated that the CHCI Merger will be consummated in the first or second quarter of 1998, although the precise timing is subject to receipt of all necessary regulatory approvals. As a result of the CHCI Merger, Patriot Operating Company, through its subsidiaries, will acquire the remaining 50% investment interest in GAH, the remaining 17 leases and 16 of the associated management contracts related to the Patriot REIT hotels leased by CHC Lease Partners, 3 management contracts related to Patriot REIT hotels leased by Patriot Operating Company, 12 third-party management contracts, 2 third-party lease contracts, the Grand Bay and Registry Hotels & Resorts proprietary brand names and certain other hospitality management assets. Patriot Operating Company has also agreed to provide CHCI with a $7,000 line of credit until such time as the CHCI Merger is completed.

     By operation of the CHCI Merger, each issued and outstanding share of common stock, par value $0.005 per share, of CHCI ("CHCI Shares") and certain stock option rights will be converted into the right to receive shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share of Patriot Operating Company (the "Series A Preferred Stock") and shares of Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of Patriot Operating Company (the "Series B Preferred Stock"). The formula for determining the exchange ratio of CHCI Shares for Series A Preferred Stock and Series B Preferred Stock is based on issuing an aggregate of approximately 4,396,000 shares of Patriot Operating Company preferred stock (based on an aggregate purchase value of approximately $102,200 and a market price per paired share of $23.25), subject to reduction if certain specified events occur and subject to increase representing adjustments for dividends paid on paired shares of Patriot REIT and Patriot Operating Company common stock after September 30, 1997. Generally, the aggregate number of shares of Patriot Operating Company preferred stock that each shareholder shall have the right to receive pursuant to the CHCI Merger shall consist of, to the extent possible, an equal number of Series A Preferred Stock and the Series B Preferred Stock.

     Generally, each share of Patriot Operating Company Series A Preferred Stock may be redeemed for one paired share of Patriot REIT common stock and Patriot Operating Company common stock at any time following the one-year anniversary of the closing of the CHCI Merger. Each share of Patriot Operating Company Series B Preferred Stock may be redeemed for one paired share of Patriot REIT common stock and Patriot Operating Company common stock, however, such redemption is generally restricted until the fifth-year anniversary of the closing of the CHCI Merger. The value of a paired share at the time of redemption (the "Redemption Value") may, at Patriot Operating Company's option, be paid in cash. Further, if Patriot Operating Company fails to comply with certain restrictions, the preferred shares may be redeemed for cash or, at Patriot Operating Company's option, paired shares at the Redemption Value plus a premium. The dividend rate on the shares of preferred stock is equivalent to the dividend rate on the paired shares of Patriot REIT common stock and Patriot Operating Company common stock. Dividends on Series B Preferred Stock are subject to increase during the five years subsequent to the closing of the CHCI Merger if the shares are transferred by the original holder. If the dividends on the preferred shares are not paid when due, dividends will instead accrue at the rate of 15% per annum on a compounded basis. The preferred shares are redeemable at Patriot Operating Company's option at the Redemption Value, plus a premium in the case of the original holders thereof and certain permitted transferees.

     In connection with the acquisition of GAH, preferred OP Units of the Patriot Operating Company Partnership with a value of approximately $5,000 have been held back and the CHCI Merger equity consideration is subject to reduction in the amount of approximately $5,000 if the hotels and leaseholds acquired fail to achieve certain operating targets over the period prior to the closing of the CHCI Merger.

     In addition, on September 30, 2000 and September 30, 2002, Patriot Operating Company may be obligated to pay the CHCI stockholders and a subsidiary of Patriot Operating Company may be obligated to pay a Gencom-related entity additional consideration, in each case based upon the delivery and performance of certain specified assets.

     As part of the above-described acquisitions, Karim Alibhai, the chief executive officer of Gencom, was appointed to the position of president, chief operating officer and director of Patriot Operating Company. Patriot Operating Company has entered into an employment agreement with Mr. Alibhai, pursuant to which Mr. Alibhai serves as president and chief operating officer of Patriot Operating Company for a term of three years at an initial annual base compensation of $350, subject to any increases in base compensation approved by the Compensation Committee of the Patriot Operating Company Board of Directors. In addition, under the terms of the employment contract, Mr. Alibhai is eligible to receive cash incentive compensation in an amount to be determined by the Compensation Committee, but not less than $75 per year, up to 80% of his annual base compensation, as adjusted. In addition, Mr. Alibhai was granted nonqualified options to purchase 280,000 paired shares of Patriot REIT and Patriot Operating Company common stock at an exercise price of $32.0625 per paired share (the closing market price of Patriot REIT and Patriot Operating Company common stock on the date of grant). The options to purchase common stock vest in equal quarterly installments over a period of three years.

Summary

     As of October 15, 1997, Patriot REIT owned interests in 80 hotels and resorts and held an approximate 83.5% ownership interest in the Patriot REIT Partnership. Patriot Operating Company held an approximate 82.1% ownership interest in the Patriot Operating Company Partnership. The unaudited Pro Forma Financial Statements reflect a 16.3% minority ownership interest in the Patriot REIT Partnership and a 16.8% minority ownership interest in the Patriot Operating Company Partnership, which represents the estimated ownership interest subsequent to consummation of the acquisition of GAH and the CHCI Merger.

     As of October 15, 1997, 35 of Patriot REIT's hotels are leased to independent Lessees (excluding the Park Shore Hotel acquired in August 1997 and the Crowne Plaza Ravinia Hotel and the Wyndham WindWatch Hotel which are managed directly by an Operator), and 42 hotels are leased to Patriot Operating Company. However, the following unaudited Pro Forma Condensed Consolidated Statements of Operations assume that the CHCI Merger has been completed which results in Patriot Operating Company acquiring the leases for 17 hotels currently leased to CHC Lease Partners.

     The following unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 of Patriot REIT and Patriot Operating Company are derived from the individual unaudited Pro Forma Condensed Consolidated Statements of Operations of Patriot REIT and Patriot Operating Company which are located elsewhere in this Joint Current Report. Such pro forma information is based in part upon:

     (i) the Separate and Combined Statements of Income of Cal Jockey and Bay Meadows filed with the Cal Jockey and Bay Meadows Annual Report on Form 10-K for the year ended December 31, 1996 and the Joint Quarterly Report on Form 10-Q for the six months ended June 30, 1997;

    (ii) the Consolidated Statements of Operations of Old Patriot REIT filed with the Old Patriot REIT Annual Report on Form 10-K for the year ended December 31, 1996 and the Joint Quarterly Report on Form 10-Q for the six months ended June 30, 1997;

   (iii) the historical financial statements of certain hotels acquired by Old Patriot REIT filed in Old Patriot REIT's Current Reports on Form 8-K dated April 2, 1996, as amended, December 5, 1996, January 16, 1997, as amended:

    (iv) the historical financial statements of certain hotels acquired by Patriot REIT filed in the Patriot Companies' Joint Current Report on Form 8-K dated September 17, 1997;

     (v) the historical financial statements included in this Joint Current Report; and

    (vi) the Pro Forma Condensed Combined Statements of Operations of the Lessees which are located elsewhere in this Joint Current Report.

     The following unaudited Pro Forma Condensed Combined Statements of Operations assume the following transactions (the "Recent Transactions") have occurred at the beginning of the periods presented:

     (i) the Cal Jockey Merger and the Related Transactions have been consummated on terms set forth in the Cal Jockey Merger Agreement;

    (ii) the PaineWebber Land Sale has been consummated, the PaineWebber affiliate has leased that portion of the land upon which the Racecourse is situated to Patriot REIT, and Patriot REIT has subleased this land to Patriot Operating Company;

   (iii)  Patriot REIT has leased certain land to Borders, Inc.;

    (iv) Patriot REIT has acquired the Recent Acquisitions (excluding the Park Shore Hotel acquired in August 1997);

     (v) Patriot Operating Company has completed the Grand Heritage Acquisition and the acquisition of PAH RSI Lessee;

    (vi) the mortgage notes to affiliates of CHC Lease Partners have been funded;

   (vii) Patriot REIT has replaced the Old Line of Credit with the Revolving Credit Facility;

  (viii)  Patriot Operating Company has acquired the Participating Note; and

    (ix) the Offering of 10,580,000 paired shares of common stock has been completed.

     The unaudited Pro Forma Condensed Combined Statements of Operations also assume the following additional transactions have occurred at the beginning of the periods presented:

     (i) Patriot REIT has acquired the CHC Hotels and leased such hotels to Patriot Operating Company;

    (ii)  Patriot Operating Company has acquired GAH; and

   (iii) the CHCI Merger has been consummated on terms set forth in the CHCI Merger Agreement.

     In addition, the pro forma results of operations for the year ended December 31, 1996 assume the 24 hotels acquired during 1996 and the private placement of equity securities and the public offering of common stock completed by Old Patriot REIT during 1996 had occurred as of January 1, 1996.

     In management's opinion, all material adjustments necessary to reflect the effects of these transactions have been made. The following unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of what the actual results of operations of Patriot REIT and Patriot Operating Company would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods. Further the unaudited Pro Forma Condensed Combined Statement of Operations for the interim period ended June 30, 1997 is not necessarily indicative of the results of operations for the full year.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1996
                                  (unaudited)
------------------------------------------------------------------------------

                                                                          PATRIOT
                                                        PATRIOT          AMERICAN
                                                       AMERICAN         HOSPITALITY
                                                      HOSPITALITY,        OPERATING
                                                         INC.             COMPANY         ELIMINATION           PRO FORMA
                                                       PRO FORMA         PRO FORMA          ENTRIES               TOTAL
                                                     -------------     --------------    --------------       -------------
                                                                     (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
 Participating lease revenue.......................      $213,868          $     --         $(172,119)  (A)       $ 41,749
 Hotel revenue.....................................            --           572,292                --              572,292
 Racecourse facility and land lease revenue........         5,945            51,946            (5,611)  (B)         52,280
 Management fees and service fees income...........            --            13,522                --               13,522
 Interest and other income.........................         2,297            10,012            (5,916)  (C)          6,393
                                                         --------          --------         ---------             --------
     Total revenue.................................       222,110           647,772          (183,646)             686,236
                                                         --------          --------         ---------             --------
Expenses:
 Departmental costs -- hotel operations............            --           241,792                --              241,792
 Racing facility operations........................            --            46,351            (5,611)  (B)         40,740
 Direct operating costs of management company,
     service department and development costs......            --            11,143                --               11,143
 Ground lease expense..............................         5,693               733                --                6,426
 General and administrative........................         6,797            71,700               (34)  (C)         78,463
 Repair and maintenance............................            --            29,897                --               29,897
 Utilities.........................................            --            26,843                --               26,843
 Interest expense..................................        64,877             1,393            (5,882)  (C)         60,388  (D)
 Real estate and personal property taxes and
  casualty insurance...............................        22,488               398                --               22,886

 Marketing.........................................            --            51,238                --               51,238
 Management fees...................................            --             9,469                --                9,469
 Depreciation and amortization.....................        62,723            10,348                --               73,071
 Participating lease payments......................            --           172,119          (172,119)  (A)             --
                                                         --------          --------         ---------             --------
     Total expenses................................       162,578           673,424          (183,646)             652,356
                                                         --------          --------         ---------             --------
Income(loss) before equity in earnings of
 unconsolidated subsidiaries, income tax provision
 and minority interests............................        59,532           (25,652)               --               33,880
  Equity in earnings of unconsolidated
  subsidiaries.....................................         7,559                --                --                7,559
                                                         --------          --------         ---------             --------
Income (loss) before income tax provision and
 minority interests................................        67,091           (25,652)               --               41,439
 Income tax provision..............................          (170)             (760)               --                 (930)
                                                         --------          --------         ---------             --------
Income (loss) before minority interests............        66,921           (26,412)               --               40,509
 Minority interest in the Patriot Partnerships.....       (10,610)            4,437                --               (6,173)
 Minority interest in consolidated subsidiaries....        (1,832)               --                --               (1,832)
                                                         --------          --------         ---------             --------
Net income (loss) applicable to common
 shareholders (F)..................................      $ 54,479          $(21,975)       $       --             $ 32,504  (D)
                                                         ========          ========        ==========             ========

Net income (loss) per common paired share (E)......      $   0.74          $  (0.30)                              $   0.44  (D)
                                                         ========          ========                               ========

See notes on following page.

PATRIOT AMERICAN HOSPITALITY, INC. AND PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY
NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996:

(A) Represents elimination of participating lease revenue and expense related to the 59 hotels (including the 17 leases acquired in connection with the CHCI Merger) leased by Patriot REIT to Patriot Operating Company.
(B) Represents elimination of rental income and expense related to the Racecourse facility and land leased by Patriot REIT to Patriot Operating Company.
(C) In connection with the Cal Jockey Merger, Patriot REIT Partnership subscribed for shares of Bay Meadows common stock (which became shares of Patriot Operating Company Common Stock in connection with the Cal Jockey Merger) in an amount equal to the number of shares of Patriot REIT Common Stock that were issued to Old Patriot REIT stockholders in the Cal Jockey Merger (the "Subscription Shares"). In addition, Patriot REIT Partnership similarly subscribed for OP Units in the Patriot Operating Partnership in an amount equal to the number of OP Units of Patriot REIT Partnership that were outstanding subsequent to the Cal Jockey Merger (the "Subscribed Units"). The subscription for the Subscribed Shares and the Subscribed Units was funded through the issuance of promissory notes in the aggregate amount of $58,901 (the "Subscription Notes") payable to Patriot Operating Company. The Subscription Notes accrue interest at a rate of 8% per annum and mature December 31, 1997. The pro forma adjustment represents the elimination of $4,712 of interest income and expense related to the Subscription Notes, the elimination of $1,170 of interest income and expense related to a note receivable issued to Old Patriot REIT in connection with the sale of certain assets to PAH RSI Lessee, which assets were acquired by Patriot Operating Company, and the elimination of $34 of other intercompany income and expense items.
(D) The pro forma amounts presented assume an average interest rate of 7.183% per annum (representing LIBOR plus 1.7%) on the amounts outstanding under the Revolving Credit Facility. An increase of 0.25% in the interest rate would increase pro forma interest expense to $61,963 and decrease net income applicable to common shareholders to $31,186. Net income per common share would be $0.42.
    In connection with the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $13,192, including fees, legal and other expenses were incurred and amortization expense of approximately $4,397 is reflected in pro forma interest expense. Amortization of deferred loan costs is computed using the straight-line method over the 3-year loan term. As a result of the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $2,910 related to the Old Line of Credit are to be written off. This amount will be reported as an extraordinary item in the Patriot Companies' results of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes.
(E) Pro forma earnings per share is computed based on 73,516 weighted average common paired shares and common paired share equivalents outstanding for the period. The number of shares used for the calculation includes adjustments to reflect the impact of the conversion of shares of Patriot Operating Company preferred stock into paired shares of common stock. In addition, the net income per common paired share and the weighted average number of common paired shares and common paired share equivalents have been adjusted for (i) the March 1997 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend, (ii) the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and (iii) the July 1997 1.927-for-1 stock split effected in the form of a stock dividend.
    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 Earnings Per Share ("Statement 128"). Statement 128 specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and convertible preferred securities will be excluded. Pro forma basic earnings per share for the year ended December 31, 1996 would be $0.47 per paired common share. The impact of Statement 128 on the calculation of diluted earnings per share is not expected to differ significantly from the earnings per share amounts reported.
(F) In connection with the acquisition of GAH and the CHCI Merger, Patriot REIT acquired eight Participating Leases held by CHC Lease Partners (and leased these hotels to Patriot Operating Company) and Patriot Operating Company acquired the remaining 17 Participating Leases held by CHC Lease Partners for aggregate consideration of approximately $105,532. Because the intent of the accompanying pro forma condensed combined statement of operations for the year ended December 31, 1996 is to reflect the expected continuing impact of the above-described transactions on the Patriot Companies, the one-time adjustment to write off the cost of acquiring these leases has been excluded. This expense will be recorded as an operating expense on Patriot REIT's and Patriot Operating Company's respective statements of operations, however, the Patriot Companies will not deduct this expense for purposes of calculating funds from operations, due to the non-recurring nature of the expense.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    For the Six Months Ended June 30, 1997
                                  (unaudited)

---------------------------------------------------------------------------------------------------------------------------
                                                                            PATRIOT
                                                          PATRIOT          AMERICAN
                                                         AMERICAN         HOSPITALITY
                                                       HOSPITALITY,        OPERATING
                                                           INC.             COMPANY         ELIMINATION           PRO FORMA
                                                         PRO FORMA         PRO FORMA          ENTRIES               TOTAL
                                                       ------------       -----------       -----------           ---------
                                                                     (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
 Participating lease revenue.......................      $117,348          $     --         $ (95,694)  (A)       $ 21,654
 Hotel revenue.....................................            --           313,694                --              313,694
 Racecourse facility and land lease revenue........         2,802            22,538            (2,635)  (B)         22,705
 Management fees and service fees income...........            --             7,866                --                7,866
 Interest and other income.........................         2,806             5,364            (2,965)  (C)          5,205
                                                         --------          --------         ---------             --------
     Total revenue.................................       122,956           349,462          (101,294)             371,124
                                                         --------          --------         ---------             --------
Expenses:
 Departmental costs -- hotel operations............            --           127,484                --              127,484
 Racing facility operations........................            --            20,282            (2,635)  (B)         17,647
 Direct operating costs of management company,
     service department and development costs......            --             6,639                --                6,639
 Ground lease expense..............................         2,804               446                --                3,250
 General and administrative........................         5,077            36,332               (24)  (C)         41,385
 Repair and maintenance............................            --            15,882                --               15,882
 Utilities.........................................            --            12,887                --               12,887
 Interest expense..................................        32,694               623            (2,941)  (C)         30,376   (D)
 Real estate and personal property taxes and
  casualty insurance...............................        12,084               220                --               12,304

 Marketing.........................................            --            26,629                --               26,629
 Management fees...................................            --             6,000                --                6,000
 Depreciation and amortization.....................        32,188             5,113                --               37,301
 Participating lease payments......................            --            95,694           (95,694)  (A)             --
                                                         --------          --------         ---------             --------
     Total expenses................................        84,847           354,231          (101,294)             337,784
                                                         --------          --------         ---------             --------
Income (loss) before equity in earnings of
 unconsolidated subsidiaries, income tax provision
 and minority interests............................        38,109            (4,769)               --               33,340

 Equity in earnings of unconsolidated
  subsidiaries.....................................         3,093                --                --                3,093
                                                         --------          --------         ---------             --------
Income (loss) before income tax provision and
 minority interests................................        41,202            (4,769)               --               36,433
 Income tax provision..............................           (85)              222                --                  137
                                                         --------          --------         ---------             --------
Income (loss) before minority interests............        41,117            (4,547)               --               36,570
 Minority interest in the Patriot Partnerships.....        (6,541)              764                --               (5,777)
 Minority interest in consolidated subsidiaries....          (987)               --                --                 (987)
                                                         --------          --------         ---------             --------
Net income (loss) applicable to common
  shareholders (F)..................................     $ 33,589          $ (3,783)        $      --             $ 29,806   (D)
                                                         ========          ========         =========             ========
Net income (loss) per common paired share (E)......      $   0.45          $  (0.05)                              $   0.40   (D)
                                                         ========          ========                               ========

See notes on following page.

PATRIOT AMERICAN HOSPITALITY, INC. AND PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY
NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR
THE SIX MONTHS ENDED JUNE 30, 1997:

(A) Represents elimination of participating lease revenue and expense related to the 59 hotels (including the 17 leases to be acquired in connection with the CHCI Merger) leased by Patriot REIT to Patriot Operating Company.
(B) Represents elimination of rental income and expense related to the Racecourse facility and land leased by Patriot REIT to Patriot Operating Company.
(C) Represents the elimination of $2,356 of interest income and expense related to the Subscription Notes issued to Patriot Operating Company in connection with the subscription for shares of Patriot Operating Company Common Stock and Patriot Operating Partnership OP Units issued in connection with the Cal Jockey Merger, the elimination of $585 of interest income and expense related to a note receivable issued to Old Patriot REIT in connection with the sale of certain assets to PAH RSI Lessee, which assets were acquired by Patriot Operating Company, and the elimination of $24 of other intercompany income and expense items.
(D) The pro forma amounts presented assume an average interest rate of 7.264% per annum (representing LIBOR plus 1.7%) on the amounts outstanding under the Revolving Credit Facility. An increase of 0.25% in the interest rate would increase pro forma interest expense to $31,165 and decrease net income applicable to common shareholders to $29,145. Net income per common share would be $0.39.
    In connection with the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $13,192, including fees, legal and other expenses were incurred and amortization expense of approximately $2,199 is reflected in pro forma interest expense. Amortization of deferred loan costs is computed using the straight-line method over the 3-year loan term. As a result of the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $2,910 related to the Old Line of Credit are to be written off. This amount will be reported as an extraordinary item in the Patriot Companies' results of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes.
(E) Pro forma earnings per share is computed based on 74,045 weighted average common paired shares and common paired share equivalents outstanding for the period. The number of shares used for the calculation includes adjustments to reflect the impact of the conversion of shares of Patriot Operating Company preferred stock into paired shares of common stock. In addition, the net income per common paired share and the weighted average number of common paired shares and common paired share equivalents have been adjusted to reflect the impact of the 1.927-for-1 stock split effected in the form of a stock dividend.
    In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and convertible preferred securities will be excluded. Pro forma basic earnings per share for the six months ended June 30, 1997 would be $0.43 per paired common share. The impact of Statement 128 on the calculation of diluted earnings per share is not expected to differ significantly from the earnings per share amounts reported.
(F) In connection with the acquisition of GAH and the CHCI Merger, Patriot REIT acquired eight Participating Leases held by CHC Lease Partners (and leased these hotels to Patriot Operating Company) and Patriot Operating Company acquired the remaining 17 Participating Leases held by CHC Lease Partners for aggregate consideration of approximately $105,532. Because the intent of the accompanying pro forma condensed combined statement of operations for the six months ended June 30, 1997 is to reflect the expected continuing impact of the above-described transactions on the Patriot Companies, the one-time adjustment to write off the cost of acquiring these leases has been excluded. This expense will be recorded as an operating expense on Patriot REIT's and Patriot Operating Company's respective statements of operations, however, the Patriot Companies will not deduct this expense for purposes of calculating funds from operations, due to the non-recurring nature of the expense.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                 PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

     The following unaudited Pro Forma Condensed Combined Balance Sheet assumes the following Recent Transactions have occurred as of June 30, 1997:

     (i) the Cal Jockey Merger and the Related Transactions have been consummated on terms set forth in the Cal Jockey Merger Agreement;
    (ii) the PaineWebber Land Sale has been consummated, the PaineWebber affiliate has leased that portion of the land upon which the Racecourse is situated to Patriot REIT, and Patriot REIT has subleased this land to Patriot Operating Company;
   (iii) Patriot REIT has leased certain land to Borders, Inc.;
    (iv) Patriot REIT has acquired the Recent Acquisitions (excluding the Park Shore Hotel);
     (v) Patriot Operating Company has completed the Grand Heritage Acquisition and the acquisition of PAH RSI Lessee;
    (vi) the mortgage notes to affiliates of CHC Lease Partners have been funded;
   (vii) Patriot REIT has replaced the Old Line of Credit with the Revolving Credit Facility;
  (viii) Patriot REIT has acquired the Participating Note; and
    (ix) the Offering of 10,580,000 paired shares of common stock has been completed.

     The unaudited Pro Forma Condensed Combined Balance Sheet also assumes the following additional transactions have occurred as of June 30, 1997:

     (i) Patriot REIT has acquired the CHC Hotels and leased such hotels to Patriot Operating Company;
    (ii) Patriot Operating Company has acquired GAH; and
   (iii) the CHCI Merger has been consummated on the terms set forth in the CHCI Merger Agreement.

     In management's opinion, all material adjustments necessary to reflect the effect of these transactions have been made.

     The following unaudited Pro Forma Condensed Combined Balance Sheet is derived from Old Patriot REIT's Consolidated Balance Sheet as of June 30, 1997 and Patriot REIT's and Patriot Operating Company's Combined Balance Sheet as of June 30, 1997 and should be read in conjunction with the financial statements filed with the Patriot Companies' Joint Quarterly Report on Form 10-Q for the six months ended June 30, 1997 (which included the financial statements of Old Patriot REIT as of and for the six months ended June 30, 1997).

     The Cal Jockey Merger has been accounted for as a reverse acquisition whereby Cal Jockey is considered to be the acquired company for accounting purposes. The unaudited Pro Forma Condensed Combined Balance Sheet reflects adjustments for the purchase method of accounting whereby the Bay Meadows Racecourse ("Racecourse") facilities and related leasehold improvements owned by Cal Jockey and Bay Meadows are adjusted to estimated fair market value and Cal Jockey's and Bay Meadows' historical shareholders' equity is eliminated. The following Pro Forma Condensed Combined Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of June 30, 1997, nor does it purport to represent the future financial position of Patriot REIT and Patriot Operating Company.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                 PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1997
                                  (UNAUDITED)
                   (in thousands, except for share amounts)

------------------------------------------------------------------------------------------------------------------------------------

                                         OLD       PATRIOT                                                        ACQUISITION
                                       PATRIOT    COMPANIES      CAL                                              OF GAH AND
                                         REIT      COMBINED     JOCKEY          OTHER             CHC HOTELS        CERTAIN
                                      HISTORICAL  HISTORICAL    MERGER       ACQUISITIONS         ACQUISITION      LEASEHOLDS
                                         (A)         (B)         (C)             (D)                  (E)              (F)
                                      ----------  ----------   -------       ------------         -----------      ----------
              ASSETS
Net investment in hotel and
 resort properties and land held
  for sale........................    $1,011,940        --     $    --        $323,682            $ 255,813          $    --
Net investment in Racecourse
 facility and related
 improvements.....................            --    21,080         485  (H)         --                   --               --
Mortgage notes and other
 receivables from unconsolidated
 subsidiaries.....................        74,424        --          --              --                   --               --
Other notes and receivables.......        33,796        --      (2,900) (I)     96,842  (J)        (103,125) (K)          --
Management contracts..............            --        --          --          10,960  (L)              --            9,942  (L)
Trade names and franchise costs...            --        --          --          11,500  (L)              --               --
Investment in unconsolidated
 subsidiaries.....................        12,448        --          --              --                   --
Cash and cash equivalents.........         8,975     4,256          --           7,515  (M)              --           (1,508) (N)
Restricted cash (O)...............            --        --      80,864  (H)    (39,320) (O)              --               --
Accounts receivable...............        13,075       163          --              --                   --               --
Goodwill..........................            --        --     103,121  (P)      4,888  (P)              --            4,735  (P)
Deferred expenses, net............         9,656        --          --           4,194  (Q)              --               --
Prepaid expenses and other assets.        13,087       771          --           2,838                2,051            1,852
Deferred income taxes.............            --       227          --              --                   --               --
                                      ----------   -------    --------        --------             --------          -------
  Total assets....................    $1,177,401   $26,497    $181,570        $423,099             $154,739          $15,021
                                      ==========   =======    ========        ========            =========          =======

                                        CHCI
                                       MERGER          PRO FORMA
                                        (G)             TOTAL
                                       ------          ---------
              ASSETS
Net investment in hotel and
 resort properties and land held
  for sale........................    $    --          $1,591,435
Net investment in Racecourse
 facility and related
 improvements.....................         --              21,565
Mortgage notes and other
 receivables from unconsolidated
 subsidiaries.....................         --              74,424
Other notes and receivables.......         --              24,613
Management contracts..............     22,911  (L)         43,813
Trade names and franchise costs...      5,000  (L)         16,500
Investment in unconsolidated
 subsidiaries.....................         --              12,448
Cash and cash equivalents.........         --              19,238
Restricted cash (O)...............         --              41,544
Accounts receivable...............         --              13,238
Goodwill..........................      7,269  (P)        120,013
Deferred expenses, net............         --              13,850
Prepaid expenses and other assets.     (1,082)             19,517
Deferred income taxes.............         --                 227
                                      -------          ----------
  Total assets....................    $34,098          $2,012,425
                                      =======          ==========

See notes on page F-18.

                                         OLD        PATRIOT                                                          ACQUISITION OF
                                       PATRIOT     COMPANIES        CAL                                                 GAH AND
                                         REIT       COMBINED      JOCKEY            OTHER            CHC HOTELS         CERTAIN
                                      HISTORICAL   HISTORICAL     MERGER         ACQUISITIONS        ACQUISITION      LEASEHOLDS
                                         (A)          (B)           (C)              (D)                 (E)              (F)
                                      ----------   ----------    ---------       ------------        -----------     -------------
   LIABILITIES AND
SHAREHOLDERS' EQUITY
Borrowings under a line of
  credit facility and mortgage       $  584,294      $    --     $     --          $137,056  (R)      $ 45,000       $     --
  notes...........................
Accounts payable and accrued
 expenses.........................       12,013        5,541       12,339  (S)        2,437  (S)         2,838  (S)       344  (S)
Note payable......................           --        2,900       (2,900) (I)           --                 --             --
Due to unconsolidated
 subsidiaries.....................        6,314           --           --                --                 --             --
Minority interest in the Patriot
 Partnerships.....................      118,151           --           --            37,260  (T)        49,458  (T)    66,626  (T)
Minority interest in consolidated
 subsidiaries.....................       15,767           --           --            12,223  (U)            --             --
Shareholders' equity:
 Preferred stock..................           --           --           --                --                 --              6  (Y)
 Common stock.....................           --          116          459  (V)          750  (W)            51  (X)        --
 Paid-in capital..................      460,029       18,384      171,228  (V)      240,045  (W)        57,392  (X)    13,854  (Y)
 Unearned stock compensation,
  net.............................      (16,397)          --           --                --                 --             --
 Retained earnings................       (2,770)        (444)         444  (V)       (6,672) (W)            --        (65,809) (Y)
                                     ----------      -------     --------          --------           --------       --------
  Total shareholders' equity......      440,862       18,056      172,131           234,123             57,443        (51,949)
                                     ----------      -------     --------          --------           --------       --------
  Total liabilities and
   shareholders' equity...........   $1,177,401      $26,497     $181,570          $423,099           $154,739       $ 15,021
                                     ==========      =======     ========          ========           ========       ========


                                       CHCI                 PRO
                                      MERGER               FORMA
                                        (G)                TOTAL
                                     ----------         -----------
     LIABILITIES AND
   SHAREHOLDERS' EQUITY
Borrowings under a line of
  credit facility and mortgage
  notes...........................   $       --         $   766,350
Accounts payable and accrued
 expenses.........................           --              35,512
Note payable......................           --                  --
Due to unconsolidated
 subsidiaries.....................           --               6,314
Minority interest in the Patriot
 Partnerships.....................           --             271,495
Minority interest in consolidated
 subsidiaries.....................           --              27,990
Shareholders' equity:
 Preferred stock..................           38  (Z)             44
 Common stock.....................           --               1,376
 Paid-in capital..................       88,302  (Z)      1,049,234
 Unearned stock compensation,
  net.............................           --             (16,397)
 Retained earnings................      (54,242) (Z)       (129,493)
                                       --------          ----------
  Total shareholders' equity......       34,098             904,764
                                       --------          ----------
  Total liabilities and
   shareholders' equity...........     $ 34,098          $2,012,425
                                       ========          ==========

PATIOT AMERICAN HOSPITALITY, INC. AND PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY
Notes to Pro Forma Condensed Combined Balance Sheet as of June 30, 1997:

(A) Represents the historical consolidated financial position of Old Patriot REIT as of June 30, 1997.
(B) Represents the historical combined financial position of Cal Jockey and Bay Meadows as of June 30, 1997 (prior to the Cal Jockey Merger).
(C) Represents adjustments to the historical combined financial position of Old Patriot REIT, Cal Jockey and Bay Meadows assuming the Cal Jockey Merger and the Related Transactions and the PaineWebber Land Sale had been consummated as of June 30, 1997.
(D) Represents adjustments to the Patriot Companies' pro forma financial position assuming (i) Patriot REIT had acquired the Recent Acquisitions (excluding the Park Shore Hotel); (ii) Patriot Operating Company had completed the Grand Heritage Acquisition and had acquired PAH RSI Lessee;
    (iii) the mortgage notes to affiliates of CHC Lease Partners had been funded; (iv) the Patriot Companies' Old Line of Credit was replaced with the Revolving Credit Facility; (v) Patriot REIT acquired the Participating Note; and (vi) the Offering of 10,580,000 paired shares of common stock was completed as of June 30, 1997.
(E) Represents adjustments to the Patriot Companies' pro forma financial position assuming the ten CHC Hotels had been acquired as of June 30, 1997.
(F) Represents adjustments to the Patriot Companies' pro forma financial position assuming Patriot Operating Company had acquired GAH and Patriot REIT had acquired eight Participating Leases held by CHC Lease Partners as of June 30, 1997.
(G) Represents adjustment to the Patriot Companies' pro forma financial position assuming the CHCI Merger had been consummated as of June 30, 1997.
(H) Represents adjustment for the purchase method of accounting whereby the Racecourse facility and related leasehold improvements owned by Cal Jockey and Bay Meadows are adjusted to estimated fair market value after the sale of substantially all of the Cal Jockey land to an affiliate of PaineWebber for $80,864.
(I) Represents the elimination of the note payable between Cal Jockey and Old Patriot REIT issued in connection with the Cal Jockey Merger.
(J) Represents the following adjustments:

     To reflect the funding of the mortgage notes to affiliates of
      CHC Lease Partners..........................................     $82,625
     To reflect the acquisition of the Participating Note.........      23,750
     To reflect the elimination of the note receivable and
      accrued interest between Patriot REIT and PAH RSI Lessee
      which relates to certain assets, trade names and right
      to receive certain royalty fees which were acquired by
      Patriot Operating Company......................................   (9,533)
                                                                       -------
                                                                       $96,842
                                                                       =======

(K) Represents the elimination of the principal balance of the mortgage notes held by Patriot REIT encumbering four of the CHC Hotels.
(L) Represents the estimated value of the management contracts and trade names acquired in the acquisition of Grand Heritage Hotels, Inc., PAH RSI Lessee, GAH and in the CHCI Merger.
(M) Represents the following adjustments:

     To reflect cash payments made in the acquisition of certain of the Recent Acquisitions.....................................  $(5,974)
     To reflect the remaining net proceeds from the Offering.........   13,312
     To reflect cash balances acquired in the Grand Heritage
      Acquisition....................................................      177
                                                                       -------
                                                                       $ 7,515
                                                                       =======

(N) Represents cash paid for working capital balances related to the GAH hotel leases and management contracts.
(O) The restricted cash balance represents the cash proceeds from the PaineWebber Land Sale (in the amount of $80,864) that were placed in a restricted trust account in order to facilitate a tax-deferred, like-kind exchange through the acquisition of suitable hotel properties. In order to qualify as a tax-deferred exchange, suitable properties must be located and exchanged and the exchange must be effectuated within a relatively short time period allowed by Internal Revenue Service regulations. Management believes that the three hotel properties that were purchased with PaineWebber Land Sale proceeds are suitable hotel properties that qualify as a tax-deferred, like-kind exchange.
(P) Represents the purchase consideration in excess of the fair market value of the net assets. In the case of Cal Jockey and Bay Meadows, management primarily attributes this amount to the paired share structure that, subsequent to the Cal Jockey Merger, enables Patriot REIT and Patriot Operating Company to be a fully integrated owner and operator of hotels. The paired share tax treatment is no longer available under the Internal Revenue Code of 1986, as amended (the "Code"); however, Cal Jockey and Bay Meadows are one of only four publicly-held companies in existence for which this structure has been "grandfathered."
(Q) Represents adjustments to reflect deferred loan costs associated with the closing of the Revolving Credit Facility, net of the write-off of $2,910 of unamortized deferred loan costs associated with the Old Line of Credit.
(R) Represents the following adjustments:

    To reflect replacement of the Old Line of Credit with the
     Revolving Credit Facility and funds drawn on the Revolving
     Line of Credit related to the acquisition of the Recent
     Acquisitions (excluding the Park Shore Hotel)..............   $ 135,389
    To reflect mortgage debt assumed or acquired in the
     acquisition of the Recent Acquisitions.....................     104,667
    To reflect the funds drawn to acquire the
     Participating Note.........................................      21,375
    To reflect the funding of the Paine Webber
     Mortgage Financing.........................................     103,000
    To reflect application of net proceeds from the
     Offering to reduce amounts Outstanding under the
     Revolving Credit Facility..................................    (227,375)
                                                                   ---------
                                                                   $ 137,056
                                                                   =========

(S) Represents adjustment in the amount of $12,339 for accrued Cal Jockey Merger costs including legal and accounting fees, printing and various other professional fees incurred in connection with the Cal Jockey Merger and the Related Transactions. Other amounts represent adjustments for accounts payable and accrued expenses assumed or incurred in connection with the acquisition of hotel properties, the Grand Heritage Acquisition and the GAH acquisition.
(T) Represents adjustments to reflect:

    The issuance of 614,046 OP Units of the Patriot Partnerships in connection with the acquisition of the Met-Doubletree
     Hotels.....................................................   $15,000
    The issuance of 931,972 preferred OP Units of the
     Patriot Operating Company Partnership in connection with
     the Grand Heritage Acquisition.............................    22,260
                                                                   -------
                                                                   $37,260
                                                                   =======
    To reflect the issuance of 2,174,773 OP Units of
     the Patriot Partnerships in connection with the
     acquisition of the CHC Hotels..............................   $49,458
                                                                   =======
    To reflect the issuance of 2,388,932 OP Units of
     the Patriot Operating Company Partnership and
     the Patriot REIT Partnership and 476,832
     preferred OP Units of the Patriot Operating
     Company Partnership:
      In connection with the acquisition of GAH.................   $13,860
      In connection with the acquisition of the
       Participating Leases for eight hotels....................    52,766
                                                                   -------
                                                                   $66,626
                                                                   =======

(U) Represents cash and property contributions of the minority interest partners in the consolidated subsidiaries which were formed to acquire eight of the Recent Acquisition hotel properties.
(V) Represents the exchange of shares of Old Patriot REIT Common Stock for paired shares of Patriot REIT Common Stock and Patriot Operating Company Common Stock. Pursuant to the Cal Jockey Merger Agreement, Old Patriot REIT stockholders were entitled to receive, for each share of Old Patriot REIT Common Stock held by them at the effective time of the Cal Jockey Merger,
    0.51895 shares of Patriot REIT Common Stock and 0.51895 shares of Patriot Operating Company Common Stock, which shares are paired and transferable only as a single unit. At June 30, 1997, Old Patriot REIT had 44,311,225 shares of Old Patriot REIT Common Stock outstanding which were assumed to be exchanged for approximately 22,995,310 paired shares of Patriot REIT Common Stock and Patriot Operating Company Common Stock, resulting in an increase in common stock of approximately $459, which has been offset by a corresponding adjustment to paid-in capital.
    Pursuant to the Cal Jockey Merger Agreement, Old Patriot REIT stockholders received 0.51895 shares of Patriot REIT Common Stock and 0.51895 shares of Patriot Operating Company Common Stock for each Old Patriot REIT share. The estimated value of the Cal Jockey and Bay Meadows paired shares, based on the closing price of Old Patriot REIT's Common Stock on October 30, 1996, of $17.125 (adjusted for the stock splits and Cal Jockey Merger conversion of shares), is $33.00 per paired share. Based on 5,763,257 paired shares of Cal Jockey common stock and Bay Meadows common stock outstanding, the total purchase consideration is approximately $190,187. The adjustments to shareholders' equity eliminate the historical equity accounts of Cal Jockey and Bay Meadows which total $23,708 and record equity based on the number of paired shares of Cal Jockey common stock and Bay Meadows common stock that remained outstanding after the Cal Jockey Merger at $33.00 per paired share.
(W) Represents the following adjustments to Shareholders' Equity:

                                                Common   Paid-in   Retained
                                                Stock    Capital   Earnings
                                                ------  ---------  ---------
     Pursuant to the Offering..................   $212  $240,583    $    --
     Write-off of unamortized deferred
      loan costs...............................     --        --     (2,910)
     Write-off the estimated cost to acquire
      three Participating Leases in Grand
      Heritage Acquisition.....................     --        --     (3,762)
     Pursuant to the 1.927-for-1 stock split...    538      (538)        --
                                                  ----  --------    -------
                                                  $750  $240,045    $(6,672)
                                                  ====  ========    =======

    The Patriot Companies completed the Offering of 10,580,000 shares of common stock, par value $0.02 per paired share, resulting in net proceeds of approximately $240,795.
    In connection with the replacement of the Old Line of Credit with the Revolving Credit Facility, Patriot REIT will write-off unamortized deferred loan costs related to the Old Line of Credit. This amount will be reported as an extraordinary item in Patriot REIT's results of operations and has been reflected as an adjustment to retained earnings for purposes of pro forma balance sheet presentation.
    In connection with the Grand Heritage Acquisition, Patriot Operating Company acquired three Participating Leases related to three hotels that Patriot REIT had leased to Grand Heritage Leasing, L.L.C. The cost of acquiring these leases will be reflected as a one-time charge to operating expense in the Patriot Operating Company results of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes. The reclassification entry of $538 pursuant to the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, represents the reclassification of the par value (at $0.02 per paired share) of the common stock issued in connection with the stock split.
(X) Represents adjustments to reflect the issuance of 2,534,656 paired shares of the Patriot Companies' common stock in connection with the acquisition of the ten CHC Hotels. The amounts include adjustments to reflect the acquisition of the remaining approximate 50% interest in the Omni Inner Harbor Hotel for 830,713 paired shares of the Patriot Companies' common stock.
(Y) Represents the following adjustments the Shareholders' Equity:

                                                         Preferred   Paid-in   Retained
                                                           Stock     Capital   Earnings
                                                         ---------  ---------  ---------
    Pursuant to issuance of a total of
     approximately 596,129 shares of Series A
     Preferred Stock and Series B Preferred
     Stock of Patriot Operating Company in
     connection with the CHCI Merger..................      $   6    $13,854   $(13,043)
    Write-off the estimated cost to acquire eight
     Participating Leases related to hotels
     leased by Patriot REIT to CHC Lease Partners.....         --        --    (52,766)
                                                            -----   --------  --------
                                                            $   6   $13,854   $(65,809)
                                                            =====   =======   ========

    The adjustment to retained earnings in the amount of $13,043 represents the estimated cost of acquiring certain management contracts related to hotels owned by Patriot REIT. The adjustment to retained earnings in the amount of $52,766 represents the estimated cost of acquiring eight leaseholds related to Participating Lease agreements for eight hotels leased by CHC Lease Partners. The cost of acquiring these management contracts and leaseholds will be recorded as an operating expense in Patriot Operating Company's and Patriot REIT's respective results of operations. However, because the intent of the pro forma financial statements is to reflect, among other things, the expected continuing impact of the CHCI Merger and the acquisition of GAH on the Patriot Companies, this one-time adjustment has been excluded from the pro forma statements of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes.

(Z) Represents the following adjustments to Shareholders' Equity:

                                                   Preferred  Paid-in  Retained
                                                     Stock    Capital  Earnings
                                                   ---------  -------  ---------
     Pursuant to issuance of approximately
      a total of approximately 3,799,571
      shares of Series A Preferred Stock
      and Series B Preferred Stock of Patriot
      Operating Company in connection with the
      CHCI Merger.................................       $38  $88,302  $     --
     Write-off the estimated cost to acquire
      17 Participating Leases related to hotels
      leased by Patriot REIT to CHC Lease
      Partners....................................        --       --   (52,766)
     Write-off unamortized lease inducement
      costs related to the 25 Participating
      Leases......................................        --       --    (1,476)
                                                   ---------  -------  --------
                                                         $38  $88,302  $(54,242)
                                                   =========  =======  ========

    In connection with the CHCI Merger, Patriot Operating Company will acquire the remaining 17 Participating Leases held by CHC Lease Partners, issuing a combination of Series A Preferred Stock and Series B Preferred Stock in connection with the transaction. The cost of acquiring these leases will be recorded as an operating expense in Patriot Operating Company's results of operations. However, because the intent of the pro forma financial statements is to reflect, among other things, the expected continuing impact of the CHCI Merger and the acquisition of GAH on Patriot Operating Company, this one-time adjustment has been excluded from the pro forma statements of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes.

                      PATRIOT AMERICAN HOSPITALITY, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1996
                                  (unaudited)

----------------------------------------------------------------------------------------------------------------------------
                                  OLD PATRIOT  PATRIOT REIT
                                      REIT     (CAL JOCKEY)     RECENT        CHC HOTELS
                                   HISTORICAL   HISTORICAL   TRANSACTIONS     ACQUISITION       OTHER           PRO FORMA
                                      (A)         (B)            (C)             (D)         ADJUSTMENTS          TOTAL
                                  -----------  ------------  ------------     -----------    -----------     ----------------
                                                        (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
 Participating lease revenue....   $75,893    $       --       $ 98,428  (E)    $39,702  (E)   $  (155)        $213,868
 Rental of Racecourse facility
  and land......................        --         4,918          1,027  (F)         --             --            5,945
 Interest and other income......       600           494          1,203  (G)         --             --            2,297
                                   -------       -------       --------         -------        -------         --------
     Total revenue..............    76,493         5,412        100,658          39,702           (155)         222,110
                                   -------       -------       --------         -------        -------         --------

Expenses:
 Ground lease expense...........     1,075            --          4,238  (H)        380             --            5,693
 General and administrative.....     4,500         5,696         (3,399) (I)         --             --            6,797
 Interest expense...............     7,380            --         46,731  (J)      7,753  (J)     3,013   (J)     64,877   (R)
 Real estate and personal
  property taxes and
  casualty insurance............     7,150            --         10,121  (K)      5,217  (K)        --           22,488
 Depreciation and
  amortization..................    17,420           932         32,894  (L)     11,477  (L)        --           62,723
                                   -------       -------       --------         -------        -------         --------
     Total expenses.............    37,525         6,628         90,585          24,827          3,013          162,578
                                   -------       -------       --------         -------        -------         --------

Income (loss) before equity in
 earnings of unconsolidated
 subsidiaries, income tax
 provision and minority
 interests......................    38,968        (1,216)        10,073          14,875         (3,168)          59,532

 Equity in earnings of
  unconsolidated
  subsidiaries..................     5,845            --          1,714  (M)         --             --            7,559
                                   -------       -------       --------         -------        -------         --------

Income (loss) before income tax
 provision and minority
 interests......................    44,813        (1,216)        11,787          14,875         (3,168)          67,091

 Income tax provision...........        --            --             --              --           (170)  (N)       (170)
                                   -------       -------       --------         -------        -------         --------

Income (loss) before minority
 interests......................    44,813        (1,216)        11,787          14,875         (3,338)          66,921

 Minority interest in Patriot
  REIT Partnership..............    (6,767)           --            448  (O)         --         (4,291)  (O)    (10,610)
 Minority interest in
  consolidated subsidiaries.....       (55)           --         (1,777) (P)         --             --           (1,832)
                                   -------       -------       --------         -------        -------         --------

Net income (loss) applicable to
 common shareholders............   $37,991       $(1,216)      $ 10,458         $14,875        $(7,629)        $ 54,479   (R)
                                   =======       =======       ========         =======        =======         ========
Net income (loss) per common
 share (Q)......................   $  1.06       $ (0.11)                                                      $   0.74   (R)
                                   =======       =======                                                       ========

See notes on following page.

NOTES TO PATRIOT REIT PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996:

(A) Represents Old Patriot REIT's historical results of operations for the year ended December 31, 1996.
(B) Represents the historical results of operations of Patriot REIT (formerly known as Cal Jockey) for the year ended December 31, 1996.
(C) Represents adjustment to Patriot REIT's results of operations assuming (i) the Cal Jockey Merger and the Related Transactions have been consummated;
    (ii) the PaineWebber Land Sale has been consummated, the PaineWebber affiliate has leased the Racecourse land to Patriot REIT and Patriot REIT has subleased this land to Patriot Operating Company; (iii) Patriot REIT has leased certain land to Borders, Inc.; (iv) Patriot REIT has acquired the Recent Acquisitions (excluding the Park Shore Hotel); (v) the mortgage notes to affiliates of CHC Lease Partners have been funded; (vi) Patriot REIT has replaced the Old Line of Credit with the Revolving Credit Facility; (vii) the Offering has been completed; and (viii) the 24 hotels acquired by Patriot REIT, the private placement of equity securities and the public offering of common stock completed by Old Patriot REIT during 1996 had occurred as of January 1, 1996.
(D) Represents adjustment to Patriot REIT's results of operations assuming the CHC Hotels had been acquired as of January 1, 1996.
(E) Represents adjustments to participating lease revenue assuming the 77 hotels owned by Patriot REIT and its subsidiaries (excluding the Crowne Plaza Ravinia Hotel and the Wyndham WindWatch Hotel which are not leased to Lessees and excluding the Park Shore Hotel) had been leased to the Lessees or the Patriot Operating Company as of January 1, 1996.
(F) Represents adjustments to Racecourse facility rental revenue as a result of
    (i) the new lease agreement between Patriot REIT and Patriot Operating Company subsequent to the Cal Jockey Merger and the Related Transactions and the PaineWebber Land Sale and (ii) rental income related to the Borders Lease.
(G) Represents the following adjustments to interest and other income:

    Related to interest earned on notes receivable issued to the Patriot REIT
     Partnership by PAH RSI Lessee in connection with the sale of certain assets and the right to receive certain royalty fees.........................  $ 1,170
    Related to the $500 mortgage note receivable issued to
     the Patriot REIT Partnership by NorthCoast Hotels, L.L.C. ("NorthCoast
     Lessee").....................................................................       48
    Related to interest earned from notes receivable from
     an unconsolidated subsidiary.................................................       21
    Related to the elimination of interest earned on the
     $2,900 note receivable issued to Old Patriot REIT by Cal Jockey in
     connection with the Cal Jockey Merger........................................      (36)
                                                                                     ------
                                                                                     $1,203
                                                                                     ======

(H) Represents ground lease payments pursuant to the ground lease agreement with an affiliate of PaineWebber of $3,964 and pro forma ground lease payments to be made with respect to certain of the hotels of $274.
(I) Represents the following adjustments to general and administrative expense:

     Related to elimination of administrative salaries and other expenses
      not expected to be incurred by Patriot REIT............................. $   (568)
     Related to elimination of non-recurring legal fees.......................   (1,344)
     Related to elimination of Cal Jockey Merger related
      costs...................................................................   (3,284)
     Related to increased salaries, insurance, travel,
      audit, legal and other
       expenses associated with operating as a public
        company and the
       continued growth of Patriot REIT.......................................      150
     Related to the annual amortization  of unearned stock
      compensation
       computed on a straight-line basis over the 3 to
        5-year vesting periods................................................    1,647
                                                                                -------
                                                                               $ (3,399)
                                                                                =======

(J) Interest expense consists of the following components:
     Historical interest expense............................................  $ 7,380
     Interest expense related to 47 hotels acquired by Patriot REIT since
       January 1, 1996 (excluding the Park Shore Hotel and the CHC Hotels)..   37,569
     Interest expense related to the Subscription Notes payable to
       Patriot Operating Company............................................    4,712
     Interest expense related to amortization of deferred loan costs........    4,397
     Interest expense related to amortization of capitalized interest.......       53
     Interest expense related to four of the CHC Hotels encumbered by
       mortgage loans held by Patriot REIT..................................    7,753
     Interest expense related to the acquisition of the 10 CHC Hotels.......    3,013
                                                                              -------
                                                                              $64,877
                                                                              =======

(K) Represents real estate and personal property taxes and casualty insurance to be paid by Patriot REIT related to the 47 hotels acquired since January 1, 1996 (except for the Park Shore Hotel) and the 10 CHC Hotels .
(L) Represents the following adjustments to depreciation and amortization:

 Depreciation related to 47 hotels acquired by Patriot REIT since
     January 1, 1996 (excluding the Park Shore Hotel and the
        CHC Hotels)...........................................................  $30,603
     Reduction of depreciation expense related to the
      Racecourse facility.....................................................      (93)
     Amortization of goodwill resulting from the adjustment for purchase method of accounting whereby the Racecourse facility and retained leasehold improvements owned by Cal Jockey are adjusted
      to estimated fair market value..........................................    2,384
                                                                                -------
                                                                                $32,894
                                                                                =======
     Depreciation related to the CHC Hotels..................................   $11,477
                                                                                =======

    Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for hotel buildings and improvements, 20 years for the Racecourse facility and 5 to 7 years for furniture, fixtures and equipment ("F, F, & E"). These estimated useful lives are based on management's knowledge of the properties and the industry in general. Amortization of goodwill is computed using the straight-line method over a 40 year estimated useful life. Because the paired share structure is "grandfathered" under the Code, management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets.
(M) Represents equity in income of PAH WindWatch, L.L.C. and PAH Boulders, Inc. acquired in September 1996 and January 1997, respectively.
(N) Represents an adjustment for estimated state income tax liabilities.
(O) Represents the adjustment to minority interest to reflect the estimated minority interest percentage subsequent to the assumed transactions. The estimated minority interest percentage subsequent to the Recent Transactions is approximately 11.8%. The estimated minority interest percentage subsequent to the acquisition of the CHC Hotels, the acquisition of GAH and the CHCI Merger is approximately 16.3%.
(P) Represents the minority interest related to the partnerships with an affiliate of Doubletree Hotels Corporation and the limited liability companies which own the Snavely Portfolio hotels assuming such entities had been formed and the 15 hotels owned by such entities had been acquired at January 1, 1996.
(Q) Pro forma earnings per share is computed based on 73,516 weighted average common paired shares and common paired share equivalents outstanding for the period. The number of shares used for the calculation includes adjustments to reflect the impact of the conversion of shares of Patriot Operating Company preferred stock into paired shares of common stock. In addition, the net income per common paired share and the weighted average number of common paired shares and common paired share equivalents have been adjusted for (i) the March 1997 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend, (ii) the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and (iii) the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, as applicable. Historical basis earnings per share is computed based on 35,938 and 11,106 weighted average common shares and common share equivalents outstanding for Old Patriot REIT and Cal Jockey, respectively.

    In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and convertible preferred securities will be excluded. Pro forma basic earnings per share for the year ended
    December 31, 1996 would be $0.79 per common share. The impact of Statement 128 on the calculation of diluted earnings per share is not expected to differ significantly from the earnings per share amounts reported.

(R) If the interest rate on the Revolving Credit Facility increased by 0.25%, interest expense would increase to approximately $66,452, net income would decrease to $53,161 and net income per common share would decrease to $0.72.

                      PATRIOT AMERICAN HOSPITALITY, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    For the Six Months Ended June 30, 1997
                                  (unaudited)

------------------------------------------------------------------------------------------------------------------------------------

                                  OLD PATRIOT    PATRIOT REIT
                                      REIT       (CAL JOCKEY)      RECENT            CHC HOTELS
                                   HISTORICAL     HISTORICAL    TRANSACTIONS        ACQUISITION           OTHER         PRO FORMA
                                      (A)             (B)            (C)                (D)            ADJUSTMENTS        TOTAL
                                  -----------    ------------   ------------        ------------     --------------     ---------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
 Participating lease revenue....    $71,986      $    --           $25,975  (E)      $19,465  (E)      $   (78)        $117,348
 Rental of Racecourse facility
  and land......................         --           2,017            785  (F)           --                --            2,802
 Interest and other income......      1,132           1,715            (41) (G)           --                --            2,806
                                    -------          ------        -------           -------           -------         --------
     Total revenue..............     73,118           3,732         26,719            19,465               (78)         122,956
                                    -------          ------        -------           -------           -------         --------
Expenses:
 Ground lease expense...........        683              --          1,982  (H)          139                --            2,804
 General and administrative.....      5,081           2,657         (2,661) (I)           --                --            5,077
 Interest expense...............     17,328              --          9,948  (J)        3,896  (J)        1,522   (J)     32,694  (Q)
 Real estate and personal
  property taxes and
  casualty insurance............      6,966              --          2,770  (K)        2,348  (K)           --           12,084
 Depreciation and
  amortization..................     18,006             478          8,566  (L)        5,138  (L)           --           32,188
                                    -------          ------        -------           -------           -------         --------
     Total expenses.............     48,064           3,135         20,605            11,521             1,522           84,847
                                    -------          ------        -------           -------           -------         --------
Income (loss) before equity in
 earnings of unconsolidated
 subsidiaries, income tax
 provision and minority
 interests......................     25,054             597          6,114             7,944            (1,600)          38,109
 Equity in earnings of
  unconsolidated subsidiaries...      3,093              --             --                --                --            3,093
                                    -------          ------        -------           -------           -------         --------
Income (loss) before income tax
 provision and minority
 interests......................     28,147             597          6,114             7,944            (1,600)          41,202
 Income tax provision...........         --              --             --                --               (85)  (M)        (85)
                                    -------          ------        -------           -------           -------         --------
Income (loss) before minority
 interests......................     28,147             597          6,114             7,944            (1,685)          41,117

 Minority interest in Patriot
  REIT Partnership..............     (4,534)             --            537  (N)           --            (2,544)  (N)     (6,541)
 Minority interest in
  consolidated subsidiaries.....       (447)             --           (540)               --                --             (987)
                                    -------          ------        -------           -------           -------         --------
Net income (loss) applicable to
 common shareholders............    $23,166          $  597        $ 6,111           $ 7,944           $(4,229)        $ 33,589 (Q)
                                    =======          ======        =======           =======           ========        ========
Net income (loss) per common
  share (P).....................      $0.52           $0.05                                                            $   0.45 (Q)
                                    =======          ======                                                            ========

See notes on following page.

NOTES TO PATRIOT REIT PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997:

(A) Represents Old Patriot REIT's historical results of operations for the six months ended June 30, 1997.
(B) Represents the historical results of operations of Patriot REIT (formerly known as Cal Jockey) for the six months ended June 30, 1997.
(C) Represents adjustment to Patriot REIT's results of operations assuming (i) the Cal Jockey Merger and the Related Transactions have been consummated;
    (ii) the PaineWebber Land Sale has been consummated, the PaineWebber affiliate has leased the Racecourse land to Patriot REIT and Patriot REIT has subleased this land to Patriot Operating Company; (iii) Patriot REIT has leased certain land to Borders, Inc.; (iv) Patriot REIT has acquired the Recent Acquisitions (excluding the Park Shore Hotel); (v) the mortgage notes to affiliates of CHC Lease Partners have been funded; (vi) Patriot REIT has replaced the Old Line of Credit with the Revolving Credit Facility; and
    (vii) the Offering has been completed as of January 1, 1996.
(D) Represents adjustment to Patriot REIT's results of operations assuming the CHC Hotels had been acquired as of January 1, 1996.
(E) Represents adjustments to participating lease revenue assuming the 77 hotels owned by Patriot REIT and its subsidiaries (excluding the Crowne Plaza Ravinia Hotel and the Wyndham WindWatch Hotel which are not leased to Lessees and excluding the Park Shore Hotel) had been leased to the Lessees or the Patriot Operating Company as of January 1, 1996.
(F) Represents adjustments to Racecourse facility rental revenue as a result of
    (i) the new lease agreement between Patriot REIT and Patriot Operating Company subsequent to the Cal Jockey Merger and the Related Transactions and the PaineWebber Land Sale and (ii) rental income related to the Borders Lease.
(G) Represents the following adjustments to interest and other income:

    Related to interest earned on notes receivable
     issued to the Patriot REIT Partnership by PAH RSI
     Lessee in connection with the sale of certain
     assets and the right to receive certain royalty fees.........  $52
    Related to interest earned on the mortgage notes
     receivable from affiliates of CHC Lease Partners.............  (14)
    Related to the elimination of interest earned
     on the $2,900 note receivable issued to Old Patriot REIT
     by Cal Jockey in connection with the Cal Jockey Merger.......  (79)
                                                                   ----
                                                                   $(41)
                                                                   ====

(H) Represents ground lease payments pursuant to the ground lease agreement with an affiliate of PaineWebber.
(I) Represents elimination of approximately $2,092 of non-recurring legal fees and Cal Jockey Merger related costs and adjustment to the amortization of unearned stock compensation computed on a straight-line basis over the 3 to 5-year vesting periods of $569.
(J) Interest expense consists of the following components:

    Historical interest expense........................................ $17,328
    Interest expense related to the 23 hotels acquired by Patriot REIT since January 1, 1997 (excluding the Park Shore Hotel and the
     CHC Hotels)....................................................... $ 5,367
    Interest expense related to the Subscription Notes payable to
     Patriot Operating Company.........................................   2,356
    Interest expense related to amortization of deferred loan costs....   2,199
    Interest expense related to amortization of capitalized interest...      26
    Interest expense related to four of the CHC Hotels encumbered by
     mortgage loans held by Patriot REIT...............................   3,896
    Interest expense related to the acquisition of the 10 CHC Hotels...   1,522
                                                                        -------
                                                                        $32,694
                                                                        =======

(K) Represents real estate and personal property taxes and casualty insurance to be paid by Patriot REIT related to the 23 hotels acquired since January 1, 1997 (except for the Park Shore Hotel) and the 10 CHC Hotels.

(L) Represents the following adjustments to depreciation and amortization:

    Depreciation related to 23 hotels acquired by Patriot REIT since January 1, 1997 (excluding the Park Shore Hotel and the
     CHC Hotels).......................................................  $7,433
     Reduction of depreciation expense related to the
      Racecourse facility..............................................     (59)
     Amortization of goodwill resulting from the adjustment for purchase method of accounting whereby the Racecourse facility and retained leasehold improvements owned by Cal Jockey are
      adjusted to estimated fair market value..........................   1,192
                                                                         ------
                                                                         $8,566
                                                                         ======
     Depreciation related to the CHC Hotels............................  $5,138
                                                                         ======

    Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for hotel buildings and improvements, 20 years for the Racecourse facility and 5 to 7 years for F, F, & E. These estimated useful lives are based on management's knowledge of the properties and the industry in general. Amortization of goodwill is computed using the straight-line method over a 40 year estimated useful life. Because the paired share structure is "grandfathered" under the Code, management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets.
(M) Represents an adjustment for estimated state income tax liabilities.
(N) Represents the adjustment to minority interest to reflect the estimated minority interest percentage subsequent to the assumed transactions. The estimated minority interest percentage subsequent to the Recent Transactions is approximately 11.8%. The estimated minority interest percentage subsequent to the acquisition of the CHC Hotels, the acquisition of GAH and the CHCI Merger is approximately 16.3%.
(O) Represents adjustments to the minority interest related to the partnerships with an affiliate of Doubletree Hotels Corporation and the limited liability companies which own the hotels in the Snavely Portfolio assuming such entities had been formed and the 15 hotels owned by such entities had been acquired as of January 1, 1996.
(P) Pro forma earnings per share is computed based on 74,045 weighted average common paired shares and common paired share equivalents outstanding for the period. The number of shares used for the calculation includes adjustments to reflect the impact of the conversion of shares of Patriot Operating Company preferred stock into paired shares of common stock. In addition, the historical net income per common paired share and the weighted average number of common paired shares and common paired share equivalents have been adjusted for the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, as applicable. Historical basis earnings per share is computed based on 44,783 and 11,106 weighted average common shares and common share equivalents outstanding for Old Patriot REIT and Cal Jockey, respectively.
    In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and convertible preferred securities will be excluded. Pro forma basic earnings per share for the six months ended June 30, 1997 would be $0.49 per common share. The impact of Statement 128 on the calculation of diluted earnings per share is not expected to differ significantly from the earnings per share amounts reported.
(Q) If the interest rate on the Revolving Credit Facility increased by 0.25%, interest expense would increase to approximately $33,483, net income would decrease to $32,928 and net income per common share would decrease to $0.44.

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (unaudited)
                                  -----------

                                                          PATRIOT
                                                         OPERATING
                                                          COMPANY                              CHC HOTELS
                                                       (BAY MEADOWS)        RECENT              AND LEASE               GAH
                                                         HISTORICAL      TRANSACTIONS          ACQUISITION           HISTORICAL
                                                             (A)              (B)                   (C)                 (D)
                                                       -------------     ------------          ------------          ----------
                                                                     (in thousands, except for per share data)
Revenue:
 Room revenue.................................          $     --            $145,801             $187,365            $     --
 Other hotel revenues.........................                --             132,243               97,250                  --
 Racecourse facility revenue..................            51,946                  --                   --                  --
 Management fee and service fee income........                --               3,165                   --               7,270
 Interest and other income....................             1,526               7,757 (G)               --                  14
                                                         -------            --------             --------              ------
     Total revenue............................            53,472             288,966              284,615               7,284
                                                         -------            --------             --------              ------
Expenses:
 Departmental costs -- hotel operations.......                --             124,924              112,873                  --
 Racecourse facility operations...............            45,658                 693 (H)               --                  --
 Management company, service department
   and development costs .....................                --               1,595                   --               4,882
 General and administrative...................             4,381              28,264 (I)           28,568 (J)           1,056 (J)
 Ground lease expense.........................                --                 733                   --                  --
 Repair and maintenance.......................                --              16,777               13,120                  --
 Utilities....................................                --              12,676               14,167                  --
 Marketing....................................             1,436              22,717               27,085                  --
 Management fees..............................                --               8,743                6,671                  --
 Depreciation and amortization................               754               1,591 (K)               --                 112
 Participating lease payments.................                --              78,240 (L)           93,879 (L)              --
 Interest expense.............................               130               1,240                   --                  23
 Real estate and personal property taxes
   and casualty insurance.....................               398                  --                   --                  --
                                                         -------            --------             --------              ------
     Total expenses...........................            52,757             298,193              296,363               6,073
                                                         -------            --------             --------              ------
Income (loss) before income tax provision
  and minority interests......................               715              (9,227)             (11,748)              1,211

  Income tax provision........................              (260)                 --                   --                  --
                                                         -------            --------             --------              ------
Income (loss) before minority interest........               455              (9,227)             (11,748)              1,211
  Minority interest in Patriot Operating
    Partnership...............................                --               1,123 (O)               --                  --
                                                         -------            --------             --------              ------
Net income (loss) applicable to
  common shareholders.........................           $   455            $ (8,104)            $(11,748)             $1,211
                                                         =======            ========             ========              ======


Net income per common share (P)...............           $  0.04
                                                         =======

                                                        CHCI
                                                    HOSPITALITY
                                                      DIVISION
                                                     HISTORICAL                       PRO FORMA
                                                        (E)              OTHER          TOTAL
                                                    -----------      ------------   ------------
                                                      (in thousands, except for per share data)
Revenue:
 Room revenue.................................        $ 5,282          $    --         $338,448
 Other hotel revenues.........................          4,351               --          233,844
 Racecourse facility revenue..................             --               --           51,946
 Management fee and service fee income........          9,032           (5,945)(F)       13,522
 Interest and other income....................            715               --           10,012
                                                      -------          -------         --------
     Total revenue............................         19,380           (5,945)         647,772
                                                      -------          -------         --------
Expenses:
 Departmental costs -- hotel operations.......          3,995               --          241,792
 Racecourse facility operations...............             --               --           46,351
 Management company, service department
   and development costs .....................          4,666               --           11,143
 General and administrative...................          9,431   (J)         --           71,700
 Ground lease expense.........................             --               --              733
 Repair and maintenance.......................             --               --           29,897
 Utilities....................................             --               --           26,843
 Marketing....................................             --               --           51,238
 Management fees..............................             --           (5,945)(F)        9,469
 Depreciation and amortization................            853            7,038 (K)       10,348
 Participating lease payments.................             --               --          172,119
 Interest expense.............................          3,304           (3,304)(M)        1,393
 Real estate and personal property taxes
   and casualty insurance.....................             --               --              398
                                                      -------          -------         --------
     Total expenses...........................         22,249           (2,211)         673,424
                                                      -------          -------         --------
Income (loss) before income tax provision
  and minority interests......................         (2,869)          (3,734)         (25,652)
  Income tax provision........................            (92)(N)         (408)(N)         (760)
                                                      -------          -------         --------
Income (loss) before minority interest........         (2,961)          (4,142)         (26,412)
  Minority interest in Patriot Operating
    Partnership...............................             --            3,314 (O)        4,437
                                                      -------          -------         --------
Net income (loss) applicable to
 common shareholders..........................        $(2,961)         $  (828)        $(21,975)
                                                      =======          =======         ========


Net income per common share (P)...............                                         $  (0.30)
                                                                                       ========

  See notes on following page.

NOTES TO PATRIOT OPERATING COMPANY CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996:

(A) Represents the historical results of operations of Patriot Operating Company (formerly known as Bay Meadows) for the year ended December 31, 1996.
(B) Represents adjustments to Patriot Operating Company's results of operations assuming 23 of Patriot REIT's hotel properties had been leased to Patriot Operating Company as of January 1, 1996. These hotel properties include 10 of the Recent Acquisitions (the four hotels in the Snavely Portfolio, the four Met-Doubletree Hotels and the Ambassador West Hotel and the Union Station Hotel), the eight hotels previously lease to PAH RSI Lessee, the Mayfair Suites Hotel, the Tutwiler Hotel, the Holiday Inn Redmont Hotel, the Doubletree Hotel at Allen Center and the Doubletree Hotel in Tulsa, Oklahoma.
(C) Represents the combined results of operations for the year ended December 31, 1996 of the 10 CHC Hotels and 25 hotels leased by CHC Lease Partners assuming that such hotels were leased to Patriot Operating Company as of January 1, 1996.
(D) Represents the results of operations of GAH for the year ended December 31, 1996, assuming it had been acquired by Patriot Operating Company as of January 1, 1996.
(E) Represents the results of operations for the contracts acquired as a result of the CHCI Merger for the year ended December 31, 1996, assuming such contracts had been acquired by Patriot Operating Company as of January 1, 1996.
(F) Represents the elimination of management fees for Patriot REIT hotels previously managed by Gencom and CHCI, which subsequent to the acquisition of GAH and the CHCI Merger such hotels are assumed to be managed by Patriot Operating Company.
(G) Adjustments to interest and other income consist of the following components:

        Interest and other income related to PAH RSI Lessee........................  $ 2,030
        Interest income related to the Subscription Notes receivable from
         Patriot REIT..............................................................    4,712
        Interest income related to the Participating Note..........................    1,015
                                                                                      ------
                                                                                     $ 7,757
                                                                                      ======

(H) Represents adjustment to Racecourse facility rental expense as a result of
    (i) the new lease agreement between Patriot REIT and Patriot Operating Company subsequent to the Cal Jockey Merger and the Related Transactions and
    (ii) the PaineWebber Land Sale.
(I) Represents the following adjustments to general and administrative expense:

         Represents expense related to the hotels recently acquired................  $24,497
         Represents general liability insurance expense............................    1,441
         Related to elimination of costs related to the Cal Jockey Merger..........     (861)
         Related to increased salaries, insurance, travel, audit, legal and other expenses associated with operating as a public company and the
           continued growth of Patriot REIT........................................      300
         Represents expense related to the annual amortization of unearned stock compensation computed on a straight-line basis over the 3 to 5-year
           vesting periods.........................................................    2,887
                                                                                     -------
                                                                                     $28,264
                                                                                     =======

(J) Represent general and administrative expense related to the 10 CHC Hotels and general and administrative expense related to the contracts acquired in connection with the acquisition of GAH and the CHCI Merger.
(K) Represents the following adjustments to depreciation and amortization:

        Adjustment to increase depreciation related to F, F & E....................  $   245
        Adjustment to reflect amortization of goodwill.............................      438
        Adjustment to reflect amortization of trade names..........................      125
        Adjustment to reflect amortization of management contract costs............      783
                                                                                     -------
                                                                                     $ 1,591
                                                                                     =======

        Adjustment to increase depreciation related to F, F & E....................  $    86
        Adjustment to reflect amortization of goodwill.............................      600
        Adjustment to reflect amortization of trade names..........................      250
        Adjustment to amortization of management contract costs....................    6,102
                                                                                     -------
                                                                                     $ 7,038
                                                                                      ======

    Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 5 to 7 years for F, F & E. Amortization of goodwill related to the Cal Jockey Merger is computed using the straight-line method over a 40 year estimated useful life. Because the paired share structure is "grandfathered" under the Code, management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets. Amortization of goodwill related to the acquisition of the management operations of Grand Heritage Hotels, Inc., GAH and CHCI is computed using the straight-line method over a 20 year estimated useful life. Amortization of trade names is computed using the straight-line method over a 20 year estimated useful life. Amortization of management contract costs is computed using the straight-line method over the estimated remaining term of the contracts.
(L) Represents lease payments from Patriot Operating Company to Patriot REIT calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the hotels for the period presented.
(M) Represents the elimination of interest expense related to debt that Patriot Operating Company will not assume in connection with the CHCI Merger.
(N) Represents an adjustment to the estimated federal and state tax liability as a result of the pro forma adjustments to the operating results of Patriot Operating Company for the year ended December 31, 1996.
(O) Represents the adjustment to minority interest to reflect the estimated minority interest percentage subsequent to the assumed transactions. The estimated minority interest percentage subsequent to the Recent Transactions is approximately 11.8%. The estimated minority interest percentage subsequent to the acquisition of the CHC Hotels, the acquisition of GAH and the CHCI Merger is approximately 16.8%.
(P) Pro forma earnings per share is computed based on 73,516 weighted average common paired shares and common paired share equivalents outstanding for the period. The number of shares used for the calculation includes adjustments to reflect the impact of the conversion of shares of Patriot Operating Company preferred stock into paired shares of common stock. In addition, the historical net income per common paired share and the weighted average number of common paired shares and common paired share equivalents have been adjusted for (i) the March 1997 2-for-1 stock split on Old Patriot REIT Common Stock effected in the form of a stock dividend, (ii) the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and (iii) the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, as applicable. Historical basis earnings per share is computed based on 11,106 weighted average common shares and common share equivalents outstanding.
    In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and convertible preferred securities will be excluded. Pro forma basic earnings per share for the year ended December 31, 1996 would be a net loss of $0.32 per common share. The impact of Statement 128 on the calculation of diluted earnings per share is not expected to differ significantly from the earnings per share amounts reported.

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                     PATRIOT OPERATING
                                                          COMPANY                           CHC HOTELS
                                                       (BAY MEADOWS)       RECENT            AND LEASE               GAH
                                                        HISTORICAL      TRANSACTIONS        ACQUISITION          HISTORICAL
                                                            (A)              (B)                (C)                  (D)
                                                        ----------      ------------       ----------            -----------
                                                                     (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

Revenue:
 Room revenue......................................      $    --         $ 80,223             $103,839             $    --
 Other hotel revenues..............................           --           72,621               51,731                  --
 Racecourse facility revenue.......................       22,538               --                   --                  --
 Management fee and service fee income.............           --            1,603                   --               4,831
 Interest and other income.........................          525            3,748 (G)              685                  10
                                                         -------         --------             --------              ------
     Total revenue.................................       23,063          158,195              156,255               4,841
                                                         -------         --------             --------              ------
Expenses:
 Departmental costs -- hotel operations............           --           66,229               59,080                  --
 Racecourse facility operations....................       19,664              618 (H)               --                  --
 Management company, service department and
  development costs................................           --            1,088                   --               2,978
 General and administrative........................        3,486           12,726 (I)           14,689 (J)             619 (J)
 Ground lease expense..............................           --              433                   13                  --
 Repair and maintenance............................           --            8,994                6,888                  --
 Utilities.........................................           --            5,974                6,913                  --
 Marketing.........................................          497           11,225               14,907                  --
 Management fees...................................           --            5,566                3,734                  --
 Depreciation and amortization.....................          358              754 (L)               --                  78
 Participating lease payments......................           --           44,964 (M)           50,730 (M)              --
 Interest expense..................................           27              585                   --                  11
 Real estate and personal property taxes and
   casualty insurance..............................          220               --                   --                  --
                                                         -------         --------             --------              ------
     Total expenses................................       24,252          159,156              156,954               3,686
                                                         -------         --------             --------              ------
Income (loss) before income tax provision and
  minority interests...............................       (1,189)            (961)                (699)              1,155
  Income tax (provision) benefit...................          472               --                   --                  --
                                                         -------         --------             --------              ------
Income (loss) before minority interest.............         (717)            (961)                (699)              1,155
  Minority interest in Patriot Operating
    Partnership....................................           --              215 (P)               --                  --
                                                         -------         --------             --------              ------
Net income (loss) applicable to common
  shareholders.....................................      $  (717)        $   (746)            $   (699)             $1,155
                                                         =======         ========             ========              ======

Net income (loss) per common share (Q).............      $ (0.06)
                                                         =======

                                                                  CHCI
                                                              HOSPITALITY
                                                                DIVISION
                                                               HISTORICAL                        PRO FORMA
                                                                  (E)              OTHER           TOTAL
                                                               ----------       ------------    ----------
Revenue:
 Room revenue......................................             $ 2,778          $    --         $186,840
 Other hotel revenues..............................               2,502               --          126,854
 Racecourse facility revenue.......................                  --               --           22,538
 Management fee and service fee income.............               4,732           (3,300)(F)        7,866
 Interest and other income.........................                 396               --            5,364
                                                                -------          -------         --------
     Total revenue.................................              10,408           (3,300)         349,462
                                                                -------          -------         --------
Expenses:
 Departmental costs -- hotel operations............               2,175               --          127,484
 Racecourse facility operations....................                  --               --           20,282
 Management company, service department and
  development costs................................               2,573              --             6,639
 General and administrative........................               6,512 (J)       (1,700)(K)       36,332
 Ground lease expense..............................                  --               --              446
 Repair and maintenance............................                  --               --           15,882
 Utilities.........................................                  --               --           12,887
 Marketing.........................................                  --               --           26,629
 Management fees...................................                  --           (3,300)(F)        6,000
 Depreciation and amortization.....................                 399            3,524 (L)        5,113
 Participating lease payments......................                  --               --           95,694
 Interest expense..................................               1,413           (1,413)(N)          623
 Real estate and personal property taxes and
   casualty insurance..............................                  --               --              220
                                                                -------          -------         --------
     Total expenses................................              13,072           (2,889)         354,231
                                                                -------          -------         --------
Income (loss) before income tax provision and
  minority interests...............................              (2,664)            (411)          (4,769)
  Income tax (provision) benefit...................                 (53)(O)         (197)(O)          222
                                                                -------          -------         --------
Income (loss) before minority interest.............              (2,717)            (608)          (4,547)
  Minority interest in Patriot Operating
    Partnership....................................                  --              549 (P)          764
                                                                -------          -------         --------
Net income (loss) applicable to common
  shareholders.....................................             $(2,717)         $   (59)        $ (3,783)
                                                                =======          =======         ========

Net income (loss) per common share (Q).............                                              $  (0.05)
                                                                                                 ========

 See notes on following page.

 NOTES TO PATRIOT OPERATING COMPANY CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997:

  (A) Represents the historical results of operations of Patriot Operating Company (formerly known as Bay Meadows) for the six months ended June 30, 1997.
  (B) Represents adjustments to Patriot Operating Company's results of operations assuming 23 of Patriot REIT's hotel properties had been leased to Patriot Operating Company as of January 1, 1996. These hotel properties include 10 of the Recent Acquisitions (the four hotels in the Snavely Portfolio, the four Met-Doubletree Hotels and the Ambassador West Hotel and the Union Station Hotel), the eight hotels previously leased to PAH RSI Lessee, the Mayfair Suites Hotel, the Tutwiler Hotel, the Holiday Inn Redmont Hotel, the Doubletree Hotel at Allen Center and the Doubletree Hotel in Tulsa, Oklahoma.
  (C) Represents the combined results of operations for the six months ended June 30, 1997 of the 10 CHC Hotels and 25 leases of CHC Lease Partners leased by CHC Lease Partners assuming that such hotels were leased to Patriot Operating Company as of January 1, 1996.
  (D) Represents the results of operations of GAH for the six months ended June 30, 1997, assuming it had been acquired by Patriot Operating Company as of January 1, 1996.
  (E) Represents the results of operations for the contracts acquired as a result of the CHCI Merger for the six months ended June 30, 1997, as if they were acquired by Patriot Operating Company as of January 1, 1996.
  (F) Represents the elimination of management fees for Patriot REIT hotels previously managed by Gencom and CHCI, which subsequent to the acquisition of GAH and the CHCI Merger such hotels are assumed to be managed by Patriot Operating Company.
  (G) Adjustments to interest and other income consists of the following components:

      Interest and other income related to PAH RSI Lessee.......................  $  885
      Interest income related to the Subscription Notes receivable
         from Patriot REIT......................................................   2,356
      Interest income related to the Participating Note.........................     507
                                                                                  ------
                                                                                  $3,748
                                                                                  ======

  (H) Represents adjustment to Racecourse facility rental expense as a result of
      (i) the new lease agreement between Patriot REIT and Patriot Operating Company subsequent to the Cal Jockey Merger and the Related Transactions and (ii) the PaineWebber Land Sale.
  (I) Represents the following adjustments to general and administrative expense:

       Represent expense related to the hotels recently acquired.................  $12,365
       Represents general liability insurance expense............................      559
       Related to elimination of costs related to the Cal Jockey Merger..........   (1,792)
       Related to increased salaries, insurance, travel, audit, legal and other expenses associated with operating as a public company and the
          continued growth of Patriot REIT.......................................      150
       Represents expense related to the annual amortization  of unearned stock compensation computed on a straight-line basis over the 3 to 5-year
          vesting periods........................................................    1,444
                                                                                   -------
                                                                                   $12,726
                                                                                   =======

  (J) Represent general and administrative expense related to the 10 CHC Hotels and general and administrative expense related to the contracts acquired in connection with the acquisition of GAH and the CHCI Merger.
  (K) Represents elimination of approximately $1,700 of non-recurring legal fees and CHCI Merger related costs.
  (L) Represents the following adjustments to depreciation and amortization:

      Adjustment to increase depreciation related to F, F & E...................  $  142
      Adjustment to reflect amortization of goodwill............................     158
      Adjustment to reflect amortization of trade names.........................      63
      Adjustment to reflect amortization of management contract costs...........     391
                                                                                  ------
                                                                                  $  754
                                                                                  ======

      Adjustment to increase depreciation related to F, F & E...................  $   21
      Adjustment to reflect amortization of goodwill............................     300
      Adjustment to reflect amortization of trade names.........................     125
      Adjustment to reflect amortization of management contract costs...........   3,078
                                                                                  ------
                                                                                  $3,524
                                                                                  ======

      Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 5 to 7 years for F, F & E. Amortization of goodwill related to the Cal Jockey Merger is computed using the straight-line method over a 40 year estimated useful life. Because the paired share structure is "grandfathered" under the Code. Management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets. Amortization of goodwill related to the acquisition of the management operations of Grand Heritage Hotels, Inc., GAH and CHCI is computed using the straight-line method over a 20 year estimated useful life. Amortization of trade names is computed using the straight-line method over a 20 year estimated useful life. Amortization of management contract costs is computed using the straight-line method over the estimated remaining term of the contracts.
  (M) Represents lease payments from Patriot Operating Company to Patriot REIT calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the hotels for the period presented.
  (N) Represents the elimination of interest expense related to debt which Patriot Operating Company will not assume in connection with the CHCI Merger.
  (O) Represents an adjustment to the estimated federal and state tax liability as a result of the pro forma adjustment to Patriot Operating Company for the six months ended June 30, 1997.
  (P) Represents the adjustment to minority interest to reflect the estimated minority interest percentage subsequent to the assumed transactions. The estimated minority interest percentage subsequent to the Recent Transactions is approximately 11.8%. The estimated minority interest percentage subsequent to the acquisition of the CHC Hotels, the acquisition of GAH and the CHCI Merger is approximately 16.8%.
  (Q) Pro forma earnings per share is computed based on 74,045 weighted average common paired shares and common paired share equivalents outstanding for the period. The number of shares used for the calculation includes adjustments to reflect the impact of the conversion of shares of Patriot Operating Company preferred stock into paired shares of common stock. In addition, the historical net income per common paired share and the weighted average number of common paired shares and common paired share equivalents have been adjusted for the conversion of each share of Old Patriot REIT Common Stock into 0.51895 paired shares issued in the Cal Jockey Merger, and the July 1997 1.927-for-1 stock split effected in the form of a stock dividend, as applicable. Historical basis earnings per share is computed based on 11,106 weighted average common shares and common share equivalents outstanding.
      In February 1997, the Financial Accounting Standards Board issued Statement 128 which specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and convertible preferred securities will be excluded. Pro forma basic earnings per share for the six months ended June 30, 1997 would be a net loss of $0.05 per common share. The impact of Statement 128 on the calculation of diluted earnings per share is not expected to differ significantly from the earnings per share amounts reported.

                                COMBINED LESSEES

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS


     Patriot REIT leases each of its hotels (except the Crowne Plaza Ravinia Hotel and the Wyndham WindWatch Hotel, which are managed directly by Operators) to Lessees. The Combined Lessees subsequent to (i) the Cal Jockey Merger and the Related Transactions; (ii) the Grand Heritage Acquisition (which included the acquisition of Grand Heritage Leasing, L.L.C. which leased three hotels from Patriot REIT); (iii) the acquisition of PAH RSI Lessee (which included the acquisition of eight Patriot REIT hotel leases); and (iv) the acquisition of GAH and the CHCI Merger (which included the acquisition of 25 Patriot REIT hotel leases from CHC Lease Partners) consist of NorthCoast Lessee which leases 11 hotels (excluding the Park Shore Hotel), DTR North Canton, Inc. which leases four hotels, Crow Hotel Lessee, Inc. which leases two hotels, and Metro Hotels Leasing Corporation which leases one hotel. The Participating Leases provide for staggered terms of one to twelve years and the payment of the greater of base or participating rent, plus certain additional charges, as applicable.

     The Combined Lessees' unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 are presented as if the 18 hotels that Patriot REIT leases to the Combined Lessees pursuant to Participating Leases (excluding the Park Shore Hotel) had been leased as of January 1, 1996. The three hotels which were leased to Grand Heritage Leasing, L.L.C., the eight hotels which were leased to PAH RSI Lessee and the 25 hotels which were leased to CHC Lease Partners are assumed to have been leased to Patriot Operating Company and, therefore, have been eliminated from the Pro Forma Condensed Combined Statements of Operations for the Combined Lessees. The pro forma information is based in part upon the Statements of Operations of NorthCoast Lessee filed with Old Patriot REIT's Annual Report on Form 10-K for the year ended December 31, 1996 and the Statements of Operations of NorthCoast Lessee filed with the Patriot Companies' Joint Quarterly Report on Form 10-Q for the six months ended June 30, 1997. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

     The unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of what actual results of operations of the Combined Lessees would have been assuming such transactions had been completed as of the beginning of the periods presented, nor do they purport to represent the results of operations for future periods. Further, the unaudited Pro Forma Condensed Combined Statement of Operations for the interim period ended June 30, 1997 is not necessarily indicative of the results of operations for the full year.

                                                         COMBINED LESSEES
                                        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                                            (unaudited)
---------------------------------------------------------------------------------------------------------------------


                                                                                    SIX MONTHS
                                                                                       ENDED               YEAR ENDED
                                                                                      JUNE 30,             DECEMBER 31,
                                                                                        1997                   1996
                                                                                ------------------      -----------------
                                                                                           (in thousands)

Revenue:
 Room......................................................................            $46,264               $ 88,410
 Food and beverage.........................................................             19,146                 36,878
 Telephone and other.......................................................              3,919                  7,837
                                                                                       -------               --------

   Total revenue...........................................................             69,329                133,125
                                                                                       -------               --------

Expenses:
 Departmental costs and expenses...........................................             28,001                 54,564
 General and administrative................................................              6,161                 11,597
 Ground lease expense......................................................                903                  2,496
 Repair and maintenance....................................................              3,355                  6,670
 Utilities.................................................................              2,524                  5,435
 Marketing.................................................................              4,847                  9,169
 Insurance.................................................................                 72                    998
 Participating lease payments (A)..........................................             21,654                 41,749
                                                                                       -------               --------

   Total expenses..........................................................             67,517                132,678
                                                                                       -------               --------

Income before lessee income (expense)......................................              1,812                    447
                                                                                       -------               --------

Dividend and interest income (B)...........................................              1,039                    142
Management fees (C)........................................................             (2,010)                (3,479)
Lessee general and administrative (D)......................................               (382)                  (577)
                                                                                       -------               --------

                                                                                        (1,353)                (3,914)
                                                                                       -------               --------

Net income (loss)..........................................................            $   459               $ (3,467)
                                                                                       =======               ========

 ____________________________________________
(A) Represents lease payments calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the hotels.
(B) Includes dividend income on OP Units in the Patriot Partnerships which form a portion of the required capitalization of NorthCoast Lessee. Pro forma amounts exclude additional dividend income earned on OP Units held by certain Lessees, and pro forma interest income earned on invested cash balances.
(C) Represents pro forma management fees paid to the Operators under the terms of their respective management agreements with the Lessees.
(D) Represents pro forma overhead expenses, which include an estimate of the Lessees' salaries and benefits, professional fees, insurance costs and administrative expenses.

                        Report of Independent Auditors

The Partners
GAH-II, L.P.

We have audited the accompanying consolidated balance sheets of GAH-II, L.P. (a Delaware limited partnership) (formerly GAH-I, L.P. and GAH-II, L.P.) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GAH-II, L.P. and subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Dallas, Texas
January 23, 1997, except for Note 8,
  as to which the date is September 30, 1997

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

                          Consolidated Balance Sheets

                                                                  DECEMBER 31                 JUNE 30,
                                                             1995             1996              1997
                                                          ---------------------------------------------
                                                                                            (UNAUDITED)
ASSETS
Current assets
 Cash and cash equivalents                               $   10,856        $  348,896        $  342,106
 Accounts receivable-affiliates, net of allowance
  of $69,399 at December 31, 1995 and 1996,
  and $257,222 (unaudited) at June 30, 1997                 694,036         1,545,890         2,546,810
 Accounts receivable-other                                   51,439            82,428           139,932
 Prepaid assets                                               4,608             5,574             9,311
                                                         ----------------------------------------------
Total current assets                                        760,939         1,982,788         3,038,159
                                                         ----------------------------------------------

Property and equipment
 Furniture and fixtures                                     193,418           280,268           296,555
 Equipment and automobiles                                  189,817           450,539           494,512
 Leasehold improvements                                      84,072           109,027           109,027
                                                         ----------------------------------------------
                                                            467,307           839,834           900,094
 Less accumulated depreciation                             (153,409)         (263,836)         (340,824)
                                                         ----------------------------------------------
                                                            313,898           575,998           559,270
                                                         ----------------------------------------------
Deferred acquisition fees and other assets, net                  --            47,919            49,231
Deferred receivables-affiliates, net of
 allowance of $30,228 at December 31, 1995 and
 $187,823 at December 31, 1996                               30,102           453,222           398,552
                                                         ----------------------------------------------
 Total assets                                            $1,104,939        $3,059,927        $4,045,212
                                                         ==============================================

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
 Accounts payable and accrued expenses                   $  197,815        $  463,628        $  386,111
 Payables to affiliates                                     143,814           847,263           950,192
 Accrued compensation                                        25,000           116,858           291,708
 Current portion of note payable                            114,662           100,000            50,000
 Current portion of capital lease obligation                     --            58,479            77,085
 Deferred revenue                                           158,392                --           109,919
                                                         ----------------------------------------------
Total current liabilities                                   639,683         1,586,228         1,865,015
Note payable, less current portion                          100,000                --                --
Capital lease obligation, less current portion                   --           107,007            82,428
Minority interest in consolidated partnership                 3,067                --                --
                                                         ----------------------------------------------
Total liabilities                                           742,750         1,693,235         1,947,443
                                                         ----------------------------------------------

Commitments and contingencies                                    --                --                --

Partners' capital                                           362,189         1,366,692         2,097,769
                                                         ----------------------------------------------

Total liabilities and partners' capital                  $1,104,939        $3,059,927        $4,045,212
                                                         ==============================================

See accompanying notes.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

                       Consolidated Statements of Income


                                              YEAR ENDED DECEMBER 31             SIX MONTHS ENDED JUNE 30
                                              1995              1996              1996              1997
                                            -----------------------------------------------------------------
                                                                               (UNAUDITED)       (UNAUDITED)
REVENUES
 Affiliate revenues
  Management fees, net of refunds           $3,452,251        $5,612,694        $2,804,316        $3,753,368
  Acquisition fees                             308,759           152,407           152,407           334,000
  Commissions                                                     25,479            11,896            46,960
  Construction supervisory fees                238,564           595,069           254,789           235,687
  Insurance processing fees                     75,790           169,328            80,675           109,139
  Accounting fees                              157,750           259,488           114,738           155,457
 Franchise commissions and fees                177,513           180,799           180,799                --
 Other commissions                             190,251           274,834           137,235           196,622
 Other income                                   13,991            13,531             3,647             9,611
                                            ----------------------------------------------------------------
Total revenues                               4,614,869         7,283,629         3,740,502         4,840,844
                                            ----------------------------------------------------------------

EXPENSES
 Salaries and wages                          2,526,808         3,579,325         1,755,558         2,310,643
 Consulting fees                               491,407         1,212,962           486,827           652,473
 General and administrative                    216,777           389,478           170,048           333,346
 Professional services                         151,397            73,008            20,423            36,458
 Office lease                                  140,449           171,088            82,494            91,447
 Equipment lease and maintenance                33,062            52,678            27,892            32,190
 Travel and entertainment                      116,384           199,663            75,762           123,869
 Acquisition expense                            75,951            89,712            25,960            16,050
 Bad debt expense, including
  provision for losses on receivables          472,177           169,727            53,662             1,215
 Depreciation and amortization                  55,374           112,236            42,777            77,710
 Interest expense                               31,322            22,938             9,562            10,807
                                            ----------------------------------------------------------------
Total operating expenses                     4,311,108         6,072,815         2,750,965         3,686,208
                                            ----------------------------------------------------------------

Income before minority interest                303,761         1,210,814           989,537         1,154,636

Minority interest                               (3,058)          (17,294)           (8,382)          (23,559)
                                            ----------------------------------------------------------------
Net income                                  $  300,703        $1,193,520        $  981,155        $1,131,077
                                            ================================================================

See accompanying notes.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

                 Consolidated Statements of Partners' Capital


Balance, January 1, 1995                             $ 1,355,731
 Cash distributions                                     (381,549)
 Noncash distributions                                (1,115,726)
 Conversion of partner capital to note payable          (100,000)
 Contributions                                           303,030
 Net income                                              300,703
                                                     -----------
Balance, December 31, 1995                               362,189
 Contributions                                            60,983
 Distributions                                          (250,000)
 Net income                                            1,193,520
                                                     -----------
Balance, December 31, 1996                             1,366,692
 Distributions (unaudited)                              (400,000)
 Net income (unaudited)                                1,131,077
                                                     -----------
Balance, June 30, 1997 (unaudited)                   $ 2,097,769
                                                     ===========

See accompanying notes.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

                     Consolidated Statements of Cash Flows


                                                     YEAR ENDED DECEMBER 31            SIX MONTHS ENDED JUNE 30
                                                     1995              1996              1996              1997
                                                  ----------------------------------------------------------------
                                                                                      (UNAUDITED)      (UNAUDITED)

OPERATING ACTIVITIES
Net income                                        $  300,703        $1,193,520         $ 981,155       $ 1,131,077
Adjustments to reconcile net income
 to net cash provided by operating
  activities
 Bad debt expense                                    472,177           169,727            53,662             1,215
 Amortization                                          1,809             1,809             1,085               722
 Depreciation                                         53,565           110,427            41,692            76,988
 Minority interest                                     3,058            17,294             8,382            23,559
 Change in assets and liabilities
  Accounts receivable-affiliates                    (908,348)         (851,854)         (700,474)       (1,189,958)
  Accounts receivable-other                          (47,572)          (43,121)         (192,339)          (57,504)
  Prepaid assets                                       6,225              (966)              358            (3,737)
  Deferred receivables                              (250,687)         (580,715)         (266,699)          242,493
  Other assets                                            --           (49,728)           (7,227)           (2,034)
  Accounts payable and accrued expenses              471,955           265,813           363,532           (77,517)
  Payables to affiliates                             132,135           703,449           328,933           102,929
  Accrued compensation                                25,000            91,858           147,999           174,850
  Deferred revenues                                  158,392          (158,392)          (74,729)          109,919
                                                  ----------------------------------------------------------------
Net cash provided by operating activities            418,412           869,121           685,330           533,002
                                                  ----------------------------------------------------------------

INVESTING ACTIVITIES
Notes receivable-affiliate                          (300,000)               --                --                --
Additions to property and equipment                  (54,316)         (372,527)         (116,749)          (60,260)
                                                  ----------------------------------------------------------------
Net cash used in investing activities               (354,316)         (372,527)         (116,749)          (60,260)
                                                  ----------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from capital lease                               --           199,939                --            30,836
Payments on notes payable                            (13,931)         (114,662)          (57,282)          (50,000)
Payments on capital lease obligation                      --           (34,453)               --           (36,809)
Capital contributions from partners                  303,030            60,983                --                --
Distributions to partners                           (381,549)         (250,000)               --          (400,000)
Distributions to minority investors                       --           (20,361)          (11,449)          (23,559)
                                                  ----------------------------------------------------------------
Net cash used in  financing activities               (92,450)         (158,554)          (68,731)         (479,532)
                                                  ----------------------------------------------------------------

Net change in cash and cash equivalents              (28,354)          338,040           499,850            (6,790)
Cash and cash equivalents, beginning of
 year                                                 39,210            10,856            10,856           348,896
                                                  ----------------------------------------------------------------
Cash and cash equivalents, end of year            $   10,856        $  348,896         $ 510,706       $   342,106
                                                  ================================================================

SUPPLEMENTAL DISCLOSURES
Cash paid for interest                            $    7,869        $   25,402         $  11,069       $    12,081
                                                  ================================================================

Noncash distributions to partners                 $1,115,726
Conversion of partner capital to note
 payable                                          $  100,000


See accompanying notes.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

                  Notes to Consolidated Financial Statements

                               December 31, 1996


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF THE BUSINESS

GAH-II, L.P. (GAH or the Partnership) (formerly GAH-I, L.P. and GAH-II, L.P.), a Delaware limited partnership, was formed on May 18, 1992, for the purpose of operating and managing hotel properties owned by affiliates and third parties. As of December 31, 1996, the Partnership managed 37 hotels located throughout the United States and Canada.

For the period from inception through October 2, 1995, the partners and respective ownership interests in GAH were Patriot American Hospitality, L.P.
(PAH) 49.5%, Gencom Hospitality, L.P. (GH) 49.5%, and GAH-II Corporation (the sole general partner) 1%. On October 2, 1995, PAH sold its interest in GAH to CHC REIT Management Corporation (CHC) pursuant to a Sale and Purchase Agreement (the Agreement). The Agreement called for GAH to retain all management contracts, fixed assets and associated liabilities and a note payable to PAH. The remaining receivables and payables were distributed to PAH and GH as of the purchase date. Accordingly, a noncash distribution of $1,115,726 was made to the partners during 1995. Simultaneous with the Agreement, the GAH partnership agreement was amended and restated, requiring capital contributions from the partners.

BASIS OF ACCOUNTING AND PRESENTATION

BASIS OF PRESENTATION

During 1995, the assets and liabilities of GAH-I, L.P. (an entity affiliated with GAH through common ownership) were transferred to GAH, and GAH-I, L.P. was dissolved. The accompanying 1995 financial statements include the combined results of operations of GAH-I, L.P. and GAH prior to the date of transfer, similar to a pooling of interests.

PRINCIPLES OF CONSOLIDATION

On October 2, 1995, GAH acquired a 99% limited partnership interest in GAH REIT Management Company, L.P., a Delaware limited partnership (GAH REIT) which manages certain hotel properties which are leased by an affiliate. The consolidated financial statements include the accounts of GAH and GAH REIT; all intercompany transactions are eliminated in consolidation.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

            Notes to Consolidated Financial Statements (continued)


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

The Partnership considers all demand and money market accounts and certificates of deposit purchased with maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost and are depreciated over periods of five to seven years on a straight-line basis.

REVENUE RECOGNITION

Revenues from hotel management, acquisition, and hotel operating activities are recognized as earned. For those fees and other amounts which are currently receivable by the Partnership, an allowance for doubtful accounts is provided against receivables which are estimated to be uncollectible.

An individual who controls an entity which owns a 49.5% interest in GAH is also a principal in certain partnerships for which GAH provides management and other services. This individual has personally guaranteed fees and other receivables due from three affiliated partnerships totaling approximately $445,000 at December 31, 1996. Accordingly, no provision for uncollectible receivables has been recorded for such amounts.

In certain instances, management fees are subordinated to the payment of preferred returns to the hotel owners or debt service obligations of the hotel (the "Deferred Receivables"). Management of the Partnership evaluates the collectibility of these Deferred Receivables from each hotel based upon the hotel's ability to generate sufficient cash flow to meet its preferred return and/or debt service obligations in the near term. For those hotels which cannot demonstrate the ability to meet these obligations, the Partnership has established reserves against Deferred Receivables deemed to be uncollectible.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

            Notes to Consolidated Financial Statements (continued)


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACQUISITION COSTS

Costs incurred to pursue potential agreements to manage various hotels that are not reimbursed by the hotel owner are expensed. These costs are primarily travel and due diligence costs.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATIONS

A 50% owner of GAH-II, L.P. has an ownership interest in 23 of the hotels for which GAH-II, L.P. provides management and other services. In addition, this individual has an ownership interest in an entity which owns the remaining 14 hotels which are managed by GAH REIT. Therefore, the Partnership is economically dependent upon affiliate-owned hotels.

INCOME TAXES

No federal income taxes are payable by the Partnership. The income or loss of the Partnership flows through to the partners, who are responsible for including their share of the Partnership's income or loss in their respective income tax returns.

INTERIM UNAUDITED FINANCIAL INFORMATION

The accompanying consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

            Notes to Consolidated Financial Statements (continued)


2. MANAGEMENT, FRANCHISE AND COMMISSION AGREEMENTS

GAH provides hotel management services under management agreements that generally provide for receipt of monthly fees equal to a percentage of gross receipts of the property (ranging up to 4.0%). The terms of these agreements are generally for five to 12 years and are typically extended thereafter for consecutive one-year periods unless otherwise terminated as provided by the agreements. In addition, GAH earns fees for construction supervision and purchasing services equal to 5% of the total expenditures and earns fees for acquisition due diligence services provided to affiliated entities purchasing hotels. GAH also charges the hotels for accounting and insurance processing services.

Insurance processing fees are paid by each hotel at the beginning of a policy year. GAH records such fees received as deferred revenues and recognizes insurance processing fee revenue over the life of the related insurance policy. Deferred revenue as of December 31, 1995 and June 30, 1997 of $158,392 and $109,919, respectively, is reflected in the accompanying financial statements.

GAH entered into an agreement with Holiday Inns Franchising, Inc. ("HIFI"), whereby HIFI provides certain incentives to GAH to franchise and develop Holiday Inn hotels. As a result of this agreement, commissions and fees totaling $177,513 and $180,799 based on hotel revenues were paid to GAH for the years ended December 31, 1995 and 1996, respectively. The majority of these agreements with HIFI expired in June 1996. In addition, GAH has agreements with third parties to provide telephone and long distance services to certain affiliated hotels. As a result, GAH earned commissions and fees totaling $134,372 and $167,573 based on long distance revenues for the years ended December 31, 1995 and 1996, respectively, and $65,692 and $108,600 for the six months ended June 30, 1996 and 1997, respectively.

3. NOTES PAYABLE

In November 1993, GAH obtained loans to finance the purchase of three automobiles. The loans required monthly installments of $1,269, including principal and interest at 5.95%, and were repaid in November 1996.

Contemporaneous with the execution of the Agreement discussed in Note 1, the Partnership refinanced $200,000 of loans due to PAH. The resulting note bears interest at 10% and requires quarterly principal payments of $25,000 plus accrued interest commencing on January 1, 1996 through maturity on October 1, 1997.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

            Notes to Consolidated Financial Statements (continued)


4. LEASE AGREEMENTS

GAH leases its office facilities, under an operating lease agreement which expires February 2001, and an automobile. At the end of the lease term, the automobile may be purchased for the residual value as specified in the lease. At the end of the office lease term, GAH may renew the lease for five years at then-prevailing market rates. Future minimum payments under these noncancelable operating leases are as follows:

        1997                                     $218,277
        1998                                      214,853
        1999                                      227,556
        2000                                      227,556
        2001                                       46,826
                                                 --------
                                                 $935,068
                                                 ========

GAH also leases equipment under three-year capital leases which expire in 1999. Each lease contains a provision whereby GAH may purchase the equipment for $1 upon expiration of the lease. At December 31, 1996, the carrying amount of equipment capitalized in the accompanying consolidated balance sheet was $179,794, net of accumulated depreciation of $20,145. Future minimum payments under these noncancelable capital leases are as follows:

        1997                                     $ 69,898
        1998                                       75,737
        1999                                       39,232
                                                 --------
        Total lease payments                      184,867
        Less amounts representing interest        (19,381)
                                                 --------
        Present value of minimum lease payments  $165,486
                                                 ========

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

            Notes to Consolidated Financial Statements (continued)


5. CONSULTING AGREEMENTS

On October 2, 1995, GAH entered into a consulting agreement with GH whereby GH is paid consulting fees ranging from 15% to 20% of the management fees collected. Consulting fees of $102,809 and $696,882 were incurred for the period from October 2 through December 31, 1995 and for the year ended December 31, 1996, respectively. Consulting fees of $325,183 and $436,467 were incurred for the six months ended June 30, 1996 and 1997, respectively.

GAH entered into agreements whereby 50% of the management fees earned from one hotel is paid to third-party consultants. Consulting fees paid during the years ended December 31, 1995 and 1996 related to these agreements totaled $89,180 and $88,332, respectively. Consulting fees paid during the six months ended June 30, 1996 and 1997 totaled $44,589 and $41,492, respectively.

The Partnership also entered into agreements, which expired June 1996, with individuals affiliated with certain partners for services related to the management of all hotels. Consulting fees paid related to these agreements totaled $123,192 and $175,849 for the years ended December 31, 1996 and 1995, respectively.

On October 2, 1995, GAH REIT entered into an agreement with CHC whereby CHC is paid 25% of the management fees related to contracts GAH REIT entered into after October 2, 1995. During 1995, no such fees were incurred. For the year ended December 31, 1996, $143,572 of such fees were incurred. Such fees were $54,356 and $77,023, respectively, for the six months ended June 30, 1996 and 1997.

6. RELATED PARTY TRANSACTIONS

All sources of revenue (excluding franchise and other commissions) reflected in the accompanying financial statements are derived from hotels in which a 50% owner of GAH also has a direct or indirect ownership interest.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

            Notes to Consolidated Financial Statements (continued)


6. RELATED PARTY TRANSACTIONS (CONTINUED)

The Partnership invoices the affiliates on a monthly basis for management and other services as described in Note 2. In addition, certain expenses are paid by the Partnership on behalf of the affiliates for insurance, advertising and other expenses which are also billed monthly. Receivables from affiliates related to these fees and expense recoveries are as follows:

                                                      December 31                  June 30,
                                                1995               1996              1997
                                              ----------------------------------------------
                                                                                  (unaudited)
Management fees                               $390,707         $  856,679         $2,026,866
Insurance fees and premium recoveries          161,838            220,371            175,755
Expense recoveries                              82,743            188,436            262,428
Accounting fees                                 26,500             78,000             89,000
Advertising fees and recoveries                     --            144,333            115,791
Construction fees                               38,967             61,614             56,830
Other                                           62,680             65,856             77,362
                                              ----------------------------------------------
                                              $763,435         $1,615,289         $2,804,032
                                              ==============================================

Fees earned by GAH for management and other services provided to affiliated hotels are, in certain instances, subordinate to the payment of (i) preferred returns to the owners of such hotels, or (ii) payment of debt service obligations in accordance with loan agreements. Deferred fees receivable due from these affiliates totaled $60,330 and $641,045 as of December 31, 1995 and 1996, respectively, and $398,552 as of June 30, 1997.

As discussed in Note 1, an individual who controls an entity which owns a 49.5% interest in GAH has personally guaranteed management fees and other receivables due from three affiliated partnerships totaling $445,000 at December 31, 1996.

During 1995, GAH had a note receivable from an affiliated hotel of $300,000 (as discussed at Note 7) which was subsequently distributed to the partners on October 2, 1995. GAH also had accrued $300,000 for various management and other fee receivables from this hotel which was charged-off to bad debt expense in 1995.

As discussed in Note 5, GAH has entered into a consulting agreement with GH, a partner.

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

            Notes to Consolidated Financial Statements (continued)


7. COMMITMENTS AND CONTINGENCIES


GUARANTEES

GAH guaranteed up to $404,000, as necessary, to fund the replacement reserve, debt service obligations, and operating deficits of an affiliated partnership which owns the Toledo Crowne Plaza Hotel. The guarantee expired December 31, 1996. As of October 2, 1995, GAH had loaned $300,000 with respect to this guarantee. Rights to receive repayment of these loans were distributed to PAH and GH pursuant to the Sale and Purchase Agreement, as discussed in Note 1. GAH has also guaranteed two notes payable executed by the same partnership totaling $850,000. This guarantee expires on March 15, 1999 when the notes payable are due.

Effective October 2, 1995, GAH assigned to PAH and GH, and PAH and GH accepted, its beneficial interests in Braeswood Hospitality, a limited partnership which acquired a leasehold interest in a hotel property in February 1994. GAH has guaranteed in full the payment of monthly lease payments of Braeswood Hospitality. Monthly lease payments are $18,837 through October 1, 2000.

Pursuant to the Purchase and Sale Agreement described in Note 1, PAH and GH indemnified CHC from and against any damages (as defined in the Agreement) arising out of or resulting from the above guarantees of GAH.

GAH REIT has agreed to refund management fees (limited to 50% of total management fees paid to it from the hotels managed as of October 2, 1995) to the extent any hotel managed by GAH REIT incurs operating losses as defined in the Agreement Among Managers between GAH REIT and CHC. Management fees of $55,063 and $359,154 were refunded during 1995 and 1996, respectively. Management fees of $25,669 and $147,160 were refunded during the six months ended June 30, 1996 and 1997, respectively.

LAWSUITS

GAH is co-defendant in a lawsuit along with Braeswood Hospitality and certain other unaffiliated defendants. Braeswood Hospitality owns a leasehold interest in a hotel property located in Houston, Texas (the Property). The plaintiffs (certain limited partners in the partnership which owns the Property) are seeking a declaratory judgment against Braeswood Hospitality and GAH, claiming that the lease agreement by and among the

                                 GAH-II, L.P.
                        dba Gencom American Hospitality

            Notes to Consolidated Financial Statements (continued)


7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

owner of the Property, Braeswood Hospitality, and GAH relating to the Property is null and void because the plaintiff's consent to the execution of the lease was not obtained, as allegedly required by the terms of the limited partnership agreement of the owner. At this time, legal counsel for the Partnership does not believe the plaintiffs are seeking damages against GAH, except for the recovery of statutory attorney's fees and court costs. Management estimates such losses to range between $10,000 and $50,000.

8.   SUBSEQUENT EVENTS

On September 30, 1997, Patriot American Hospitality Operating Company purchased an approximate 50% managing and controlling ownership interest in GAH from GH. Simultaneously, Patriot American Hospitality, Inc. acquired the leasehold interests in eight hotel properties which were managed by GAH REIT. The management contracts related to those eight hotel properties were terminated in connection with such acquisition.

                                                             [LOGO APPEARS HERE]


                 [LETTERHEAD OF PRICE WATERHOUSE APPEARS HERE]


               Report of Independent Certified Public Accountants
               --------------------------------------------------


To the Board of Directors and
Shareholders of CHC International, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of the hospitality division of CHC International, Inc. at November 30, 1995 and 1996, and the results of its operations and its cash flows for the years ended November 30, 1995 and 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements were prepared on the basis of presentation in Note 1.

/s/ Price Waterhouse, LLP

Price Waterhouse, LLP
Miami, Florida


October 3, 1997

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  November 30,
                                                                  ------------        May 31,
                                                               1995        1996        1997
                                                             --------    --------    --------
                                                                                    (unaudited)
                    Assets
                    ------
Current Assets
  Cash and cash equivalents                                  $  1,105    $  1,627    $    897
  Trade accounts receivable, net of allowance for
    doubtful accounts of $1,352, $699 and $690 at
    November 30, 1995 and 1996 and May 31, 1997,
    respectively                                                1,150       1,482       2,252
  Trade accounts receivable - affiliates, net of
    allowance for doubtful accounts of $488, $716
    and $696 at November 30, 1995, 1996 and May 31,
    1997, respectively                                          1,261       1,108       2,306
  Notes and stock subscription receivable - affiliates
    and officers                                                  340         480       1,105
Receivables, net                                                7,200           -           -

  Other current assets                                            713         921         764
                                                             --------    --------    --------
      Total current assets                                     11,769       5,618       7,324
Property and equipment, net                                       623         669       2,136
Investments in and advances to affiliates                       8,324       8,457       8,916
Receivables, net                                                1,900       1,900       1,950

Deferred charges, net                                           1,932       1,609         966
Intangibles, net                                                6,716       6,047       5,760
Other assets                                                    1,859       1,939       2,178
                                                             --------    --------    --------
  Total Assets                                               $ 33,123    $ 26,239    $ 29,230
                                                             ========    ========    ========

         Liabilities and Stockholders' Equity (Deficit)
         ----------------------------------------------
Current Liabilities
  Accounts payable                                           $    903    $    672    $  2,064
  Due to affiliates and officers                                1,069       1,617       1,679
  Accrued interest                                                 70         414         727
  Accrued expenses                                              5,204       5,878       6,384
  Current portion of long-term debt and capital lease
    obligations                                                 1,566      12,069       3,102
                                                             --------    --------    --------
      Total current liabilities                                 8,812      20,650      13,956
Deferred compensation plan liability                            5,537       6,102       6,651
Long-term debt                                                 17,272       5,459      15,719
Other liabilities                                               1,710         108          31
                                                             --------    --------    --------
  Total liabilities                                            33,331      32,319      36,357
                                                             --------    --------    --------
Commitments and contingencies (Note 11)                             -           -           -
Stockholders' Equity (Deficit)
  Preferred stock, $.01 par value; 1,000 shares
   authorized; no shares issued or outstanding                      -           -           -
  Common stock, $.005 par value; 20,000 shares
   authorized; 10,355, 10,621 and 10,621 shares issued and
   outstanding at November 30, 1995 and 1996 and May 31,
   1997, respectively                                              52          53          53
  Additional paid-in capital                                   17,050      13,853      14,225
  Accumulated deficit                                         (10,217)    (12,012)    (13,560)
  Notes receivable stock purchases - affiliates                (6,686)     (7,675)     (7,675)
  Unearned compensation                                          (407)       (299)       (170)
                                                             --------    --------    --------
    Total stockholders (deficit)                                 (208)     (6,080)     (7,127)
                                                             --------    --------    --------
    Total liabilities and stockholders' equity (deficit)     $ 33,123    $ 26,239    $ 29,230
                                                             ========    ========    ========


   The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                         Year Ended          Six Months Ended
                                                         November 30,             May 31,
                                                         ------------             -------
                                                     1995        1996        1996        1997
                                                   --------    --------    --------    --------
                                                                               (Unaudited)
Revenues
   Rooms                                           $  4,638    $  5,282    $  2,367    $  2,778
   Food and beverage                                  3,907       4,351       2,080       2,502
   Management service fees - from affiliates          5,212       4,284       2,320       2,089
   Management service fees - from non-affiliates      5,391       4,748       2,717       2,643
                                                   --------    --------    --------    --------
      Total revenues                                 19,148      18,665       9,484      10,012
                                                   --------    --------    --------    --------

Operating Expenses
   Rooms                                              1,075       1,223         549         593
   Food and beverage                                  2,386       2,772       1,340       1,582
   Other costs and expenses                          14,455      14,097       6,931       7,385
   Depreciation and amortization                        832         853         469         399
                                                   --------    --------    --------    --------
      Total operating expenses                       18,748      18,945       9,289       9,959
                                                   --------    --------    --------    --------
Income (loss) from operations before
  equity in net earnings of affiliates                  400        (280)        195          53

Equity in net earnings of affiliates                    355       1,003         839       1,093
                                                   --------    --------    --------    --------
Income from operations                                  755         723       1,034       1,146
                                                   --------    --------    --------    --------

Other Income (Expense)
   Interest income                                    1,720         686         369         396
   Interest expense                                  (2,365)     (3,304)     (1,405)     (1,413)
   Loss on impairment of notes receivable            (4,431)          -           -           -
   Merger and other costs                                 -           -           -      (1,700)
   Other income (expense)                              (104)         29          28           -
                                                   --------    --------    --------    --------
      Total other income (expense)                   (5,180)     (2,589)     (1,008)     (2,717)

Minority interests                                      148         163          82          76
                                                   --------    --------    --------    --------
Income (loss) before provision for income taxes      (4,277)     (1,703)        108      (1,495)

Provision for income taxes                              131          92          26          53
                                                   --------    --------    --------    --------

Net income (loss)                                  $ (4,408)   $ (1,795)   $     82    $ (1,548)
                                                   ========    ========    ========    ========

   The accompanying notes are an integral part of these financial statements.


                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                   YEARS ENDED NOVEMBER 30, 1995 AND 1996 AND
                    SIX MONTHS ENDED MAY 31, 1997 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                      Notes
                                                                                   Receivable
                                           Common Stock     Additional                Stock                 Stockholders'
                                           ------------      Paid-in    Accumulated Purchases   Unearned      Equity
                                         Shares      Amount  Capital      Deficit   Affiliates Compensation  (Deficit)
                                         ------      ------  -------     --------   ---------- ------------  ---------

Balance, November 30, 1994               10,355       $ 52   $ 22,645    $ (5,809)   $ (7,350)   $   (523)   $  9,015

Receipts from notes receivable stock
  purchases - affiliates                      -          -          -           -         664           -         664

Amortization of unearned
  compensation                                -          -          -           -           -         116         116

Net change in gaming division                 -          -     (5,595)          -           -           -      (5,595)
  intercompany account

Net loss                                      -          -          -      (4,408)          -           -      (4,408)
                                         ------       ----   --------    --------    --------    --------    --------

Balance, November 30, 1995               10,355         52     17,050     (10,217)     (6,686)       (407)       (208)
                                         ------       ----   --------    --------    --------    --------    --------

Additional common shares issued             266          1      2,999           -      (3,000)          -           -

Receipts from notes receivable stock
  purchases - affiliates                      -          -          -           -       2,011           -       2,011

Amortization of unearned
  compensation                                -          -          -           -           -         108         108

Net change in gaming division                 -          -     (6,196)          -           -           -      (6,196)
  intercompany account

Net loss                                      -          -          -      (1,795)          -           -      (1,795)
                                         ------       ----   --------    --------    --------    --------    --------

Balance, November 30, 1996               10,621         53     13,853     (12,012)     (7,675)       (299)     (6,080)
                                         ------       ----   --------    --------    --------    --------    --------

Amortization of unearned
  compensation                                -          -          -           -           -         129         129

Net change in gaming division                 -          -        372           -           -           -         372
  intercompany account

Net loss                                      -          -          -      (1,548)          -           -      (1,548)
                                         ------       ----   --------    --------    --------    --------    --------

Balance, May 31, 1997 (unaudited)        10,621       $ 53   $ 14,225    $(13,560)   $ (7,675)   $   (170)   $ (7,127)
                                         ======       ====   ========    ========    ========    ========    ========


   The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (PAGE 1 OF 2)


                                                                         Year Ended          Six Months Ended
                                                                         November 30,             May 31,
                                                                         ------------             -------

                                                                       1995       1996        1996      1997
                                                                      -------    -------    -------    -------
                                                                                                (Unaudited)
Cash flows from operating activities:
Net income (loss)                                                     $(4,408)   $(1,795)   $    82    $(1,548)
Adjustments to reconcile net income (loss) to net
   cash provided (used) by operating activities:
   Provision (benefit) for losses or impairments on
      receivables and equity investments                                5,765       (212)       106        (43)
   Depreciation and amortization                                          832        853        469        399
   Amortization of deferred charges                                       844      1,533        503        696
   Undistributed equity in net earnings of affiliates                    (355)    (1,003)      (839)    (1,093)
   Minority interests                                                    (148)      (163)       (82)       (76)
Change in assets and liabilities:
   (Increase) decrease in:
        Trade accounts receivable                                        (292)       313        (96)      (747)
        Trade accounts receivable - affiliates                           (796)       227        120       (979)
        Deferred charges                                                  (28)    (1,084)    (1,084)        90
        Other assets and other receivables                               (964)      (707)      (133)      (324)
   Increase (decrease) in:
        Accounts payable                                                 (667)      (231)      (131)     1,392
        Accrued interest                                                   37        344         41        325
        Accrued expenses                                                 (239)      (822)    (1,628)       458
        Deferred compensation plan liability                              600        565        282        548
        Other liabilities                                                 (34)        56         72          -
                                                                      -------    -------    -------    -------
Net cash provided (used) by operating activities                          147     (2,126)    (2,318)      (902)
                                                                      -------    -------    -------    -------
Cash flows from investing activities:
   Sales of notes receivable                                                -      7,200      7,200          -
   Purchases of property and equipment                                   (168)      (134)       (62)    (1,548)
   Investments in and advances to affiliates                           (2,645)       (50)         -       (564)
   Sales of or distributions from investments in affiliates               959        834        284      1,199
   Project loans and advances                                          (1,900)         -          -        (50)
                                                                      -------    -------    -------    -------
Net cash flows (used) provided by investing activities                 (3,754)     7,850      7,422       (963)
                                                                      -------    -------    -------    -------
Cash flows from financing activities:
   Receipts from notes receivable stock purchases - affiliates          7,756      2,011          -          -
   Increase (decrease) in due to affiliates                            (1,145)       408        (26)      (529)
   Borrowings                                                           2,900        500          -      1,505
   Payments of debt and capital lease obligations and
      other deferred charges                                             (577)    (1,926)    (1,283)      (213)
   Net change in gaming division intercompany account                  (5,595)    (6,195)    (4,683)       372
                                                                      -------    -------    -------    -------
Net cash flows provided (used) by financing activities                  3,339     (5,202)    (5,992)     1,135
                                                                      -------    -------    -------    -------
Net increase (decrease) in cash and equivalents                          (268)       522       (888)      (730)
Cash and cash equivalents at beginning of period                        1,373      1,105      1,105      1,627
                                                                      -------    -------    -------    -------
Cash and cash equivalents at end of period                            $ 1,105    $ 1,627    $   217    $   897
                                                                      =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (PAGE 2 OF 2)

                                                                     Year Ended     Six Months Ended
                                                                    November 30,        May 31,
                                                                   1995     1996     1996     1997
                                                                  ------   ------   ------   ------
                                                                                      (Unaudited)
Supplemental disclosure of cash flow information:
    Cash paid during the period for interest (net of amount
      capitalized)                                                $1,626   $1,718   $  708   $  557
                                                                  ======   ======   ======   ======
    Cash paid during the period for income taxes                  $   96   $   89   $   22   $   22
                                                                  ======   ======   ======   ======
    Cash received during the period for income taxes                       $   29            $   34
                                                                           ======            ======
Supplemental Schedule of noncash investing and financing activities:
  Investments in Affiliates:
    Loan for purchase of interest in GAH-II, L.P.                 $3,750
    Loan for investment in CHC Lease Partners                      1,088
    Operating partnership units received as payment of
      interest                                                       572
    Operating partnership units received as payment of
      notes receivable stock purchases - affiliates                  388
                                                                  ------
    Total investments in affiliates                               $5,798
                                                                  ======
  Other:
    Common stock issued for notes receivable
      stock purchase-affiliates                                            $3,000
                                                                           ======
    Capital leases                                                $  166   $   41   $   41
                                                                  ======   ======   ======



   The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
---------------------

The financial statements of CHC International, Inc. - Hospitality Division (the "Company") have been prepared pursuant to the Agreement and Plan of Merger by and among Patriot American Hospitality Operating Company ("Opco"), Patriot American Hospitality, Inc. ("PAH") and CHC International, Inc. ("CHC") dated as of September 30, 1997 (the "Merger Agreement"). The Merger Agreement contemplates, subject to appropriate approvals, (i) CHC's contribution of its gaming business to a wholly-owned subsidiary ("Spinco"), (ii) CHC's distribution of all of the common stock of Spinco to the stockholders of CHC pro rata based on their ownership in CHC, (iii) CHC's retention of its hospitality business and
(iv) CHC merging into OpCo subsequent to the distribution of Spinco. CHC's major operations consist of (i) the hospitality business including managing, leasing and developing of and investing in hotel and resort properties and (ii) the gaming business including owning, managing and developing casino properties.

The financial statements have been prepared as if the Company has operated as an independent, stand alone entity for all periods presented and give no effect to the net changes of assets and liabilities contemplated by the Merger Agreement. Such financial statements have been prepared using the historical basis of accounting and include all of the assets, liabilities, revenues and expenses previously included in CHC's consolidated financial statements prior to the transactions contemplated by the Merger Agreement, except for all the assets, liabilities, (including contingent liabilities), revenues and expenses of the gaming business of CHC and its subsidiaries. Consequently, these financial statements include certain balances for goodwill and other assets and liabilities related to the Company that were previously included in CHC's consolidated financial statements including (i) the allocation of certain fixed assets and related depreciation expense, (ii) notes receivable and borrowings and related interest income and expense and (iii) other liabilities and related expenses. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55 ("SAB 55"), the Company's financial statements exclude certain corporate expenses incurred by CHC on the gaming division's behalf. The Company's fiscal year ends on November 30. All significant intercompany balances and transactions have been eliminated. Investments in less than majority-owned non-gaming businesses, in which a significant equity ownership interest is held, are accounted for on the equity method.

Summary of Significant Accounting Policies
------------------------------------------

These financial statements have been prepared in accordance with generally accepted accounting principles. Significant accounting policies are summarized below.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Accounting Estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
-------------------

Hotel room and food and beverage revenues and expenses from leased hotel operations are included in the statements of operations during the lease term. Revenues from rooms and food and beverage sales are recognized at the time the related service is performed.

Revenue from management service fees for management of hotels are based upon contracted terms and are recognized when the services are performed.

Reimbursed Operating Expenses
-----------------------------

The Company is fully reimbursed by certain managed hotels for salaries and related costs for hotel personnel employed by the Company in accordance with management contract terms and the administration of services consisting primarily of sales, marketing and reservations. These costs amounted to $47,324 and $50,237 for the years ended November 30, 1995 and 1996, respectively. All such costs and related reimbursements have been netted in the statements of operations, with reimbursable amounts and accrued salaries and related costs reflected as trade accounts receivable and accrued expenses, respectively, in the balance sheets.

During the year ended November 30, 1995 the Company was reimbursed for $1,400 of costs incurred in conjunction with an unconsummated transaction previously expensed in the statements of operations during the period inception (February 3, 1994) to November 30, 1994.

Stock Based Compensation
------------------------

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation". SFAS No. 123, the disclosure provisions of which must be implemented for fiscal years beginning subsequent to December 15, 1995, establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company intends to adopt the provisions of SFAS No. 123 in fiscal 1997 and upon adoption intends to retain its intrinsic value method of accounting for stock based compensation.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include short-term investments with original purchase maturities of 90 days or less.

Trade Accounts Receivable and Trade Accounts Receivable - Affiliates
--------------------------------------------------------------------

Trade accounts receivable are from non-affiliated hotels under management and lease, and hotel customers. Trade accounts receivable - affiliates are receivables from hotel or other entities in which the Company, CHC, its stockholders or officers have an investment interest. The Company provides an allowance for doubtful accounts based upon a periodic review of outstanding receivables and evaluation of aggregate collectibility.

Property and Equipment
----------------------

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over estimated useful lives of the assets. Useful lives range from three to five years. Expenditures for repairs and maintenance are charged to expenses as incurred. Expenditures for major renewals and betterments, which significantly extend the useful lives of existing equipment, are capitalized and depreciated.

Equipment held under capital leases is amortized over the lesser of useful life or lease term.

Deferred Charges
----------------

Costs incurred in connection with the Company's term loan are recorded as deferred charges and are amortized over the term of the loan. Trademark and organization costs are amortized on a straight line basis over 40 and 5 years, respectively.

Deferred charges consist of the following at November 30,:

                                                1995         1996
                                                ----         ----
     Deferred debt costs                      $ 2,022      $ 3,197
     Trademark and organization costs           1,180        1,110
                                              -------      -------
                                                3,202        4,307
     Accumulated amortization                  (1,270)      (2,698)
                                              -------      -------

     Deferred charges, net                    $ 1,932      $ 1,609
                                              =======      =======

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Intangibles
-----------

Goodwill is amortized on a straight line basis over 30 to 40 years. Management contract intangibles are amortized on a straight-line basis over 9 to 25 years. The Company periodically assesses the future benefit associated with management contract intangibles through a review on a contract by contract basis of estimated undiscounted future operating cash flow. Any impairment of intangible assets is charged to operations and reflected as a reduction of the related intangible asset account.

Impairment of Long-Lived Assets
-------------------------------

The Company during fiscal 1996 adopted SFAS No. 121, "Accounting for Impairment of Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-term assets, including related goodwill, be reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Income Taxes
------------

Income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded to reflect tax consequences on future years' differences between tax bases of assets and liabilities and their financial reporting amounts at each year-end as if the Company were a stand alone taxpayer.

Interim Unaudited Financial Information
---------------------------------------

The consolidated financial statements for the six months ended May 31, 1996 and 1997 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month periods ended May 31, 1996 and 1997 are not necessarily indicative of the results that may be expected for a full year.

Concentration of Credit Risk
----------------------------

Financial instruments which potentially subject The Company to concentrations of credit risk exist principally in receivable balances.

The Company provides its services to the hotel industry. Hotel management services are contracted for terms normally ranging from 1 to 20 years, and in limited instances on a month-to-month basis. To reduce credit risk, the Company, through its management of such hotels, monitors the hotels' financial condition. The Company does not generally require collateral. Five management contracts accounted for 26% of management service fees revenues for each of the years ended November 30, 1995 and 1996.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


The Company has a note receivable from the Rhode Island Convention Center Authority in conjunction with agreements to develop and operate a hotel. To reduce credit risk with respect to the note receivable from the Rhode Island Convention Center Authority, the Company, through its management of the property, which is the primary source of repayment, monitors the hotel's financial condition, and management believes the credit risk related to the receivable is minimal.

The Company has notes receivable from certain stockholders for the purchase of the Company's common stock. Management believes the concentration of credit risk with respect to the notes from certain stockholders for the purchase of company common stock is minimal. (See note 13.)

The estimated fair value of financial instruments have been determined by the Company using available market and effective interest rate information for such instruments and the carrying amounts approximate their fair value.

Common Share Data
-----------------

In February 1996, the Company's common stock was adjusted pursuant to a 2-for-1 stock split where each share of the Company's common stock, $.01 par value per share was converted into two shares of the Company's common stock, $.005 par value per share. All share and per share amounts have been retroactively adjusted to give effect to the stock splits.

NOTE 2 - RECEIVABLES

Noncurrent receivables consist of a $1,900 note receivable from the Rhode Island Convention Center Authority (the "Authority") with an interest rate equal to the lesser of manager share of net cash flow as defined or 11% (effective interest rate of 3.90% and 1.0% as of November 30, 1995 and 1996, respectively) payable annually, interest only, with principal due on earlier of December 30, 2024 or the date the management agreement between the Authority and the Company is terminated.

The Company owned nonrecourse subordinated notes in the amount of $12,500 ("Notes Receivable Crystal Palace") secured by a leasehold interest in the Crystal Palace Hotel. The Company originally recorded a discount of $1,000 on the Notes Receivable Crystal Palace. On December 29, 1995, The Company sold its interest in the Notes Receivable Crystal Palace to the issuer for $7,200, plus accrued interest. The Company recorded a loss on the impairment in value for the Notes Receivable Crystal Palace of $4,431 during the year ended November 30, 1995.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at November 30,:

                                                        1995         1996
                                                        ----         ----
     Furniture, fixtures and other equipment           $  509       $  615
     Leasehold improvements                               195          198
     Equipment under capital leases                       335          384
                                                       ------       ------
                                                        1,039        1,197
     Accumulated depreciation and amortization           (416)        (528)
                                                       ------       ------
     Property and equipment, net                       $  623       $  669
                                                       ======       ======

Depreciation expense was $82 and $129 for the years ended November 30, 1995 and 1996, respectively.

NOTE 4 - LEASES

Capital Leases
--------------

The Company leases certain equipment under capital leases. Minimum rentals under such capital leases are as follows at November 30, 1996:

     Year ending November 30,:
     ------------------------
     1997                                         $ 69
     1998                                           70
     1999                                           59
     2000                                           55
     2001                                            9
                                                  ----
     Total minimum lease payments                  262
     Less amount representing interest              54
                                                  ----
     Net obligations                               208
     Less current portion                           47
                                                  ----
     Long-term portion                            $161
                                                  ====

The long-term portion of capital lease obligations is included in long-term debt.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Operating Leases
----------------

The Company leases office and warehouse space under operating lease agreements. The Company also leases office space from a partnership owned 58% by certain of its officers under an operating lease whose term runs through April 30, 2004 (see Note 14).

The Company entered into an agreement to lease and operate the Washington Duke Inn, located in Durham, North Carolina. The initial lease term, which is through July 31, 1997 and can be extended through July 31, 1998, includes payment of $95 on or before August 1, 1996 and a monthly rent of $134 plus 6% of gross revenues through July 31, 1996; $134 plus 7% of gross revenues through July 31, 1997; and $155 plus 7% of gross revenues from August 1, 1997 through July 31, 1998 (See
Note 15).

Future minimum lease payments, for all operating leases with non-cancelable terms in excess of one year are as follows at November 30, 1996:


     Year ending November 30,:
     ------------------------
     1997                                   $2,008
     1998                                    1,558
     1999                                      319
     2000                                      319
     2001                                      319
     Thereafter                                772
                                            ------

     Total minimum lease payments           $5,295
                                            ======

Rental expense amounted to $2,143, and $2,437 for the years ended November 30, 1995 and 1996, respectively.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 5 - INVESTMENTS IN AND ADVANCES TO AFFILIATES

On October 2, 1995 the Company and a principal owner of the Gencom group of companies (which includes GAH-II, L.P. noted below) formed CHC Lease Partners, with each owning 50%. At November 30, 1996, CHC Lease Partners leases 24 hotels pursuant to operating leases with terms averaging 11 years from Patriot American Hospitality Partnership, L.P. (the "Operating Partnership"), a majority owned subsidiary of Patriot American Hospitality, Inc., a publicly traded, self-administered real estate investment trust. CHC Lease Partners entered into separate management agreements with a wholly-owned subsidiary of the Company and the Company's 50% owned subsidiary, GAH-II, L.P. ("GAH"), a Houston, Texas based hotel management business, to manage the leased hotels. Management fees earned under such agreements are subordinate to CHC Lease Partners' obligations to the Operating Partnership under the lease agreements. If, after payment of management fees at the contract rate, CHC Lease Partners would be deficient in lease payments to the Operating Partnership under any of the lease agreements in any year, the Company and GAH would be required to refund and forego the management fee for each of the hotels which are deficient in lease payments. If after the management fees are refunded and foregone, CHC Lease Partners would still be deficient in lease payments under any of the lease agreements, the Company and GAH would each be required to pay CHC Lease Partners up to 50% of the total management fees earned.

Summarized balance sheet and statement of operations information for CHC Lease Partners, which is accounted for using the equity method, at November 30, 1995 and 1996 and the period from inception (October 2, 1995) to November 30, 1995 and the year ended November 30, 1996 are as follows:


Summarized balance sheet information
------------------------------------
                                               November 30,
                                               ------------
                                             1995        1996
                                             ----        ----
     Current assets                        $18,768     $25,245
     Investments                             5,100       5,100
     Other assets                              100         391
                                           -------     -------
         Total assets                      $23,968     $30,736
                                           =======     =======

     Current liabilities                   $12,530     $19,376
     Long-term liabilities                   2,020       2,369
                                           -------     -------
         Total liabilities                  14,550      21,745
                                           -------     -------
         Net assets                        $ 9,418     $ 8,991
                                           =======     =======

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Summarized statement of operations information
----------------------------------------------

                                              November 30,
                                              ------------
                                            1995        1996
                                            ----        ----
Revenues                                  $22,807     $156,086
                                          -------     --------
Income before lessee income               $   957     $  2,921
 (expense)                                -------     --------
Lessee income (expense)                   $  (639)    $ (2,258)
                                          -------     --------
Net income                                $   318     $    663
                                          -------     --------

CHC Lease Partners is required to maintain minimum net worth and adequate working capital for the term of the leases. At inception, the Company and its partner each contributed to CHC Lease Partners cash of $2,000 and units of limited partnership interest in the Operating Partnership ("O.P. Units"), which after an appropriate discount from the fair market value of Patriot American Hospitality, Inc. common stock, were valued at $2,550. The O.P. Units may be redeemed for, subject to certain restrictions, the common stock of PAH. The Company received distributions from CHC Lease Partners of $545 for the year ended November 30, 1996.

On October 2, 1995 the Company purchased a 50% ownership interest in GAH from Patriot American Hospitality, L.P. for a nonrecourse note in the amount of $3,750 (See Note 9) and also contributed $150 to GAH.

Summarized balance sheet and statement of operations information for GAH, which is accounted for using the equity method, at December 31, 1995 and 1996 and the period date of acquisition (October 2, 1995) to December 31, 1995 and the year ended December 31, 1996 is as follows:

Summarized balance sheet information
------------------------------------

                                                    December 31,
                                                    ------------
                                                1995            1996
                                                ----            ----
Current assets                                 $  761          $1,983
Other assets                                      344           1,077
                                               ------          ------
     Total assets                              $1,105          $3,060
                                               ======          ======

Current liabilities                            $  640          $1,586
Long-term liabilities                             103             107
                                               ------          ------
    Total liabilities                             743           1,693
                                               ------          ------
    Net assets                                 $  362          $1,367
                                               ======          ======

Summarized statement of operations information
----------------------------------------------

                                                    December 31,
                                                    ------------
                                                1995            1996
                                                ----            ----
Revenues                                       $1,149          $7,284
                                               ======          ======
Income (loss) before minority interest         $  (30)         $1,211
                                               ======          ======
Net income (loss)                              $  (33)         $1,194
                                               ======          ======

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


The cost of the Company's initial investment in excess of its interest in the net assets has been assigned principally to management contracts and goodwill which are being amortized on a straight-line basis over 12 and 30 years, respectively. The unamortized excess of the Company's investment over the Company's interest in GAH is $3,627 and $3,425 at November 30, 1995 and 1996 respectively. The Company received distributions of $123 from GAH for the year ended November 30, 1996.

The Company's remaining investments in and advances to affiliates in the aggregate are not significant.

NOTE 6 - INTANGIBLES

Intangibles are summarized as follows:

                                        Management
                                         Contract                                   Total
                                       Intangibles            Goodwill          Intangibles
                                       -----------            --------          -----------
Net balance, November 30, 1994          $2,389                 $4,966               $7,355
Amortization, net                         (490)                  (149)                (639)
                                        ------                 ------               ------
Net balance, November 30, 1995           1,899                  4,817                6,716
Amortization, net                         (521)                  (148)                (669)
                                        ------                 ------               ------
Net balance, November 30, 1996          $1,378                 $4,669               $6,047
                                        ======                 ======               ======

The Company has included in amortization the write-off of $35 and $83 of management contract intangibles related to terminated contracts for the years ended November 30, 1995 and 1996, respectively.

NOTE 7 - EMPLOYEE BENEFIT PLANS

The Company maintains a non-qualified defined benefit deferred compensation plan which covers most management employees and provides an annual retirement benefit, after twenty-five years of service, equal to 50% of the participant's average last five years, pay reduced by social security benefits and further reduced for years of service less than twenty-five, on a pro rata basis. Benefits are vested on an eleven year cliff basis. Assets designated to cover plan liabilities include cash, accounts receivable, life insurance policies on the lives of certain participants, short-term investments and a loan to an officer. While it is the intention of management to utilize the assets designated for the deferred compensation plan to pay plan benefits, such assets have not been placed in trust and are not otherwise restricted and accordingly, they are available for general corporate purposes.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Under the terms of the life insurance policies, the Company receives the cash surrender value if the policies are terminated or all benefits due upon the death of the insured. In addition, the Company can borrow against the available net cash surrender value of the policies.

The following is a summary of the assets designated for the deferred compensation plan which are included in other assets at November 30,:

                                                                           1995            1996
                                                                          -------         -------
Gross cash surrender value of insurance policies                          $ 1,170         $ 1,225
Less policy loans                                                          (1,085)         (1,157)
                                                                          -------         -------
Cash surrender value of insurance policies, net                                85              68
Accounts receivable                                                            82              82
Cash and cash equivalents                                                     625             614
Loan to officer                                                             1,006           1,077
                                                                          -------         -------
Total assets designated for the deferred
       compensation plan                                                  $ 1,798         $ 1,841
                                                                          =======         =======

Deferred compensation plan costs, net of forfeitures, included in the combined statements of operations for the years ended November 30, 1995 and 1996 were approximately $569 and $374, respectively. The earnings rate for the deferred compensation plan benefit liability was 7% for the years ended November 30, 1995 and 1996.

Deferred compensation plan costs, net of forfeitures, for the years ended November 30, 1995 and 1996, includes the following components:

                                                           1995      1996
                                                           -----     -----
        Service cost                                       $ 381     $ 142
        Interest cost on projected benefit obligation        188       232
                                                           -----     -----
        Deferred compensation plan costs                   $ 569     $ 374
                                                           =====     =====

The following table details the status of the plan at November 30:

                                                           1995      1996
                                                         -------   -------
Actuarial present value of  benefit obligations:
     Vested benefits                                     $ 4,257   $ 5,016
     Non-vested benefits                                   1,280     1,086
                                                         -------   -------
Projected benefit obligations                            $ 5,537   $ 6,102
                                                         =======   =======
Plan assets less than projected benefit
 obligations                                             $(5,537)  $(6,102)
                                                         =======   =======

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


The Company plans to adopt a new non-qualified defined contribution deferred compensation plan which, when enacted, will be effective retroactively to January 1, 1992. The cost of the new plan will be substantially the same as the existing plan.

NOTE 8 - INCOME TAXES

The Company files income tax returns as part of CHC's consolidated group. Income taxes in the accompanying financial statements are computed as if the Company had been a separate taxable entity.

The Company's provision for income taxes attributable to continuing operations is comprised of the following for the years ended November 30, 1995 and 1996:

                                       1995             1996
                                       -----            -----
Current tax expense:
    State                              $  81            $  52
    Foreign                               50               40
                                       -----            -----
Total provision for income taxes       $ 131            $  92
                                       =====            =====

The Company generated a tax net operating loss carryforward of approximately $3,661 during the year ended November 30, 1996 and has accumulated tax net operating loss carryforwards of approximately $4,221 as of November 30, 1996. Approximately $560 and $3,661 of the net operating loss carryforwards will expire in the years 2009 and 2011, respectively. The tax net operating loss carryforward is generally available to offset future taxable earnings.

The difference between the taxes provided for continuing operations at the U.S. federal statutory rate and the Company's actual tax provision is reconciled below for the years ended November 30, 1995 and 1996:

                                           1995        1996
                                           -----       -----
Taxes provided at statutory rate           $   -       $   -
State tax expense                             81          52
Foreign tax expense                           50          40
                                           -----       -----
Total provision for income taxes           $ 131       $  92
                                           =====       =====

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


The approximate effect of the Company's temporary differences and carryforwards that give rise to deferred tax balances at November 30, were as follows:

                                                         1995       1996
                                                        -------    -------

Net operating loss carryforwards                        $   224    $ 1,688
Deferred compensation plan liability                      2,106      2,330
Allowance for doubtful accounts receivable                  559        800
Valuation allowance for Notes Receivable Crystal
 Palace                                                   1,772          -
Other, net                                                1,275        878
                                                        -------    -------
                                                          5,936      5,696
Deferred tax asset valuation allowance                   (5,936)    (5,696)
                                                        -------    -------
Noncurrent deferred tax asset                           $     -    $     -
                                                        =======    =======

In accordance with SFAS No.109, the Company recorded a valuation allowance on the entire amount of the deferred tax asset at November 30, 1995 and 1996 because the Company sustained taxable losses and there was no assurance that a deferred tax asset would be realized. The net decrease in the valuation allowance for deferred tax assets of approximately $240 during the year ended November 30, 1996 was primarily due to increases in deferred tax assets in net operating loss carryforwards and allowance for doubtful receivables reduced for the sale of Notes Receivable Crystal Palace.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 9 - LONG-TERM DEBT

Long-term debt is comprised of the following as of November 30,:

                                                             1995        1996
                                                           --------    --------
   Variable-rate term loan (effective interest
   rate of 10.375%  and 10.0% at November 30,
   1995 and 1996, respectively) interest payable
   quarterly with balance due at maturity February
   28, 1997 (see below)                                    $11,500     $ 11,500

   Variable rate non-recourse loan (effective interest
   rate of 9.0% at November 30, 1995 and 1996) interest
   and principal payable quarterly from 25% of net cash
   flow of GAH, as defined, with balance due October 2,
   2000                                                      3,750        3,750

   Variable rate loan (effective interest rate of
   10.75% and 10.25% at November 30, 1995 and 1996,
   respectively) interest payable monthly and principal
   payable in annual installments of $190 from December
   30, 1995 with balance due December 30, 1997               1,900        1,710

   Variable rate unsecured demand loans (effective
   interest rate of 9.75% at November 30, 1995)
   interest payable monthly.                                 1,000            -

   8% note payable  - interest payable annually and
   principal payable in annual installments of $120
   through October 10, 1999                                    480          360

   Capital lease obligations (see Note 4)                      208          208
                                                           -------     --------
   Total debt                                               18,838       17,528

   Current portion                                          (1,566)     (12,069)
                                                           -------     --------

   Total long-term debt                                    $17,272     $  5,459
                                                           =======     ========

Aggregate principal payments for the long-term debt including capital lease obligations are as follows at November 30, 1996:

                            Year ending November 30:
                            ------------------------
                            1997                           $12,069
                            1998                             1,906
                            1999                               381
                            2000                             3,163
                            2001                                 9
                                                           -------
                                Total                      $17,528
                                                           =======

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


The Company's $11,500 variable-rate term loan (the "Term Loan"), as amended, (i) bears interest at the bank's base lending rate plus 2.0% or, at the Company's option, London Interbank Market Rate (LIBOR) plus 4 1/2%, (ii) is secured by substantially all of the Company's assets and (iii) matures February 28, 1997. On February 28, 1997, the Term Loan was further amended whereby the Term Loan
(i) bears interest at the bank's lending rate plus 1.5% or, at the Company's option, LIBOR plus 2.5% and (ii) matures in quarterly installments of 2.5% of the principal amount outstanding commencing June 30, 1997 with the balance due June 30, 1998. The Company has also agreed to pay the lender a fee equal to 1.5% of the fair market value of the Company, but in no event less than $2,500 or more than $6,000. The fee is payable at the lender's option at any time during the ten-year period commencing February 28, 1997. Interest expense for the years ended November 30, 1995 and 1996 include $500 and $1,200 respectively related to the lender fee. The Term Loan agreement contains customary financial covenants, and various covenants including limitations on indebtedness, liabilities, liens, distributions, dividends, redemptions, prepayments of other indebtedness, mergers, purchases and sales of assets, loans, investments and guarantees, and prohibitions of any change of control.

In December, 1994, the Company entered into a loan agreement with a commercial bank in the amount of $1,900. The loan bears interest at the bank prime rate plus 2% per annum payable monthly. Principal is payable in annual installments of $190 in December 1995 and 1996, with the balance due in December 1997.

In October 1995, in connection with the Company's purchase of a 50% interest in GAH (see Note 5), the Company entered into a nonrecourse loan agreement with the seller in the amount of $3,750. The loan bears interest at the lesser of 9.0% and the maximum non-usurious amount permissible. Interest and principal are payable quarterly commencing January 25, 1996 from 25% of GAH net cash flow, as defined, continuing until the earlier of October 2, 2000 and the date all amounts outstanding under the nonrecourse term loan are paid in full.

In January 1996, CHC established a $1,500,000 line of credit on an unsecured basis with a commercial bank guaranteed by two shareholders of CHC. Advances under the line of credit bear interest at the bank rate plus 1% per annum payable on demand. No amounts are currently outstanding under the line of credit.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Related Party Borrowings
------------------------

In October 1995, the Company borrowed 53,314 O.P. Units from certain shareholders. As permitted by the securities loan agreement, the O.P. Units, valued after an appropriate discount, at $1,088, were contributed by the Company to CHC Lease Partners (see Note 5). The Company must return O.P. Units to the shareholders on demand and pay to the shareholders interest equal to distributions received by the Company from the O.P. Units. The obligation under the O.P. Units borrowing is included in due to affiliates and officers in the balance sheets.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of its business, the Company is named as defendant in legal proceedings resulting from incidents taking place at hotels it manages, or in which it has an ownership interest. The Company maintains comprehensive liability insurance and also requires hotel owners to maintain adequate insurance coverage. Management believes such coverage to be of a nature and amount sufficient to ensure that the Company is adequately protected from any material financial loss as a result of such claims.

The Company owns a 30% interest in Plaza Associates Limited Partnership ("Plaza Associates") which owns and operates the Holiday Inn - Dayton Mall in Dayton, Ohio. The Company has joint and severally guaranteed partial payment of two Plaza Associates notes payable. The joint and several guaranty is mitigated by a contribution agreement among Plaza Associates partners which reduced the Company's obligation to 30% of the guaranty. The total maximum potential liability to the Company under the guaranty after giving effect to the contribution agreement is as follows: through December 31, 1999 up to $375; January 1, 2000 to December 31, 2002 up to $225; January 1, 2003 to March 1, 2004 up to $150 and zero thereafter. In addition, The Company has joint and severally guaranteed payment of certain other Plaza Associates obligations, the maximum potential liability to the Company is $540.

In November 1996, the Company entered into an agreement with Grant Hotels, Inc. to manage the Sam Lord's Castle Resort in Barbados, West Indies and provide consulting and technical services with respect to the conversion of the resort to a Carnival Resort. The agreement provides the Company will loan the resort up to $900 for conversion of the resort, working capital, referral fees and certain other expenses of which no amounts have been advanced as of November 30, 1996.

NOTE 12 - MINORITY INTEREST

The Company owns a 75% interest in the TCC-Registry Joint Venture (the "Registry Venture") acquired in October 1994. The Company's combined financial statements include 100% of the assets, liabilities and operations of the Registry Venture. The effects of the minority interests have

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


been reflected in the accompanying combined statements of operations. Included in other liabilities in the accompanying combined balance sheets is minority interest of the Registry Venture of $78 and $108 as of November 30, 1995 and 1996, respectively.

NOTE 13 -  STOCKHOLDERS' EQUITY (DEFICIT)

As a result of the basis of presentation as outlined in Note 1, including the allocation of certain assets and liabilities to the gaming division, the Company's equity (deficit) includes balances arising from the net change in the gaming divisions' intercompany account with the Company.

In June 1994, the Company granted to an executive officer 155,000 shares of common stock valued at $3.75 per share, subject to forfeiture if employment is terminated prior to vesting. The stock grant originally scheduled to vest over five years has been accelerated and now vests as to 50% of the shares of common stock in January 1997 and 50% of the shares of common stock in January 1998. The amortization period of the unearned compensation has been revised accordingly. The stock grant also becomes fully vested on the earlier to occur of any termination of employment due to death or disability, or May 1997, if the Company does not offer to extend the employment agreement until May 1999 for any reason other than cause. Compensation expense for the stock grant was $116 and $108 for the years ended November 30, 1995 and 1996, respectively.

Pursuant to the terms of a stock purchase agreement dated November 30, 1994 between the Company, Carnival Corporation and certain shareholders, the Company agreed to sell to such persons an aggregate of 4,000,000 shares of common stock at $6.25 per share. The aggregate purchase price of $25,000 was satisfied by the conversion of a $10,000 principal balance due by the Company to Carnival Corporation under a revolving credit loan, $9,350 in notes payable to the Company due November 1998 and the balance in cash. The notes bear interest at 7.1% payable annually with principal installments due annually of $2,337. The installment due November 30, 1995, was partially satisfied by cash payments of $2,106 and $125 of O.P. Units. In addition, prepayments totaling $432 of O.P. Units were received during the year ended November 30, 1995. The installment due November 30, 1996 less prepayments received was satisfied by cash payments of $2,011. The notes are secured by a pledge of all purchased shares of common stock.

Pursuant to the terms of a stock purchase agreement dated November 29, 1996 between the Company and CHC Investor Partners, L.P. ("CHC Investor"), a Texas limited partnership controlled by a principal owner of the Gencom group of companies, the Company agreed to sell 265,513 shares of common stock at $11.30 per share and grant non-qualified stock options to purchase 61,130 shares of common stock at a per share exercise price of $11.30. The aggregate purchase price of $3,000 was satisfied with a note. The note is due in installments of $500 on November 29, 1997 and $2,500 on November 29, 1998; however, the note plus accrued interest becomes due and payable 180 days after any public offering by the Company. The note bears interest at 7.1% payable annually.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


The Company has an Employee Stock Option Plan (the "Plan") which provides for the grant to employees of both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-statutory stock options to eligible employees (including officers and directors) and non-employee directors. A total of 1,700,000 shares of common stock has been reserved for issuance under the Plan.

The table below summarizes common stock option activity as of and for the years ended November 30, 1995 and 1996:

                                              1995       1996
                                            --------  ----------
Options outstanding, beginning of period     988,052     988,052
Granted                                            -     264,317
Returned                                           -     (30,564)
                                            --------  ----------
Options outstanding, end of year             988,052   1,221,805
                                            --------  ----------

Options exercisable end of year              197,610     419,672
                                            --------  ----------

Exercise price per share                    $   6.25  $     6.25
     of options exercisable                      to          to
     during the period                      $   6.25  $    11.50
                                            --------  ----------

All options issued were granted at the fair market value of CHC's common stock on the date of grant, have a term of ten years, and generally become exercisable with respect to 20% of the covered shares commencing one year after grant, and are generally exercisable with respect to an additional 20% of the covered shares after each additional year until fully exercisable.

NOTE 14 - RELATED PARTY TRANSACTIONS AND ALLOCATIONS

The Company provides services and pays certain costs which are reimbursable under management agreements with hotels, which are affiliated with the Company by virtue of common ownership. Total fees earned from affiliated hotels for the years ended November 30, 1995 and 1996 were $5,212 and $4,284, respectively. Total fees and reimbursable expenses due from affiliated hotels were $1,261 and $1,108 at November 30, 1995 and 1996, respectively.

In March, 1994, CHC and Carnival Corporation entered into a 20 year Trademark License Agreement providing for CHC's use of the "Carnival" trademark so that CHC may do business as "Carnival Hotels and Casinos" (and the Company may do business as "Carnival Hotels and Resorts"). Fees due under the agreement are the greater of $100, or 1% of CHC's revenues, as defined. The trademark license fees for the Company the years ended November 30, 1995 and 1996 were $115 and $150, respectively.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Certain of the Company's officers hold a 58% interest in a partnership which owns the office building in which the Company's executive offices are located. Under this lease, rental expense for the years ended November 30, 1995 and 1996 were $401 and $375, respectively.

The Company provides accounting services, at cost, to certain entities owned and controlled by certain of its officers. The entities are obligated to reimburse the Company for such services provided. The cost of such services were $175 and $145 for the years ended November 30, 1995 and 1996, respectively.

Pursuant to the terms of a stock purchase agreement dated November 30, 1994 between certain shareholders and Carnival Corporation, certain shareholders agreed to buy at $6.25 per share, 2,610,000 shares of Company common stock from Carnival Corporation. The aggregate purchase price of $16,313 was paid in promissory notes due November 30, 1998 subject to certain condition as defined in the stock purchase agreement. The notes bear interest at 6.0% payable at maturity. The stock purchase agreement provides certain shareholders a put option which requires Carnival Corporation to repurchase at $6.25 per share plus a rate of return of 6.1% per annum, all of the 2,610,000 shares of Company common stock, by November 30, 1998. The stock purchase agreement also requires Carnival Corporation to reduce its ownership in the Company's common stock (assuming exercise of the put option) to less than 25% of the Company's outstanding common stock no later than November 30, 1998, as defined in the stock purchase agreement (See Note 13).

Pursuant to the terms of a stock purchase agreement dated November 29, 1996 between the Company, certain shareholders and CHC Investor, CHC Investor agreed to buy at $11.30 per share 265,513 shares of Company common stock from certain shareholders for $3,000 in cash (See Note 13).

The Company entered into a borrowing arrangement with certain shareholders (See
Note 9).

CHC has allocated a portion of its corporate expenses to the gaming division. These expenses include management and corporate overhead; benefit administration; risk management/insurance administration, and other support and executive functions. Allocations and charges were based on either a direct cost pass through or a percentage allocation for such services provided based on factors such as revenues, management time, or headcount. Such allocations and charges totaled $3,734 and $3,720 for the years ended November 30, 1995 and 1996, respectively.

Management believes that the basis used for allocating corporate services is reasonable and that the terms of these transactions would not materially differ from those that would result from transactions among unrelated parties.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


NOTE 15 - SUBSEQUENT EVENTS

Effective January 1, 1997, the Company entered into a new agreement to lease and operate the Washington Duke Inn which supersedes the previous agreement. The term which is through December 31, 2002 includes rent for each year of 22% of gross revenues up to $10,000, adjusted annually, plus 30% of gross revenues in excess of $10,000, adjusted annually, provided in any event a minimum rent of $1,800. Rent is payable monthly. In addition, the Company purchased $1,505 of furniture, fixtures and equipment in exchange for a promissory note and is required to fund a reserve account for furniture, fixtures and equipment expenditures in an amount not less than 3% of gross revenues in 1997 and 4% of gross revenues thereafter. The loan bears interest at 7% per annum. Principal and interest are payable monthly installments of $26 with balance due December 31, 2002. The loan is secured by the furniture, fixtures and equipment and limits the sale or encumbrance of the furniture, fixtures and equipment. In connection with the expiration of the lease, the Company has the right to resell the furniture, fixtures and equipment to the original seller and the original seller has the right to repurchase the furniture, fixtures and equipment for $1,505.



                         ****************************

INDEPENDENT AUDITORS' REPORT

To the Partners of
   the Partnerships of Acquired Hotels:

We have audited the accompanying combined balance sheets of the Partnerships of Acquired Hotels (described in Note 1), which are under common control and management, as of December 31, 1996 and 1995, and the related combined statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the general partners of the Partnerships. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Partnerships of Acquired Hotels, as of December 31, 1996 and 1995, and the combined results of their operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.


                                        /s/ DELOITTE & TOUCHE LLP
Houston, Texas
September 30, 1997

PARTNERSHIPS OF ACQUIRED HOTELS

COMBINED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------------


                                                                                 December 31,               June 30,
                                                                       ----------------------------------
ASSETS                                                                      1996            1995              1997
                                                                                                           (Unaudited)

CURRENT ASSETS:
   Cash and cash equivalents                                                $  3,810,718    $  1,690,993     $  3,701,951
   Cash held in escrow                                                         2,968,943       1,841,148        2,841,768
   Accounts receivable, net of allowance for doubtful
      accounts:  1996, $114,029; 1995, $103,856                                2,930,552       1,745,130        4,040,945
   Due from affiliates                                                           165,079          76,388          165,621
   Inventories                                                                   276,406         230,444          294,953
   Prepaid expenses                                                              555,289         294,031          692,398
                                                                            ------------    ------------     ------------

                Total current assets                                          10,706,987       5,878,134       11,737,636
                                                                            ------------    ------------     ------------

PROPERTY AND EQUIPMENT:
   Land                                                                       15,560,380       8,325,080       15,560,380
   Building and improvements                                                  47,432,644      32,594,394       47,814,124
   Furniture and equipment                                                    23,005,435      13,521,116       26,464,641
                                                                            ------------    ------------     ------------

                Total property and equipment                                  85,998,459      54,440,590       89,839,145

   Less accumulated depreciation                                              (6,418,641)     (2,373,548)      (8,889,561)
                                                                            ------------    ------------     ------------

                Net property and equipment                                    79,579,818      52,067,042       80,949,584

OTHER ASSETS - Net of accumulated amortization:
   1996, $287,550; 1995, $96,647                                               1,000,850         491,481        1,824,615
                                                                            ------------    ------------     ------------

TOTAL                                                                       $ 91,287,655    $ 58,436,657     $ 94,511,835
                                                                            ============    ============     ============

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
   Accounts payable                                                         $  2,747,767    $  2,858,713     $  2,971,221
   Accrued liabilities                                                         3,417,351       2,891,618        4,275,902
   Due to affiliates                                                           1,296,178         405,496        1,560,222
   Current maturities of long-term debt                                        1,212,574       1,442,744        1,589,141
                                                                            ------------    ------------     ------------

                Total current liabilities                                      8,673,870       7,598,571       10,396,486
                                                                            ------------    ------------     ------------

LONG-TERM DEBT:
   Mortgage notes                                                             57,055,100      39,984,652       70,432,779
   Other notes payable                                                         2,954,835       1,126,251          697,804
                                                                            ------------    ------------     ------------

                Total long-term debt                                          60,009,935      41,110,903       71,130,583
                                                                            ------------    ------------     ------------

                Total liabilities                                             68,683,805      48,709,474       81,527,069

COMMITMENTS AND CONTINGENCIES (Note 5)

PARTNERS' CAPITAL                                                             22,603,850       9,727,183       12,984,766
                                                                            ------------    ------------     ------------
TOTAL                                                                       $ 91,287,655    $ 58,436,657     $ 94,511,835
                                                                            ============    ============     ============

See notes to financial statements.

PARTNERSHIPS OF ACQUIRED HOTELS

COMBINED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------


                                            Years Ended December 31,                    Six Months Ended June 30,
                                      --------------------------------------     ---------------------------------------
                                             1996               1995                    1997                  1996
                                                                                              (Unaudited)
REVENUES:
   Rooms                                   $  40,266,682      $  17,619,445           $  22,521,478       $  17,862,671
   Food and beverage                          16,213,745          8,151,981               8,589,355           7,227,870
   Telephone                                   1,337,914            709,859                 764,393             638,678
   Other                                       2,686,565            459,058               1,366,039           1,090,708
                                           -------------      -------------           -------------       -------------

                Total revenues                60,504,906         26,940,343              33,241,265          26,819,927
                                           -------------      -------------           -------------       -------------

COST OF SALES:
   Rooms                                       9,651,249          5,095,006               5,288,624           4,344,955
   Food and beverage                          11,780,526          6,962,813               5,866,164           5,222,217
   Telephone                                     790,444            472,487                 422,556             379,989
   Other                                         967,547            150,566                 613,546             408,395
                                           -------------      -------------           -------------       -------------

                Total cost of sales           23,189,766         12,680,872              12,190,890          10,355,556
                                           -------------      -------------           -------------       -------------

GROSS PROFIT                                  37,315,140         14,259,471              21,050,375          16,464,371
                                           -------------      -------------           -------------       -------------

OPERATING EXPENSES:
   General and administrative                  6,564,029          3,503,493               3,847,704           2,701,674
   Marketing                                   5,833,746          2,742,055               3,124,607           2,547,973
   Maintenance and repairs                     2,610,460          1,530,254               1,390,859           1,209,291
   Utilities                                   3,971,012          1,932,709               2,080,528           1,696,685
                                           -------------      -------------           -------------       -------------
                Total operating
                   expenses                   18,979,247          9,708,511              10,443,698           8,155,623
                                           -------------      -------------           -------------       -------------

OTHER EXPENSES:
   Depreciation and amortization               4,196,872          1,784,324               2,569,249           1,874,254
   Interest                                    5,431,013          2,737,246               2,927,574           2,470,356
   Management fees                             2,038,157            797,397               1,128,680             936,974
   Property taxes, insurance,
      rent and other                           3,199,782          1,667,861               1,703,571           1,476,009
                                           -------------      -------------           -------------       -------------

                Total other expenses          14,865,824          6,986,828               8,329,074           6,757,593
                                           -------------      -------------           -------------       -------------

NET INCOME (LOSS)                          $   3,470,069      $  (2,435,868)          $   2,277,603       $   1,551,155
                                           =============      =============           =============       =============


See notes to financial statements.

PARTNERSHIPS OF ACQUIRED HOTELS

COMBINED STATEMENTS OF PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------


BALANCE, DECEMBER 31, 1994                                       $   7,499,620

   Net loss                                                         (2,435,868)

   Partner capital contributions                                     4,824,537

   Distributions to partners                                          (161,106)
                                                                 -------------
BALANCE, DECEMBER 31, 1995                                           9,727,183

   Net income                                                        3,470,069

   Partner capital contributions                                    14,976,849

   Distributions to partners                                        (5,570,251)
                                                                 -------------
BALANCE, DECEMBER 31, 1996                                       $  22,603,850
                                                                 =============

See notes to financial statements.

PARTNERSHIPS OF ACQUIRED HOTELS

COMBINED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------------


                                                                                                       Six Months Ended
                                                              Years Ended December 31,                     June 30,
                                                          --------------------------------    ----------------------------------
                                                                1996             1995               1997             1996


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                        $  3,470,069     $ (2,435,868)     $  2,277,603     $  1,551,155
   Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
      Depreciation and amortization                            4,196,872        1,784,324         2,569,249        1,874,254
      Deferred interest                                          201,872          282,711           107,324          101,195
      Changes in, net of acquisitions:
         Cash held in escrow                                     372,205          (91,246)          127,175          720,267
         Accounts receivable, net                             (1,123,428)        (274,329)       (1,110,393)      (2,637,582)
         Due from affiliates                                     (33,482)         (50,078)             (542)           8,044
         Inventories                                              58,817          (79,406)          (18,547)          29,005
         Prepaid expenses                                        (23,009)        (161,756)         (137,109)          78,947
         Other assets                                           (502,530)         (90,216)         (135,185)        (471,501)
         Accounts payable                                       (110,946)       2,093,953           223,454          328,821
         Due to affiliates                                       858,617          351,689           264,044          371,100
         Accrued liabilities                                     449,452        1,023,769           858,551        1,189,696
                                                            ------------     ------------      ------------     ------------

                Net cash provided by operating activities      7,814,509        2,353,547         5,025,624        3,143,401
                                                            ------------     ------------      ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of working capital assets (liabilities), net   (1,851,634)         205,107                         (1,851,634)
   Additions to property and equipment                       (31,549,450)     (30,484,224)       (3,840,682)     (29,084,802)
                                                            ------------     ------------      ------------     ------------

                Net cash used in investing activities        (33,401,084)     (30,279,117)       (3,840,682)     (30,936,436)
                                                            ------------     ------------      ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal repayment on mortgage notes                      (1,028,005)        (499,973)      (19,251,165)        (672,156)
   Principal repayments on other notes payable                (1,024,209)         (10,252)       (2,408,944)        (528,491)
   Proceeds from borrowings of long-term debt                 20,523,216       24,509,600        33,050,000       19,593,102
   Deferred loan costs                                          (171,300)        (158,471)         (786,913)        (171,300)
   Partner capital contributions                              14,976,849        4,824,537         1,337,333       14,976,849
   Distributions to partners                                  (5,570,251)        (161,106)      (13,234,020)      (4,720,424)
                                                            ------------     ------------      ------------     ------------
                Net cash provided by (used in) financing
                   activities                                 27,706,300       28,504,335        (1,293,709)      28,477,580
                                                            ------------     ------------      ------------     ------------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                            2,119,725          578,765          (108,767)         684,545

CASH AND CASH EQUIVALENTS, BEGINNING
   OF YEAR                                                     1,690,993        1,112,228         3,810,718     $  1,690,993
                                                            ------------     ------------      ------------     ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                      $  3,810,718     $  1,690,993      $  3,701,951     $  2,375,538
                                                            ============     ============      ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION - Cash paid during the year for
   interest                                                 $  5,229,000     $  2,454,000      $  2,820,000     $  2,268,000
                                                            ============     ============      ============     ============

See notes to financial statements.

PARTNERSHIPS OF ACQUIRED HOTELS

NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED)
--------------------------------------------------------------------------------
1. ORGANIZATION AND BASIS OF PRESENTATION

   On September 30, 1997, a limited partnership of Patriot American Hospitality, Inc. ("Patriot") acquired seven operating hotel properties (collectively, the "Acquired Hotels") from various entities (the "Partnerships"). Following is a listing of the Acquired Hotels:

                                                                                              Number      Month/Year
             Partnerships                           Property Name/Location                   of Rooms      Acquired

   Travis Real Estate Group Joint
    Venture                               Omni Inner Harbor Hotel-Baltimore, MD                707           3/96
   Marina Hospitality, L.P.               Radisson Riverwalk Hotel-Jacksonville, FL            332          11/95
   Glenview Hospitality, L.P.             Doubletree Guest Suites-Glenview, IL                 252           6/94
   Toledo Hotel Investors                 Crowne Plaza Toledo - Toledo, OH                     241           4/94
   Kansas City Hospitality, L.P.          Radisson Suite Hotel - Kansas City, MO               240           2/95
   Melbourne Hospitality, L.P.            Melbourne Hilton at Rialto Place -                   237          12/94
                                             Melbourne, FL
   Y.O. Hotel Investors, L.P.             Holiday Inn Y.O. Ranch-Kerrville, TX                 200           3/93



   The financial statements include only those activities of the Partnerships and the acquired hotels from the date of their respective acquisitions.

   Patriot purchased the Acquired Hotels from the Partnerships for an aggregate purchase price of approximately $154 million. The owners of the Partnerships received cash and securities issued by Patriot and Patriot American Hospitality Partnership, L.P. as consideration for the sale.

   The accompanying financial statements of the Partnerships are presented on a combined basis because the Partnerships have a common ownership and were operated by the same management company. All significant transactions among the Partnerships have been eliminated in the combined presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   INTERIM FINANCIAL STATEMENTS - In the opinion of management all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

   INCOME TAXES - No provision has been made for federal income taxes since these taxes are the liability of the individual partners of the Partnerships.

   PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation is computed over periods ranging from 3 to 35 years using the straight-line method. Improvements are capitalized while repair and maintenance costs are charged to operating expense.

   CASH AND CASH EQUIVALENTS - The Partnerships consider all demand and money market accounts and certificates of deposit with original maturities of three months or less at the date of purchase to be cash equivalents.

   CASH HELD IN ESCROW - Cash held in escrow, primarily, is for repair and replacement reserves, taxes and insurance. Under the terms of the individual partnership agreements and certain mortgage note agreements, the Partnerships are required to fund a reserve for repair and replacement of property and equipment. Restricted repair and replacement funds, included in cash held in escrow totaled $2,317,672 and $426,687 at 1996 and 1995, respectively.

   At December 31, 1995 a certificate of deposit totaling $500,000 was pledged as collateral on a note and is included in cash held in escrow.

   INVENTORIES - Inventories, consisting primarily of food and beverages, are stated at the lower of cost (first in, first out) or market.

   OTHER ASSETS - Other assets consist primarily of franchise fees, organization costs and loan fees. Franchise fees are being amortized over the life of the franchise agreements (15 to 20 years) using the straight-line method. All other assets are being amortized over five years or the life of the loan.

   REVENUE RECOGNITION - Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible.

   IMPAIRMENT OF LONG-LIVED ASSETS - The Partnerships evaluate long-lived assets for impairment based upon the recoverability of the asset's carrying value. When it is probable that the undiscounted future cash flows will not be sufficient to recover the asset's carrying value, an impairment is recognized. No such impairments have been incurred by the Partnerships.

   USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3. HOTEL ACQUISITIONS

   The cost of hotel acquisitions during 1996 and 1995 approximated $28.4 million and $26.5 million, respectively, and were accounted for under the purchase method of accounting, and, accordingly, the costs were allocated to the fair values of the assets acquired and liabilities assumed. The 1996 statement of operations includes revenues of $19.2 million and net income of $3.5 million for a hotel acquired in March 1996 and the 1995 statement of operations includes revenues of $4.8 million and net losses of $0.9 million for hotels acquired in February and November 1995.

4. LONG-TERM DEBT

   Substantially all of the assets of the Partnerships are pledged as collateral for the long-term debt.

   MORTGAGE NOTES - Mortgage notes payable consists of ten notes as of December 31, 1996 and 1995, generally collateralized by a first lien deed of trust, assignment of rents and security agreement. The notes are interest-only amortizing notes which mature at various dates through 2001.

   A mortgage note totaling $445,329 and $450,000 at December 31, 1996 and 1995, respectively, has a fixed interest rate of 9.25%.

   Variable rate notes at December 31, 1996 and December 31, 1995 total $43,199,710 and $26,061,305, respectively. Interest rates on the variable rate notes are generally based on one month or three month LIBOR rates which were 5.53% and 5.56%, respectively, at December 31, 1996 and 5.72% and 5.66%, respectively, at December 31, 1995.

   A note in the amount of $2,440,162 and $2,472,420 at December 31, 1996 and December 31, 1995 respectively, bears interest at the rate of 6.5% for the first year, 7.0% for the second and third years, and 8.25% thereafter. This Note requires the maintenance of a reserve account with the lender to fund capital improvements, repairs and replacements for the property.

   A note in the amount of $2,768,720 and $3,379,657 at December 31, 1996 and 1995, respectively, bears interest at LIBOR rate plus 2.5% and at prime rate plus 0.25%.

   A note in the amount of $8,999,505 and $8,797,633 at December 31, 1996 and 1995, respectively, bears interest at Chase Manhattan Bank, N.A. prime rate plus 1% per annum, which was 9.25% at December 31, 1996 and 9.50% at December 31, 1995. Interest is payable at rates ranging from 6% through year two, 7% for year three, 7.5% for year four, 8% for year five and 8.5% thereafter.
   The note amount has been increased by the difference between the interest accrued and paid.

   Effective June 1997, one of the Partnerships entered into a new two year mortgage agreement for $20,500,000. The note bears interest equal to one month LIBOR plus 2.75% and monthly principal payments are equal to Net Cash Flow for the immediately preceding calendar month, as defined in the loan agreement. Proceeds were used to repay mortgage notes totaling $9,445,000 at December 31, 1996 and to fund distributions to partners.

   Effective May 1997, one of the Partnerships entered into a new three year mortgage agreement for $10,000,000. The note bears interest of one month LIBOR plus 3.25%. Proceeds were used to repay notes totaling $9,286,000 at December 31, 1996 and to provide additional working capital.

   Certain of the mortgage notes are personally guaranteed by certain partners.

   The aggregate maturities, after giving effect to the aforementioned refinancings, for mortgage notes are as follows:


   Year                                        Amount

   1997                                      $   798,326
   1998                                          921,986
   1999                                       12,830,293
   2000                                       29,021,420
   2001                                       14,281,401
                                             -----------

   Total                                     $57,853,426
                                             ===========

   OTHER NOTES PAYABLE - Other notes payable consists of five notes totaling $3,369,082 and four notes totaling $1,392,632 as of December 31, 1996 and 1995, respectively. The notes mature at various dates through March 2000. One of the notes has a variable interest rate based on prime rate, which was 8.75% and 8.5% at December 31, 1996 and 1995, respectively. The other notes bear interest at fixed rates ranging from 8.51% to 15%. Certain of the notes are personally guaranteed by certain partners.

   Included in other notes payable is a note in the amount of $300,000 and $509,708 as of December 31, 1996 and 1995, respectively, payable to an affiliate of the general partner.

   The aggregate maturities, after giving effect to subsequent refinancings, of other notes payable are as follows:



   Year                                    Amount

   1997                                     $  414,248
   1998                                        117,031
   1999                                        389,824
   2000                                        367,983
   2001                                      2,079,997
                                            ----------

   Total                                    $3,369,083
                                            ==========

5. COMMITMENTS AND CONTINGENCIES

   FRANCHISE AGREEMENTS - Under the terms of hotel franchise agreements expiring at various dates through December 2015, monthly payments for franchise royalties, reservation and marketing services are due for all seven hotels. Fees are computed based upon percentages ranging from 2% to 5% of gross room revenue. In certain cases marketing and reservation fees ranging from 1% to 3.5% of gross room revenue and Holidex fees ranging from $5.42 to $5.69 per guest room are also due.

   OPERATING LEASES - Equipment is leased under various noncancelable operating lease agreements expiring at various times through October 2000. The Partnerships recorded expenses under these leases of $570,369 and $153,098 during the years ended December 31, 1996 and 1995, respectively. The future annual minimum lease payments required under these leases as of December 31, 1996 are as follows:


   Year                                    Amount

   1997                                     $  689,134
   1998                                        574,714
   1999                                        536,128
   2000                                        420,958
   2001                                        130,039
   Thereafter                                    5,940
                                            ----------

   Total                                    $2,356,913
                                            ==========

   CONTINGENCIES - The Partnerships may be involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are certain uncertainties inherent in the ultimate outcome of such matters, management believes the resolution of such uncertainties should not have a materially adverse effect on the Partnerships' financial statements.

6. RELATED-PARTY TRANSACTIONS/MANAGEMENT AGREEMENTS

   The hotels are operated under management agreements with a company that shares common ownership with the Partnerships. The agreements expire at various dates through May 2004, with certain agreements containing automatic, unlimited one year renewal periods. Management fees generally range from 2.5% to 3.5% of gross revenue. In addition, certain of the hotels incurred bonus management fees based on achievement of specified return on capital criteria as defined in the individual management agreements. One hotel incurred an incentive management fee based on the lesser of 1% of gross income or net cash flows available for distribution, as defined in the management agreement. Total fees incurred to the affiliated entity for management were $2,038,157 and $797,397 for 1996 and 1995, respectively. Management fees due were $485,368 and $156,096 for 1996 and 1995, respectively. Four of the hotels provided for the deferral of 1% of the management fee without interest until the achievement of specified return on equity criteria as defined in the management agreement. Deferred management fees were $484,435 and $38,679 for 1996 and 1995, respectively.

   Additionally, the Partnerships reimburse the management company for certain operating expense at cost.

7. SUBSEQUENT EVENTS (UNAUDITED)

   During the six months ended June 30, 1997, one of the Partnerships drew additional funds of $2,550,000 on a mortgage note.

   Subsequent to September 30, 1997 all long-term debt of the Partnerships was retired by Patriot in connection with the transaction described in Note 1.

                                     ******

              Report of Independent Certified Public Accountants

The Venture Partners
G.B.H. Joint Venture
 d/b/a Grand Bay Hotel

We have audited the accompanying balance sheets of G.B.H. Joint Venture d/b/a Grand Bay Hotel (the Joint Venture) as of December 31, 1995 and 1996, and the related statements of operations, venturers' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G.B.H. Joint Venture d/b/a Grand Bay Hotel at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                             /s/ ERNST & YOUNG LLP

Miami, Florida
March 13, 1997,
 except for the third paragraph of Note 7
 as to which the date is April 2, 1997

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                                Balance Sheets


                                                                             DECEMBER 31                      JUNE 30
                                                                      1995                1996                  1997
                                                                   ------------------------------            -----------
ASSETS                                                                                                       (Unaudited)
Current assets:
 Cash and cash equivalents                                        $   992,038         $     1,100            $       500
 Restricted cash                                                           --             705,004                395,878
 Accounts receivable, less allowance for doubtful
  accounts of $73,071 and $80,440 at December 31,
  1995 and 1996 and $80,467 at June 30, 1997                          932,598             965,830              1,504,503
 Inventories                                                          653,765             663,471                699,191
 Prepaid expenses                                                      47,903             197,371                203,373
 Other current assets                                                  53,733              35,224                 35,224
                                                                  -------------------------------            -----------
Total current assets                                                2,680,037           2,568,000              2,838,669

Property and equipment, net                                        23,963,330          23,720,271             23,404,509

Intangibles, net of accumulated amortization of
 $164,377 and $209,981 at December 31, 1995
 and 1996 and $236,216 at June 30, 1997                               835,623             893,009                883,676
                                                                  -------------------------------            -----------
                                                                  $27,478,990         $27,181,280            $27,126,854
                                                                  ===============================            ===========

LIABILITIES AND VENTURERS' DEFICIT
Current liabilities:
 Accounts payable                                                 $ 1,477,573         $ 2,390,593            $ 2,151,452
 Accrued expenses                                                   1,975,801           1,851,755                727,040
 Advance reservation and other deposits                               244,287             260,675                174,786
 Loans from partners                                                  667,000             667,000                126,638
 Loans from affiliates                                                665,949             651,937                658,233
 Current portion of long-term debt                                    220,397                  --                     --
 Current portion of obligations under capital leases                   73,041              96,035                 89,761
                                                                  -------------------------------            -----------
Total current liabilities                                           5,324,048           5,917,995              3,927,910

Long-term debt, less current portion                               24,443,362          24,443,362             24,443,362
Accrued interest on long-term debt                                    739,500           1,578,996              1,848,870
Obligations under capital leases                                      131,518             190,543                149,853
                                                                   ------------------------------            -----------
                                                                   30,638,428          32,130,896             30,369,995

Commitments and contingencies

Venturers' deficit                                                 (3,159,438)         (4,949,616)            (3,243,141)
                                                                  -------------------------------            -----------
                                                                  $27,478,990         $27,181,280            $27,126,854
                                                                  ===============================            ===========

See accompanying notes.

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                           Statements of Operations


                                       YEAR ENDED DECEMBER 31                    SIX MONTHS ENDED JUNE 30
                                      1995               1996                    1996               1997
                                  -------------------------------             ------------------------------
                                                                                       (Unaudited)
Revenues:
 Rooms                            $ 9,438,933         $ 9,081,263             $5,158,068         $ 5,975,952
 Food and beverage                  5,615,230           5,784,278              3,066,634           2,859,890
 Telephone                            595,047             579,645                306,362             290,441
 Other                                336,964             307,491                165,062             934,916
                                  -------------------------------             ------------------------------
Total revenues                     15,986,174          15,752,677              8,696,126          10,061,199

Cost and expenses:
 Rooms                              2,372,169           2,388,551              1,221,988           1,289,976
 Food and beverage                  5,278,322           5,641,523              2,864,581           2,770,704
 Telephone                            374,859             354,531                179,371             176,008
 Administrative and general         1,699,693           1,800,357                982,982             888,163
 Advertising and promotional        1,201,324           1,104,785                529,759             659,474
 Energy                               490,967             530,093                259,484             281,169
 Repairs and maintenance              823,713             874,341                428,294             459,970
 Depreciation and amortization      1,219,554           1,275,415                618,215             706,014
 Taxes, insurance and rent            846,869             897,164                442,160             477,714
 Interest                           2,421,433           2,481,978              1,184,210           1,276,757
 Management fees                      428,637             393,867                219,039             230,775
                                  -------------------------------             ------------------------------
Total cost and expenses            17,157,540          17,742,605              8,930,083           9,216,724
                                  -------------------------------             ------------------------------
Net (loss) income                 $(1,171,366)        $(1,989,928)            $ (233,957)        $   844,475
                                  ===============================             ==============================

See accompanying notes.

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                       Statements of Venturers' Deficit


Balance at December 31, 1994                          $(3,025,822)
 Capital contributions                                    152,750
 Contribution of amounts due to affiliates                885,000
 Net loss                                              (1,171,366)
                                                      -----------
Balance at December 31, 1995                           (3,159,438)
 Capital contributions                                    199,750
 Net loss                                              (1,989,928)
                                                      -----------
Balance at December 31, 1996                           (4,949,616)
 Capital contributions (Unaudited)                        862,000
 Net income (Unaudited)                                   844,475
                                                      -----------
Balance at June 30, 1997 (Unaudited)                  $(3,243,141)
                                                      ===========

See accompanying notes.

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                           Statements of Cash Flows


                                                           YEAR ENDED DECEMBER 31                 SIX MONTHS ENDED JUNE 30
                                                           1995              1996                 1996               1997
                                                   -----------------------------------    -------------------------------------
                                                                                                        (Unaudited)
OPERATING ACTIVITIES
Net (loss) income                                        $(1,171,366)      $(1,989,928)           $(233,957)          $ 844,475
Adjustments to reconcile net (loss)
income to net cash provided by
(used in) operating activities:
  Depreciation and amortization                            1,219,554         1,275,415              618,215             706,014
  Gain on settlement of franchise fees                            --                --                   --            (766,943)
  Changes in operating assets and liabilities:
   Accounts receivable                                       443,334           (33,232)             (17,574)           (538,673)
   Inventories                                               (54,816)           (9,706)             (18,566)            (35,720)
   Prepaid expenses and other current assets                   3,948          (130,959)            (179,960)             (6,002)
   Accounts payable and accrued expenses                     433,109           788,974              161,903            (596,913)
   Advance reservation deposits and other
    deposits                                                (119,281)           16,388             (155,483)            (85,889)
   Accrued interest                                          739,500           839,496              (47,783)            269,874
                                                         -----------------------------            -----------------------------
Net cash provided by (used in) operating activities        1,493,982           756,448              126,795            (209,777)

INVESTING ACTIVITIES
Purchase of property and equipment                          (182,682)         (823,260)            (243,434)           (364,017)

FINANCING ACTIVITIES
Restricted cash                                                   --          (705,004)            (765,806)            309,126
Loan refinancing costs                                            --          (102,990)            (103,062)            (16,902)
Proceeds of loans and other advances
 from partners and affiliates                                     --            25,988               12,994             139,631
Repayment of loans and other advances
 from partners and affiliates                               (150,833)          (40,000)             (40,000)             (6,697)
Repayment of long-term debt                                 (239,993)         (220,397)             (25,396)                 --
Repayment of capital leases                                 (112,248)          (81,473)             (40,879)            (46,964)
Capital contributions                                        152,750           199,750               87,250             195,000
                                                         -----------------------------            -----------------------------
Net cash flows (used in) provided by
 financing activities                                       (350,324)         (924,126)            (874,899)            573,194
                                                         -----------------------------            -----------------------------

Net increase (decrease) in cash and
 cash equivalents                                            960,976          (990,938)            (991,538)               (600)
Cash and cash equivalents at beginning
 of period                                                    31,062           992,038              992,038               1,100
                                                         -----------------------------            -----------------------------
Cash and cash equivalents at end of period               $   992,038       $     1,100            $     500           $     500
                                                         =============================            =============================

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                     Statements of Cash Flows (continued)


                                                      YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                                       1995           1996                 1996              1997
                                                   ---------------------------          -----------------------------
                                                                                                 (Unaudited)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid during the period for interest           $1,684,151       $1,642,482          $1,231,993         $1,006,883
                                                   ===========================          =============================

NON-CASH INVESTING AND FINANCING
 ACTIVITIES
Acquisition of equipment under
 capital lease                                     $       --       $  163,492          $       --         $       --
                                                   ===========================          =============================

Contribution of amounts due to affiliates          $  885,000       $       --          $       --         $  667,000
                                                   ===========================          =============================

See accompanying notes.

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                         Notes to Financial Statements

                               December 31, 1996


1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE BUSINESS

G.B.H. Joint Venture (the Joint Venture), was formed on June 15, 1989 as a general partnership to purchase and operate the Grand Bay Hotel (the Hotel), which consists of 178 rooms and related hotel facilities and is located in Miami, Florida. Upon formation, the Joint Venture partners were W-L Bay Associates, Ltd. (W-L Bay) and T.A. at Coconut Grove, Ltd. (T.A.), an affiliate of Tobishima Management, Ltd. (Tobishima), each having a 50% ownership interest. On March 31, 1992, T.A. assigned its ownership interest to W/L GB Associates, Ltd. (W/L), an entity with common ownership to W-L Bay. Profits and losses of the Joint Venture are allocated to the venturer's capital accounts in accordance with the respective percentage ownership of the Joint Venture. The venture partners, in the past, have funded operating deficits and intend to fund the operating deficit, if any, for 1997.

During 1995 and the six months ended June 30, 1997, W-L Bay and W/L or their affiliates contributed amounts totaling $885,000 and $667,000 which were previously advanced to the Joint Venture during 1994 and 1996, respectively.

SIGNIFICANT CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Partnership to concentrations of credit risk, consist principally of cash and accounts receivable. The Partnership places its cash with high credit quality financial institutions. However, the Partnership occasionally maintains cash balances in excess of the FDIC insured limits, thereby failing to limit the amount of credit exposure to any one financial institution. Concentrations of credit risk, with respect to trade receivables, are reduced due to the Partnership's large number of customers. The Partnership generally does not require collateral or other security from these customers.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists of amounts in operating accounts and highly liquid investments, readily convertible into known amounts of cash, with original maturities of three months or less.

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                   Notes to Financial Statements (continued)


1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESTRICTED CASH

Restricted cash consists of amounts placed in escrow in accordance with debt agreements for replacement reserves, payment of certain fixed charges and debt service shortfalls.

INVENTORIES

Inventories, consisting principally of food and beverage, linen, china, glass and silverware, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are charged to expense as incurred. Depreciation is provided on the straight-line method over the estimated useful lives of the assets which range from 5 to 40 years. In the case of certain property under capital lease, amortization is provided over the lesser of the useful life of the leased asset or the lease term.

INTANGIBLES

Intangibles relate to loan financing costs and goodwill established at the formation of the Joint Venture. Amortization of goodwill is provided on the straight-line method over 40 years. Amortization of loan financing costs is provided on the interest method over the life of the related debt. Amortization expense for the years ended December 31, 1995 and 1996 amounted to $26,813 and $45,604, respectively. For the six months ended June 30, 1996 and 1997, amortization expense amounted to $12,503 and $26,235, respectively.

ADVERTISING EXPENSE

The Joint Venture expenses costs of advertising as incurred. Advertising expense for the years ended December 31, 1995 and 1996 totaled $278,227 and $281,244, respectively. For the six months ended June 30, 1996 and 1997, advertising expense amounted to $142,032 and $136,862, respectively.

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                   Notes to Financial Statements (continued)


1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

No provision has been made for income taxes for the Joint Venture since, for Federal and State income tax purposes, each venture partner includes its proportionate share of income, loss or credits in its respective income tax return.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

LONG-LIVED ASSETS

In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the assets to its carrying amount. The Joint Venture adopted Statement 121 effective January 1, 1996. The adoption of this accounting standard did not have a material impact on the financial statements as of and for the year ended December 31, 1996.

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                   Notes to Financial Statements (continued)


2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                     DECEMBER 31             JUNE 30
                                                 1995           1996          1997
                                             --------------------------    -----------
                                                                           (Unaudited)
        Land                                 $ 9,309,625    $ 9,309,625    $ 9,309,625
        Building and improvements             15,954,594     16,302,568     16,302,568
        Furniture and fixtures and
         capital assets                        6,758,701      7,397,479      7,761,496
                                             --------------------------    -----------
                                              32,022,920     33,009,672     33,373,689
        Less accumulated depreciation         (8,059,590)    (9,289,401)    (9,969,180)
                                             --------------------------    -----------
        Property and equipment, net          $23,963,330    $23,720,271    $23,404,509
                                             ==========================    ===========

Depreciation expense for the years ended December 31, 1995 and 1996 amounted to $1,192,741 and $1,229,811, respectively. For the six months ended June 30, 1996 and 1997, depreciation expense totaled $605,712 and $679,779, respectively.

3. ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                       DECEMBER 31                JUNE 30
                                                    1995          1996              1997
                                                 ------------------------         --------
                                                                                 (Unaudited)
        Real estate taxes                        $  471,974    $  491,640         $205,027
        Franchise fees                              797,168       816,943           50,000
        Accrued salaries and wages                  135,465       164,328          147,521
        Other                                       571,194       378,844          324,492
                                                 ------------------------         --------
        Total                                    $1,975,801    $1,851,755         $727,040
                                                 ========================         ========

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                   Notes to Financial Statements (continued)


4. LONG-TERM DEBT

Long-term debt consists of the following:

                                                    DECEMBER 31                JUNE 30
                                                 1995          1996             1997
                                              -------------------------      -----------
                                                                             (Unaudited)

Mortgage payable, as amended, interest
 only at 6.5% from January 1, 1995 to
 December 31, 1996, 8% from January 1,
 1997 to December 31, 1997 and 9.5% from
 January 1, 1998 to December 31, 1999, at
 which time $24,443,362 plus a yield
 maintenance premium of $2,560,200 is due
 (the yield premium will be $2,118,750 if
 paid off on December 31, 1997; and
 $2,329,000 if paid off on December 31,
 1998); collateralized by a first mortgage
 on all new property and equipment and an
 assignment of management agreements and
 certain licenses.                            $24,443,362   $24,443,362      $24,443,362

Mortgage payable, non-interest bearing,
 principal payments of $25,397 and
 $195,000 due in March 31, 1996 and
 December 31, 1996, respectively.                 220,397            --               --
                                              -------------------------      -----------
Total long-term debt                           24,663,759    24,443,362       24,443,362
Less current portion                              220,397            --               --
                                              -------------------------      -----------
Long-term debt, excluding current portion     $24,443,362   $24,443,362      $24,443,362
                                              =========================      ===========

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                   Notes to Financial Statements (continued)


5. OBLIGATIONS UNDER CAPITAL LEASES

The Joint Venture leases certain equipment, which is included in property and equipment on the accompanying balance sheets, under capital leases. Future minimum rental payments under capital leases as of December 31, 1996 are as follows:

        Year ending December 31
        1997                                                         $122,933
        1998                                                           86,315
        1999                                                           67,121
        2000                                                           43,162
        2001                                                           28,775
                                                                     --------
        Total minimum lease payments                                  348,306
        Less amount representing interest                              61,728
                                                                     --------
        Total obligations under capital leases                        286,578
        Less current portion                                           96,035
                                                                     --------
        Long-term portion                                            $190,543
                                                                     ========


As of June 30, 1997, there has been no significant changes in the terms of the leases.

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                   Notes to Financial Statements (continued)


6. LOANS FROM PARTNERS AND AFFILIATES

The Joint Venture is indebted on loans from partners and affiliates who are related through common ownership. The loans are unsecured and due on demand with accrued interest paid at maturity. The loans consist of the following:

                                                 DECEMBER 31              JUNE 30
                                             1995          1996             1997
                                           ----------------------         --------
                                                                         (Unaudited)
Loans from affiliates:
 Sheraton Grand Hotel,
  interest at 6%                           $425,000      $425,000         $425,000
 CHC International, Inc.,
  variable rate                             139,429       140,233          133,536
                                           ----------------------         --------
                                            564,429       565,233          558,536
Accrued interest                            101,520        86,704           99,697
                                           ----------------------         --------
Total loans and accrued
interest from affiliates                   $665,949      $651,937         $658,233
                                           ======================         ========

Loans from Partners:
 W-L Bay Associates, Ltd.,
  unsecured, non-interest bearing          $333,500      $333,500         $ 63,319
 W-L GB Associates, Ltd.,
  unsecured, non-interest bearing           333,500       333,500           63,319
                                           ----------------------         --------

Total loans from partners                  $667,000      $667,000         $126,638
                                           ======================         ========

7. COMMITMENTS AND CONTINGENCIES

MANAGEMENT FEES AND RELATED PARTY TRANSACTIONS

The Joint Venture pays a management fee to Grand Bay Management Company, an entity related through common ownership, to operate and manage the Hotel. Under the terms of the Hotel Management Agreement (the Agreement), the management fee consists of 3.5% of gross

                             G.B.H. Joint Venture
                             d/b/a Grand Bay Hotel

                   Notes to Financial Statements (continued)


7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

revenues, as defined. Effective March 1, 1995, the Agreement was amended whereby the management fee was decreased to 2.5% of gross revenue, as defined, and the term was extended to June 14, 2024. Management fee expense for the years ended December 31, 1995 and 1996 totaled $428,637 and $393,867, respectively. For the six months ended June 30, 1996 and 1997, management fee expense was $219,039 and $230,775, respectively.

FRANCHISE AGREEMENT

The Hotel, pursuant to an agreement with Ciga Hotels Marketing, S.P.A. (CIGA), operated as a CIGA hotel. The agreement provided for the payment of franchise fees of 2% of gross room revenues as well as other charges as specified in the agreement. Franchise fees for the year ended December 31, 1995 was $188,733, which is included in advertising and promotional expenses in the accompanying statement of operations. As of December 31, 1995 the cumulative amount owed to CIGA was $916,943 and was in dispute. During 1996, no additional amounts were accrued to CIGA. In connection with the negotiation of a settlement agreement, the Partnership paid $100,000 to CIGA which was held in escrow at December 31, 1996.

On April 2, 1997, the Joint Venture received notification of acceptance by CIGA of a negotiated settlement with respect to its franchise agreement disputes. Pursuant to such settlement agreement, the Joint Venture will pay a total of $150,000 to CIGA; $100,000 which was paid upon execution of the contract and the balance due one year from the execution of the contract.

Accordingly, included in other income for the six months ended June 30, 1997 is a gain on settlement of franchise fees of $766,943.

LITIGATION

In the normal course of business, the Joint Venture is subject to litigation. Management believes that ultimate resolution of pending or threatened litigation will not have a material adverse impact on the Joint Venture's financial condition or results of operations, and, consequently, no loss provisions for such claims have been reflected in the financial statements.

              Report of Independent Certified Public Accountants



The Partners
River House Associates
 d/b/a The Sheraton Gateway Hotel

We have audited the accompanying balance sheets of River House Associates d/b/a The Sheraton Gateway Hotel (a general partnership operating as a Joint Venture) (the Joint Venture) as of December 31, 1995 and 1996, and the related statements of operations and changes in venturers' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of River House Associates d/b/a The Sheraton Gateway Hotel at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                     /s/ ERNST & YOUNG LLP

Miami, Florida
September 23, 1997

                             River House Associates
                        d/b/a The Sheraton Gateway Hotel

                                 Balance Sheets

                                                                        DECEMBER 31               JUNE 30
                                                                   1995             1996            1997
                                                               ---------------------------      -----------
ASSETS                                                                                          (Unaudited)
Current assets:
   Cash (including  restricted cash of $82,519, $1,180
     and $-0- at December 31, 1995 and 1996 and
     June 30, 1997, respectively)                              $    227,644    $    187,486    $    405,248
   Accounts receivable, less allowance for doubtful accounts
     of  $46,315, $24,291 and $37,320 at December 31, 1995
     and 1996 and  June 30, 1997, respectively                    1,130,995         878,481         466,526
   Inventories                                                      165,548         173,707         175,005
   Prepaid expenses                                                    --           124,523         313,017
   Other current assets                                              26,629          49,674          23,874
                                                               ----------------------------     -----------
Total current assets                                              1,550,816       1,413,871       1,383,670

Property and equipment, net                                      18,366,256      18,018,251      17,339,348

Other assets:
   Deferred charges                                                 263,177          95,607          11,150
   Security deposits                                                127,782         127,782         131,635
                                                               ----------------------------     -----------
Total other assets                                                  390,959         223,389         142,785
                                                               ----------------------------     -----------
Total assets                                                   $ 20,308,031    $ 19,655,511    $ 18,865,803
                                                               ============================    ============

LIABILITIES AND VENTURERS' DEFICIT
Current liabilities:
   Current portion of mortgage payable, net                    $       --      $ 21,263,608    $       --
   Current portion of notes payable                                  55,400          43,738          14,199
   Current portion of obligations under capital leases                 --            93,093          99,882
   Accounts payable                                               1,342,186       1,341,128         829,727
   Accrued expenses                                                 418,561         505,028         526,745
   Taxes and insurance payable                                      368,951         365,178         397,374
   Due to affiliates                                                462,220         754,133         719,919
   Loans from affiliates                                          1,545,065       1,786,773       1,790,503
   Other current liabilities                                        377,485         330,640         233,085
                                                               ----------------------------     -----------
Total current liabilities                                         4,569,868      26,483,319       4,611,434

Mortgage payable                                                 20,552,368            --        21,500,000
Obligations under capital leases, less current portion               38,565         418,524         364,922
                                                               ----------------------------     -----------
                                                                 25,160,801      26,901,843      26,476,356
Commitments and contingencies

Venturers' deficit                                               (4,852,770)     (7,246,332)     (7,610,553)
                                                               ----------------------------     -----------

Total liabilities and venturers' deficit                       $ 20,308,031    $ 19,655,511    $ 18,865,803
                                                               ============================    ============

See accompanying notes.

                             River House Associates
                        d/b/a The Sheraton Gateway Hotel

           Statements of Operations and Changes in Venturers' Deficit

                                                                                     SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31                  JUNE 30
                                                   1995              1996          1996              1997
                                               -----------------------------    ----------------------------
                                                                                      (Unaudited)
Revenues:
   Rooms                                       $  7,441,765     $  8,626,251    $ 4,446,831      $ 5,209,148
   Food and beverage                              2,410,510        2,728,303      1,353,015        1,653,411
   Telephone                                        338,685          436,768        223,537          240,333
   Other                                            204,843          204,603        105,443          171,172
                                               -----------------------------    ----------------------------
                                                 10,395,803       11,995,925      6,128,826        7,274,064
Cost and expenses:
   Rooms                                          2,150,348        2,298,238      1,131,942        1,396,582
   Food and beverage                              2,279,307        2,588,986      1,297,252        1,358,788
   Telephone                                        282,044          280,659        150,939          153,284
   Administrative and general                     1,312,135        1,663,041        785,806          771,071
   Advertising and promotion                        771,878          972,618        444,416          488,372
   Energy                                           529,909          592,240        284,585          305,978
   Repairs and maintenance                          612,047          622,489        284,147          360,624
   Depreciation and amortization                  1,482,041        1,664,285        759,051          935,657
   Taxes and insurance                              424,463          525,169        320,673          293,229
   Interest                                       1,980,403        2,102,700        999,717        1,052,162
   Amortization of mortgage discount                535,812          567,340        283,670          236,392
   Management fees                                  207,079          240,132        122,723          145,680
   Franchise fees                                   148,751          172,550         88,961          104,183
   Other                                             81,022           99,040         42,131           36,283
                                               -----------------------------    ----------------------------
                                                 12,797,239       14,389,487      6,996,013        7,638,285
                                               -----------------------------    ----------------------------
Net loss                                         (2,401,436)      (2,393,562)      (867,187)        (364,221)
Venturers' deficit at beginning of period        (2,451,334)      (4,852,770)    (4,852,770)      (7,246,332)
                                               -----------------------------    ----------------------------
Venturers' deficit at end of period            $ (4,852,770)    $ (7,246,332)   $(5,719,957)     $(7,610,553)
                                               =============================    ============================

See accompanying notes.

                             River House Associates
                        d/b/a The Sheraton Gateway Hotel

                            Statements of Cash Flows


                                                                                        SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31                       JUNE 30
                                                 1995              1996               1996              1997
                                           ----------------------------------   ----------------------------------
                                                                                            (Unaudited)
OPERATING ACTIVITIES
Net loss                                       $(2,401,436)     $(2,393,562)         $(867,187)     $  (364,221)
Adjustments to reconcile net loss to net
   cash provided by operating activities:
     Depreciation and amortization               1,482,041        1,664,285            759,051          935,657
     Amortization of mortgage discount             535,812          567,340            283,670          236,392
     Changes in operating assets and
     liabilities:
         Accounts receivable                       (55,453)         252,514           (285,593)         411,955
         Inventories                               (23,106)          (8,159)            (9,895)          (1,298)
         Prepaid expenses and other
           current assets                           57,540         (147,568)          (246,667)        (199,411)
         Security deposit                         (114,634)               -                  -                -
         Accounts payable                          498,626           (1,058)           338,284         (511,401)
         Accrued expenses                           64,675           86,467             39,338           21,717
         Taxes and insurance payable                 4,011           (3,773)            51,284           32,196
         Due to affiliates                                          240,132            780,193          (34,214)
         Other current liabilities                 233,940            4,936           (546,650)         (97,555)
                                              -----------------------------         ---------------------------
Net cash provided by operating activities          282,016          261,554            295,828          429,817

Investing activities
Purchase of property and equipment              (2,893,431)        (580,238)          (531,691)        (139,433)

Financing activities
Proceeds (repayments) of loans from
   affiliates                                      473,345          241,708            (39,284)           3,730
Proceeds from notes payable                        137,378                -                  -                -
Restricted cash                                    175,322           81,339             82,519            1,180
Repayment of obligations under capital
   leases                                                -          (56,855)           (23,689)         (46,813)
Repayment of notes payable                         (43,413)         (50,227)           (27,175)         (29,539)
Proceeds from mortgage payable                   2,167,600          143,900            143,900                -
Increase in deferred charges                      (238,967)               -                  -                -
                                              -----------------------------         ---------------------------
Net cash provided by (used in) financing
   activities                                    2,671,265          359,865            136,271          (71,442)
                                              -----------------------------         ---------------------------
Net increase (decrease) in cash                     59,850           41,181            (99,592)         218,942
Cash, unrestricted beginning of period              85,275          145,125            145,125          186,306
                                              -----------------------------         ---------------------------

Cash, unrestricted end of period              $    145,125     $    186,306         $   45,533      $   405,248
                                              =============================         ===========================

                             River House Associates
                        d/b/a The Sheraton Gateway Hotel

                      Statements of Cash Flows (continued)

                                                                        SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31            JUNE 30
                                               1995        1996          1996        1997
                                           -----------------------   -----------------------
                                                                           (Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash paid during the period for interest   $1,761,508   $1,935,398   $  999,717   $1,124,662
                                           =======================   =======================

SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING ACTIVITIES
Acquisition of equipment under capital
   leases                                  $        -   $  568,472   $  332,256   $        -
                                           =======================   =======================

See accompanying notes.

                            River House Associates
                       d/b/a The Sheraton Gateway Hotel

                         Notes to Financial Statements

                          December 31, 1995 and 1996
                         and June 30, 1997 (Unaudited)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

River House Associates (the Joint Venture), was formed on December 8, 1982 as a general partnership between Preferred Properties Fund 81, Ltd. (Preferred) and Miami Airport Hotel Associates, Ltd. (MAHA) to purchase and operate a 408 room hotel (the Hotel) located in Miami, Florida. On March 30, 1993, Preferred assigned its 70% ownership interest in the Joint Venture to River Orchids Associates, Ltd. (Orchids).

Profits and losses are allocated in accordance with each venturers' respective ownership interest in the Joint Venture as follows:

        Orchids                                                         70%
        MAHA                                                            30%

Orchids and certain affiliates in the past have funded operating deficits and intend to fund operating deficits, if any, for 1997. Additionally, management refinanced the existing $21.5 million mortgage during July 1997 (see Note 3).

SIGNIFICANT CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Joint Venture to concentrations of credit risk, consist principally of cash and accounts receivable. The Joint Venture places its cash with high credit quality financial institutions. However, the Joint Venture occasionally maintains cash balances in excess of the FDIC insured limits, thereby failing to limit the amount of credit exposure to any one financial institution. Concentrations of credit risk, with respect to trade receivables, are reduced due to the Joint Venture's large number of customers. The Joint Venture generally does not require collateral or other security from these customers.

CASH

Cash consists of funds in operating accounts and restricted cash relating to reserves for the renovation of the Hotel.

                            River House Associates
                       d/b/a The Sheraton Gateway Hotel

                   Notes to Financial Statements (continued)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories, consisting principally of food and beverage, linen, china, glass and silverware, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, after adjustment for permanent impairment which occurred on March 30, 1993 upon Preferred's assignment of its 70% ownership interest to Orchid. Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from 5 to 25 years. Depreciation expense includes amortization of assets recorded under capital leases.

DEFERRED CHARGES

Deferred charges represent costs incurred and capitalized in obtaining refinancing on the Joint Venture's long-term debt. Such costs are amortized on the interest method over the life of the loan.

LONG-LIVED ASSETS

In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Joint Venture adopted Statement 121 in the first quarter of 1996 and the effect of adoption was not material to the financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                            River House Associates
                       d/b/a The Sheraton Gateway Hotel

                   Notes to Financial Statements (continued)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING EXPENSE

The Joint Venture expenses cost of advertising as incurred. Advertising expense for the years ended December 31, 1995 and 1996 was $263,886 and $380,549, respectively. For the six months ended June 30, 1996 and 1997, advertising expense was $144,194 and $188,328, respectively.

INCOME TAXES

The Joint Venture is a general partnership and not subject to Federal or state income taxes and none have been provided in the accompanying financial statements. However, the Joint Venture is required to file informational tax returns and the venturers are required to include their share of Joint Venture income or loss in their respective tax returns.

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                      DECEMBER 31                  JUNE 30
                                                 1995            1996               1997
                                              ---------------------------        -----------
                                                                                 (Unaudited)
Land                                          $ 3,819,048     $ 3,819,048        $ 3,819,048
Building and improvements                      11,803,387      12,149,573         12,202,589
Furniture, fixtures and equipment               5,239,550       6,106,710          6,193,127
Vehicles                                          137,378         137,378            137,378
Construction in progress                           64,636              --                 --
                                              -----------     -----------        -----------
                                               21,063,999      22,212,709         22,352,142
Less accumulated depreciation                  (2,697,743)     (4,194,458)        (5,012,794)
                                              -----------     -----------        -----------
                                              $18,366,256     $18,018,251        $17,339,348
                                              ===========     ===========        ===========

                             River House Associates
                        d/b/a The Sheraton Gateway Hotel

                   Notes to Financial Statements (continued)


3. LONG-TERM DEBT

Long-term debt consists of the following:

                                                                        DECEMBER 31                   JUNE 30
                                                                   1995             1996                1997
                                                            ------------------------------------ -------------------
                                                                                                    (Unaudited)
Mortgage payable, interest only at 9%, payable in monthly
   installments through June 1997 at which time the
   principal balance is due; collateralized by a
   first mortgage on the Joint Venture's real property
   and equipment                                              $   21,356,100    $   21,500,000    $    21,500,000
Less unamortized discount on mortgage                               (803,732)         (236,392)                --
                                                            ------------------------------------ -------------------
Mortgage payable, net                                             20,552,368        21,263,608         21,500,000
Less current portion (see paragraph below regarding
   refinancing and classification)                                        --        21,263,608                 --
                                                            ==================================== ===================
Mortgage payable, excluding current portion                   $   20,552,368    $           --    $    21,500,000
                                                            ==================================== ===================

Notes payable at 7.3% interest, payable in monthly
   installments of principal and interest, maturing
   July 20, 1997; collateralized by vehicles with
   a carrying value of $86,818, $65,107 and $54,263
   at December 31, 1995 and 1996, and June 30, 1997,
   respectively                                               $       71,209    $       30,273    $         8,923

Note payable at 8.75% interest, payable in monthly
   installments of principal and interest,
   maturing  November  3, 1997;  collateralized
   by a vehicle  with a carrying value of $24,528,
   $19,235 and $16,351 at December 31, 1995 and 1996
   and June 30, 1997, respectively                                    22,756            13,465              5,276
                                                            ------------------------------------ -------------------
                                                                      93,965            43,738             14,199
Less current portion                                                  55,400            43,738             14,199
                                                            ------------------------------------ -------------------
Notes payable, long-term portion                              $       38,565    $           --    $             --
                                                            ==================================== ===================

On September 30, 1994, the Joint Venture entered into an agreement (the Loan Agreement) with Equitable Life Assurance Society of the United States (the Lender), to refinance its mortgage note payable and to obtain additional funding to renovate the Hotel. The mortgage note (the Note) in the amount of $21,500,000 consolidated the outstanding loan balance of $17,886,736 at June 1, 1994 with an additional $3,613,264 which was advanced to the Joint Venture to fund renovations of the Hotel.

                            River House Associates
                       d/b/a The Sheraton Gateway Hotel

                   Notes to Financial Statements (continued)


3. LONG-TERM DEBT (CONTINUED)

The Note requires monthly Excess Cash Flow Payments, as defined, to be deposited into an escrow account established by the lender which will be applied annually: first, to the payment of real estate taxes; second, to the funding of an "FF&E Reserve Account", as defined, and third, to reduce the unpaid principal balance of the Note.

Additionally, in the event of a sale of the Hotel or a refinancing or prepayment of the Note, the lender is entitled to a payment of additional interest equal to 50% of the Net Equity, as defined.

On July 9, 1997, the Joint Venture entered into a $25,625,000 promissory note (the New Note). The net proceeds of the New Note were used (i) to pay the outstanding balance on the Note of $21,500,000 plus accrued interest, (ii) to pay approximately $2,800,000 of related party payables, and (iii) to increase working capital by approximately $275,000. The New Note calls for monthly interest only payments at the one month LIBOR rate plus 2.75% through July 1999, the maturity date. In addition, the New Note requires monthly payments based on Net Cash Flow, as defined. The classification of mortgage payable as long-term at June 30, 1997 reflects the terms of the New Note described above.

4. OBLIGATIONS UNDER CAPITAL LEASES

The Joint Venture leases certain equipment under capital leases. Future minimum rental payments under non-cancelable capital leases are as follows:

        Year ending December 31
        1997                                                  $159,288
        1998                                                   159,288
        1999                                                   159,288
        2000                                                   159,288
        2001                                                    48,290
                                                              --------
        Total minimum lease payments                           685,442
        Less amount representing interest                      173,825
                                                              --------
        Total obligation under capital leases                  511,617
        Less current portion                                    93,093
                                                              --------
        Obligations under capital leases, long-term portion   $418,524
                                                              ========

As of June 30, 1997, there have been no significant changes in the terms of the leases.

                            River House Associates
                       d/b/a The Sheraton Gateway Hotel

                   Notes to Financial Statements (continued)


5. RELATED PARTY TRANSACTIONS

LOANS FROM AFFILIATES

The Joint Venture's loans from affiliates consist of the following:

                                                           DECEMBER 31        JUNE 30
                                                        1995        1996       1997
                                                    ----------------------  ----------
                                                                            (Unaudited)
        Tampa Grand Hotel including interest
         accrued at 6%, unsecured, due on demand    $  227,515  $  241,529  $  247,006
        W/L Liquidating Trust, including
         interest accrued at 6%, unsecured, due
         on demand                                     151,800     160,404     164,379
        River Orchids Associates, Ltd. including
         interest accrued at 6%, unsecured, due
         on demand                                   1,165,750   1,384,840   1,379,118
                                                    ----------------------  ----------
                                                    $1,545,065  $1,786,773  $1,790,503
                                                    ======================  ==========

MANAGEMENT FEES

The Hotel is operated under a management agreement with an entity related through common ownership. The agreement, which expires May 30, 2014, provides for payments of 2.0% of monthly Gross Revenues, as defined. Management fee expense for the year ended December 31, 1995 and 1996 totaled $207,079 and $240,132, respectively. For the six months ended June 30, 1996 and 1997, management fee expense was $122,723 and $145,680, respectively. Due to affiliates represents the cumulative amount of unpaid management fees.

REIMBURSABLE EXPENSES

Included in accounts payable at December 31, 1995 and 1996 are $ 72,684 and $ 515,278, respectively, which represents amounts due to affiliates for reimbursement of expenses paid on behalf of the Hotel. At June 30, 1997, amounts included in accounts payable due to affiliates for reimbursement of expenses totaled $390,318.

                            River House Associates
                       d/b/a The Sheraton Gateway Hotel

                   Notes to Financial Statements (continued)


6. LEASING REVENUES

Approximate future minimum rentals from a non-cancelable lease are as follows:

        Year ending December 31
        1997                                            $ 40,000
        1998                                              40,000
        1999                                              33,333
                                                        --------
                                                        $113,333
                                                        ========

On November 4, 1994, the Joint Venture entered into a five year lease with an unrelated individual to operate the Gift Shop for an annual base rent of $40,000, or 10% of gross sales as defined, whichever is greater. Total income under the lease agreement is included with other revenues in the accompanying statements of operations.

7. COMMITMENTS AND CONTINGENCIES

FRANCHISE AGREEMENT

The Hotel is operated under a franchise agreement with the Sheraton Corporation. The agreement, which expires on July 1, 1997, provides for the payment of franchise fees of 2% of gross room revenues as well as other charges as specified in the agreement. Franchise fees for the years ended December 31, 1995 and 1996 were $148,751 and $172,550, respectively. For the six months ended June 30, 1996 and 1997, franchise fees were $88,961 and $104,183, respectively.

LITIGATION

In the normal course of business, the Joint Venture is subject to litigation. Management believes that the ultimate resolution of pending or threatened litigation will not have a material adverse impact on the Joint Venture's financial condition or results of operations, and, consequently, no loss provisions for such claims have been reflected in the financial statements.

                            River House Associates
                       d/b/a The Sheraton Gateway Hotel

                   Notes to Financial Statements (continued)


8. SUBSEQUENT EVENTS

The Joint Venture is currently negotiating a contribution agreement whereby the Hotel and certain related assets and liabilities will be contributed in exchange for certain partnership interests which, it is contemplated, will qualify as a tax free contribution under section 721 of the Internal Revenue Code.

              Report of Independent Certified Public Accountants

The Partners
W-L Tampa, Ltd.

We have audited the accompanying balance sheets of W-L Tampa, Ltd. as of December 31, 1995 and 1996, and the related statements of operations and partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of W-L Tampa, Ltd. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Miami, Florida
September 19, 1997

                                W-L Tampa, Ltd.

                                Balance Sheets

                                                                   DECEMBER 31                   JUNE 30
                                                               1995           1996                1997
                                                          ------------------------------    -----------------
                                                                                               (Unaudited)
ASSETS
Current assets:
 Cash                                                     $    401,023    $     468,258      $    924,418
 Restricted cash                                               577,462          505,642           275,592
 Accounts receivable--trade, less allowance
  for doubtful accounts of $23,994, $7,675
  and $7,226 at December 31, 1995 and 1996
  and June 30, 1997, respectively                              849,073          849,632           850,106
 Inventories                                                   398,786          410,078           388,385
 Prepaid expenses                                              195,988          375,243           677,508
                                                         -------------------------------    --------------
Total current assets                                         2,422,332        2,608,853         3,116,009

Property and equipment, net                                 21,883,034       21,549,657        21,385,599

Other assets:
 Deferred charges                                              416,341          321,879           322,091
 Due from affiliates                                         1,020,525        1,065,287         1,087,423
                                                         -------------------------------    --------------
Total other assets                                           1,436,866        1,387,166         1,409,514
                                                         -------------------------------    --------------
Total assets                                              $ 25,742,232    $  25,545,676      $ 25,911,122
                                                         ===============================    ==============

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
 Accounts payable--trade                                  $    939,771    $     941,865      $    625,747
 Accrued expenses                                              911,964          957,186           753,688
 Current portion of obligation under capital lease                               19,060            20,160
 Loans from affiliate                                          395,337          416,395           426,808
                                                         -------------------------------    --------------
Total current liabilities                                    2,247,072        2,334,506         1,826,403

Obligation under capital lease                                                   79,004            68,641
Mortgage note payable and related interest                  46,692,518       48,357,087        49,259,097
                                                         -------------------------------    --------------
                                                            48,939,590       50,770,597        51,154,141

Commitments and contingencies

Partners' deficit                                          (23,197,358)     (25,224,921)      (25,243,019)
                                                         -------------------------------    --------------
Total liabilities and partners' deficit                   $ 25,742,232    $  25,545,676      $ 25,911,122
                                                         ===============================    ==============

See accompanying notes.

                                W-L Tampa, Ltd.

                 Statements of Operations and Partners' Deficit

                                           YEAR ENDED DECEMBER 31            SIX MONTHS ENDED JUNE 30
                                            1995            1996              1996            1997
                                       -------------------------------   -------------------------------
                                                                                   (Unaudited)
Revenues:
 Rooms                                  $  6,942,639    $  7,586,814      $  4,236,369    $  4,845,979
 Food and beverage                         6,194,539       7,182,945         3,705,968       4,194,737
 Telephone                                   296,975         264,630           147,274         133,753
 Other operating revenue                     259,799         218,182           125,137         230,541
                                       -------------------------------   -------------------------------
                                          13,693,952      15,252,571         8,214,748       9,405,010

Costs and expenses:
 Rooms                                     1,510,233       1,676,030           881,828         965,142
 Food and beverage                         4,707,181       5,600,445         2,915,038       3,153,343
 Telephone                                   197,074         191,525           101,786          99,853
 Administrative and general                1,504,729       1,663,929           828,989         935,650
 Sales, advertising and public
 relations                                 1,034,479       1,085,610           547,474         757,910
 Repairs and maintenance                     482,771         546,142           281,966         275,442
 Utility expenses                            640,706         618,902           324,294         310,558
 Property taxes and insurance                632,334         619,513           325,871         328,836
 Interest expense                          4,552,465       4,143,479         2,081,185       2,136,041
 Depreciation and amortization             1,036,490       1,134,559           591,672         460,333
                                       -------------------------------   -------------------------------
                                          16,298,642      17,280,134         8,880,103       9,423,108
                                       -------------------------------   -------------------------------
Net loss                                  (2,604,690)     (2,027,563)         (665,355)        (18,098)
Partners' deficit at beginning
of period                                (20,592,668)    (23,197,358)      (23,197,358)    (25,224,921)
                                       -------------------------------   -------------------------------
Partners' deficit at end of period      $(23,197,358)   $(25,224,921)     $(23,862,713)   $(25,243,019)
                                       ===============================   ===============================

See accompanying notes.

                                W-L Tampa, Ltd.

                            Statements of Cash Flows

                                                             YEAR ENDED                       SIX MONTHS ENDED
                                                             DECEMBER 31                           JUNE 30
                                                        1995             1996              1996             1997
                                                   --------------------------------    -------------------------------
                                                                                                 (Unaudited)
OPERATING ACTIVITIES
Net loss                                             $(2,604,690)     $(2,027,563)       $ (665,355)      $  (18,098)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation and amortization                        1,036,490        1,134,559           591,672          460,333
  Deferred interest expense                            2,405,386        1,664,569           828,651          866,194
  Changes in operating assets and liabilities:
   Accounts receivable                                  (520,042)            (559)          319,259             (474)
   Due from affiliates                                   885,980          (44,762)          (14,786)         (22,136)
   Inventories                                           (51,784)         (11,292)           33,690           21,693
   Prepaid expenses                                      (51,059)        (179,255)          (58,348)        (302,265)
   Other assets                                         (351,851)              --                --               --
   Accounts payable                                      462,685            2,094          (279,891)        (316,118)
   Accrued expenses                                   (1,203,098)          45,222          (239,465)        (203,498)
   Due to affiliate                                      395,337           21,058            10,471           10,413
                                                   --------------------------------    -------------------------------
Net cash provided by operating activities                403,354          604,071           525,898          496,044

INVESTING ACTIVITY
Purchase of property and equipment                      (196,835)        (595,700)         (309,154)        (260,671)
                                                   --------------------------------    -------------------------------
Net cash used in investing activity                     (196,835)        (595,700)         (309,154)        (260,671)

FINANCING ACTIVITIES
Repayment of obligation under capital lease                   --          (12,956)               --           (9,263)
Restricted cash                                         (577,462)          71,820           241,665          230,050
Net cash (used in) provided by financing
 activities                                             (577,462)          58,864           241,665          220,787
                                                   --------------------------------    -------------------------------

Net (decrease) increase in cash                         (370,943)          67,235           458,409          456,160
Cash at beginning of period                              771,966          401,023           401,023          468,258
                                                   --------------------------------    -------------------------------
Cash at end of period                                $   401,023      $   468,258        $  859,432       $  924,418
                                                   ================================    ===============================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest             $ 3,347,271      $ 2,462,253        $1,252,234       $1,234,031
                                                   ================================    ===============================

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Acquisition of equipment under capital leases        $        --      $   111,020        $  111,020       $       --
                                                   ================================    ===============================

See accompanying notes.

                                W-L Tampa, Ltd.

                         Notes to Financial Statements

                         December 31, 1996 and 1995 and
                           June 30, 1997 (Unaudited)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

W-L Tampa, Ltd. (a Florida Limited Partnership) (the Partnership) was formed on January 4, 1988. On June 1, 1988 the Partnership purchased the 325-room Sheraton Grand Hotel located in Tampa, Florida.

SIGNIFICANT CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Partnership to concentrations of credit risk, consist principally of cash and accounts receivable. The Partnership places its cash with high credit quality financial institutions. However, the Partnership occasionally maintains cash balances in excess of the FDIC insured limits, thereby failing to limit the amount of credit exposure to any one financial institution. Concentrations of credit risk, with respect to trade receivables, are reduced due to the Partnership's large number of customers. The Partnership generally does not require collateral or other security from these customers.

RESTRICTED CASH

Restricted cash consists of amounts placed in escrow in accordance with debt agreements for replacement reserves, payment of certain fixed charges and debt service shortfalls.

INVENTORIES

Inventories consist of food, beverage and operating supplies and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided on either the straight-line method or an accelerated method over the estimated useful economic lives of the assets which range from 5 to 39 years.

                                W-L Tampa, Ltd.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In March 1995, the Financial Accounting Standards Board issued Statement
No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the assets to their carrying amount. The Partnership adopted Statement 121 effective January 1, 1996. The adoption of this accounting standard did not have a material impact on the financial statements as of and for the year ended December 31, 1996.

INTANGIBLE ASSETS

Intangible assets subject to amortization include loan closing costs and franchise fees. Loan closing costs are being amortized on the interest method over the life of the related loan. Franchise fees are amortized over the life of the agreement on a straight-line basis over a period of 2 to 20 years. Amortization expense for the years ended December 31, 1995 and 1996 amounted to $33,624 and $94,462, respectively. For the six months ended June 30, 1996 and 1997, amortization expense amounted to $33,185 and $35,604, respectively.

ADVERTISING EXPENSE

The Partnership expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 1995 and 1996 totaled $229,979 and $230,226, respectively. For the six months ended June 30, 1996 and 1997, advertising expenses totaled $102,906 and $137,230, respectively.

INCOME TAXES

No provision has been made for income taxes for the Partnership since, for Federal and state income tax purposes, each partner includes its proportionate share of income, loss or credits in its respective income tax return.

                                W-L Tampa, Ltd.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                              DECEMBER 31                JUNE 30
                                         1995            1996              1997
                                    -------------------------------   ---------------
                                                                        (Unaudited)
Land                                  $ 4,995,140     $ 4,995,140       $ 4,995,140
Building                               21,212,266      21,428,817        21,428,817
Furniture, fixtures and equipment       3,615,306       3,524,873         3,785,544
Leased equipment                                          111,020           111,020
                                    -------------------------------------------------
                                       29,822,712      30,059,850        30,320,521
Less accumulated depreciation and
 amortization                          (7,939,678)     (8,510,193)       (8,934,922)
                                    -------------------------------    --------------
                                      $21,883,034     $21,549,657       $21,385,599
                                    ===============================    ==============

Depreciation expense totaled $1,002,866 and $1,040,097 for the years ended December 31,1995 and 1996, respectively. For the six months ended June 30, 1996 and 1997, depreciation totaled $558,487 and $424,729, respectively. Included in depreciation expense is amortization of assets recorded under capital lease.

                                W-L Tampa, Ltd.

3. MORTGAGE NOTE PAYABLE

Mortgage note payable consists of the following:

                                                DECEMBER 31                JUNE 30
                                           1995            1996              1997
                                      -------------------------------   ---------------
                                                                          (Unaudited)
Mortgage Note Payable--Secured by
 property and equipment, accounts
 receivable, inventories and other
 assets                                 $30,667,000     $30,667,000       $30,667,000

Interest payable on Mortgage
 Note--Secured by property and
 equipment, accounts receivable,
 inventories and other assets            12,660,075      12,660,075        12,660,075

Interest incurred on the above note
 from December 1, 1993 with payment
 due December 1, 2000--Secured by
 property and equipment, accounts
 receivable, inventories and other
 assets                                   3,365,443       5,030,012         5,932,022
                                      -------------------------------   ---------------
                                        $46,692,518     $48,357,087       $49,259,097
                                      ===============================   ===============

In December 1993, the Partnership entered into a modification agreement with the mortgage lender on the $30,667,000 mortgage note payable. Pursuant to this agreement, interest is payable monthly at 8% through November 30, 1997, 8.5% from December 1, 1997 through November 30, 1999 and 9% from December 1, 1999 through December 1, 2000 (maturity date). The agreement also provides for an internal rate of return equal to 9% from December 1993 to the date of maturity or prepayment. In addition to the monthly interest payments, the borrower must provide for amortization of principal based on "Net Cash Flow", as defined in the modification agreement, due and payable on an annual basis.

                                W-L Tampa, Ltd.

3. MORTGAGE NOTE PAYABLE (CONTINUED)

At the time of the modification, the mortgage note payable had accrued interest totaling $12,660,075. Pursuant to the modification agreement, the accrued interest payable will continue to accrue interest at the stated interest rates through maturity, at which time all amounts will be due and payable. Provided that the Partnership is not in default, and the Partnership prepays the principal balance on the $30,667,000 mortgage note in full and pays all other costs and amounts due during the month of October 2000, the Partnership shall be released from the obligation to pay the accrued interest payable, including accrued interest thereon of $1,995,081, $3,211,451, and $3,873,833 at December 31, 1995 and 1996 and June 30, 1997, respectively.

4. OBLIGATION UNDER CAPITAL LEASE

The Partnership leases certain equipment, which is included in property and equipment on the accompanying balance sheets, under a capital lease. Future minimum rental payments under the noncancelable capital lease are as follows:

     Year ending December 31
     1997                                                    $ 29,142
     1998                                                      29,142
     1999                                                      29,142
     2000                                                      29,142
     2001                                                       7,286
                                                           ------------
     Total minimum lease payments                             123,854
     Less amount representing interest                         25,790
                                                           ------------
     Present value of net minimum payments                     98,064
     Less current maturities                                   19,060
                                                           ------------
     Long-term obligation at December 31, 1996               $ 79,004
                                                           ============

As of June 30, 1997, there has been no significant changes in the terms of the lease.

                                W-L Tampa, Ltd.

5. RELATED PARTY TRANSACTIONS

DUE FROM AFFILIATES

The Partnership has made loans to affiliates who are related through common ownership. The loans are unsecured and due on demand with accrued interest paid at maturity. The loans consist of the following:

                                                DECEMBER 31                 JUNE 30
                                           1995            1996              1997
                                      ------------------------------    --------------
                                                                          (Unaudited)
Lauderdale Land Company                 $   99,116      $   99,116        $   99,116
CHI, Inc., including interest
at 6%                                       84,167          88,379            90,462
W/L Inn Associates, Ltd.                    11,293          11,293            11,293
Six Daisies, Inc.                            1,255           1,255             1,255
Sherwood M. Weiser                          50,965          50,965            50,965
Grand Bay Hotel, including interest
 at 6%                                     485,646         511,216           523,861
Sheraton River House, including
 interest at 6%                            227,614         239,646           245,597
Weiser-Lefton Ltd., including
 interest at 6%                             56,302          59,250            60,707
Miami Airport Hotel Assn.                    4,167           4,167             4,167
                                      ------------------------------    --------------
                                        $1,020,525      $1,065,287        $1,087,423
                                      ==============================    ==============

The Partnership intends to collect amounts due from affiliates out of their current earnings, owner contributions, or the sale or refinancing proceeds. There are no assurances that amounts will be paid currently. Therefore, all amounts have been classified as long-term.

                                W-L Tampa, Ltd.

5. RELATED PARTY TRANSACTIONS (CONTINUED)

LOANS FROM AFFILIATE

The Partnership has loans from affiliates who are related through common ownership. The loans are unsecured and due on demand with accrued interest paid at maturity. The loans consist of the following:

                                                DECEMBER 31                 JUNE 30
                                           1995            1996              1997
                                        ----------------------------    --------------
                                                                          (Unaudited)
Greater CSMS Corporation, including
 interest at 6%                           $395,337        $     --         $     --

Weiser & Lefton Liquidating Trust.,
 including interest
 at 6%                                          --         416,395          426,808
                                        ----------------------------    -------------
                                          $395,337        $416,395         $426,808
                                        ============================    =============

6. COMMITMENTS AND CONTINGENCIES

MANAGEMENT AGREEMENT

The Partnership entered into a management agreement, expiring February 2018, with a related party, affiliated through common ownership. The agreement has been modified to provide for a fee of 2.5% of gross revenue. The management fee expense for the years ended December 31, 1995 and 1996 was $342,347 and $381,163, respectively. For the six months ended June 30, 1996 and 1997, management fee expense was $205,366 and $235,130, respectively. These fees are included in administrative and general expenses.

FRANCHISE AGREEMENTS

The Partnership is currently obligated under a license agreement expiring September 1997, with Sheraton Inns, Inc. Under the terms of this agreement, the Partnership pays a monthly franchise fee equal to 5% of gross room revenues. Sheraton agreed to lower the fee effective May 1, 1994 to 4% until December 31, 1996. For the years ended December 31, 1995 and 1996, the franchise

                                W-L Tampa, Ltd.

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)

fees incurred under this agreement were $305,985 and $303,473, respectively. The franchise fees for the six months ended June 30, 1996 and 1997 were $169,455 and $242,299, respectively. These fees are included in sales, advertising and public relations expense.

In October 1994, the Partnership entered into a two-year license agreement with Don Shula's Steakhouses, Inc. Under the terms of this agreement, the Partnership paid a one-time license fee of $50,000 and is required to pay a monthly franchise fee based on a percentage of gross food and beverage revenue. The franchise fee percentage in year one ranges from 10% on the first $2,500,000 in revenues to 13% on revenues of $4,000,000 or more. In year two, the franchise fee percentage ranges from 12% on the first $2,500,000 of revenues to 15% on revenues of $4,000,000 or more. The license agreement expired in October 1996 and the Partnership is in the process of negotiating a new agreement and has been operating under the original agreement. For the years ended December 31, 1995 and 1996, the franchise fee incurred under this agreement was $275,922 and $453,746, respectively. The franchise fee for the six months ended June 30, 1996 and 1997 was $231,805 and $240,474, respectively. These fees are included in food and beverage costs.

LITIGATION

In the normal course of business, the Partnership is subject to litigation. Management believes that ultimate resolution of pending or threatened litigation will not have a material adverse impact on the Partnership's financial condition or results of operations, and, consequently, no loss provision for such claims have been reflected in the financial statements.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholder and Board of Directors
SCP (Buttes) Inc.


We have audited the accompanying balance sheet of SCP (Buttes) Inc. as of December 31, 1996, and the related statements of operations, changes in stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCP (Buttes) Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                       /s/ Coopers & Lybrand LLP

Phoenix, Arizona
March 7, 1997 except for Note 12
as to which the date is October 7, 1997

SCP (BUTTES) INC.
BALANCE SHEETS

                                                                 JUNE 30,        JUNE 30,
                                               DECEMBER 31,       1997            1996
                                                  1996         (UNAUDITED)     (UNAUDITED)
                                               -----------     -----------     -----------
                ASSETS

Investments in hotel property, at cost:
    Buildings & Improvements                    28,912,153      28,955,211      28,853,296
    Furniture and equipment                      3,828,307       4,254,138       3,476,689
    Less: accumulated depreciation              (4,438,957)     (5,247,925)     (3,648,539)
                                               -----------     -----------     -----------

        Net investment in hotel property       $28,301,503     $27,961,424     $28,681,446

Cash and cash equivalents                        1,015,065       1,262,877         703,700
Cash restricted for capital expenditures         2,565,728       2,632,828       2,356,626
Accounts receivable, net of allowance for
 doubtful accounts of $39,854, $45,184
 (unaudited) and $55,450 (unaudited),
 respectively                                    1,884,156       1,491,896       2,225,397
Inventories                                        838,549         747,763         825,306
Prepaid expenses and deposits                      113,815          76,633          65,007
Deferred income taxes                            2,935,759       2,930,422       2,983,088
                                               -----------     -----------     -----------

        Total Assets                           $37,654,575     $37,103,843     $37,840,570
                                               ===========     ===========     ===========

LIABILITIES AND STOCKHOLDER'S EQUITY

Note payable                                   $34,300,000     $33,300,000     $35,100,000
Accounts payable and accrued expenses            1,506,801         939,213         929,572
Taxes payable                                      467,893         375,780         682,807
Advance deposits                                   681,076         211,693         183,485
Capital lease obligation                            10,030          14,797          65,025
    Other liabilities                              491,757         491,757         497,018
                                               -----------     -----------     -----------

        Total liabilities                       37,457,557      35,333,240      37,457,907

Stockholder's equity:
    Common stock, no par, 5,000 shares
     authorized, 200 shares issued and
     outstanding                                 1,000,000       1,000,000       1,000,000
    Retained earnings                            5,212,477       6,786,062       5,398,122
                                               -----------     -----------     -----------

                                                 6,212,477       7,786,062       6,398,122

    Less distribution at acquisition            (6,015,459)     (6,015,459)     (6,015,459)
                                               -----------     -----------     -----------

        Total stockholder's equity                 197,018       1,770,603         382,663
                                               -----------     -----------     -----------

        Total liabilities and stockholder's
         equity                                $37,654,575     $37,103,843     $37,840,570
                                               ===========     ===========     ===========

  The accompanying notes are an integral part of these financial statements.

SCP (BUTTES) INC.
STATEMENTS OF OPERATIONS

                                                YEAR ENDED          SIX MONTHS ENDED
                                                                 JUNE 30,        JUNE 30,
                                               DECEMBER 31,       1997            1996
                                                  1996         (UNAUDITED)     (UNAUDITED)
                                               -----------     -----------     -----------
Revenues
    Rooms                                      $13,838,840     $ 8,499,488     $ 7,884,067
    Food and beverage                           12,003,255       6,729,024       6,638,650
    Other operating revenues                     1,231,327         637,133         699,323
    Interest income                                144,844          87,197          62,204
    Other income                                     8,918
                                               -----------     -----------     -----------

        Total revenues                          27,227,184      15,952,842      15,284,244
                                               -----------     -----------     -----------

Expenses:
    Rooms                                        3,542,168       1,800,077       1,718,912
    Food and beverage                            9,084,195       4,835,768       4,771,453
    Other operating costs                          973,038         533,175         535,728
    Administrative and general                   2,093,731       1,115,602       1,030,505
    Management Fees                              1,434,483       1,007,272         930,300
    Marketing                                    1,770,325         852,668         899,046
    Energy costs                                   794,476         337,796         365,670
    Property operating and maintenance             993,468         518,283         514,615
    Land rent                                      649,452         391,689         362,296
    Property taxes and insurance                   178,079          80,400          72,869
    Interest expense                             2,184,945       1,045,555       1,109,821
    Depreciation expense                         1,472,417         808,948         681,999
                                               -----------     -----------     -----------

        Total expenses                          25,170,777      13,327,233      12,993,214
                                               -----------     -----------     -----------

    Income before provision for
     income taxes                                2,056,407       2,625,609       2,291,030

    Provision for income taxes                    (887,589)     (1,052,024)       (936,567)
                                               -----------     -----------     -----------

        Net income                             $ 1,168,818     $ 1,573,585     $ 1,354,463
                                               ===========     ===========     ===========

  The accompanying notes are an integral part of these financial statements.

SCP (BUTTES) INC.
STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


                                                         Common Stock
                                                  -------------------------        Retained       Distribution
                                                     Shares        Amount         Earnings      at Acquisition      Total

Balance at December 31, 1995 (unaudited)                 200     $1,000,000       $4,043,659      $(6,015,459)    $ (971,800)
                                                      ------     ----------       ----------      -----------     ----------

Net income                                                                         1,168,818                       1,168,818
                                                      ------     ----------       ----------      -----------     ----------

Balance at December 31, 1996                             200      1,000,000        5,212,477       (6,015,459)       197,018
                                                      ------     ----------       ----------      -----------     ----------

Net income (unaudited)                                                             1,573,585                       1,573,585
                                                      ------     ----------       ----------      -----------     ----------

Balance at June 30, 1997 (unaudited)                     200     $1,000,000       $6,786,062      $(6,015,459)    $1,770,603
                                                      ======     ==========       ==========      ===========     ==========

  The accompanying notes are an integral part of these financial statements.

SCP (BUTTES) INC.
STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED          SIX MONTHS ENDED
                                                                                          JUNE 30,        JUNE 30,
                                                                        DECEMBER 31,       1997            1996
                                                                           1996         (UNAUDITED)     (UNAUDITED)
                                                                        -----------     -----------     -----------
Cash flows from operating activities:
    Net income                                                          $ 1,168,818     $ 1,573,585     $ 1,354,463
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation expense                                                1,472,417         808,948         681,999
      Provision for doubtful accounts                                        13,900           6,514          27,279
      Deferred income taxes                                                 186,929           5,337         139,600
      Gain on sale of property and equipment                                 (3,040)
      Net changes in operating assets and liabilities:
        Accounts receivable                                                 118,478         385,746        (236,140)
        Inventories                                                         (18,943)         90,786          (5,700)
        Prepaid expenses and deposits                                       (74,148)         37,182         (25,340)
        Accounts payable and accrued expenses                               243,463        (557,069)       (323,247)
        Taxes payable                                                       241,739         (92,113)        456,653
        Advance deposits                                                    352,295        (469,383)       (145,296)
        Capital lease obligations and other liabilities                     (16,296)          4,767         (21,556)
                                                                        -----------     -----------     -----------

           Net cash provided by operating activites                       3,685,612       1,794,300       1,902,715
                                                                        -----------     -----------     -----------

Cash flows from investing activities:
    Additions to property and equipment                                    (580,711)       (468,869)       (170,236)
    Net cash deposited for future capital expenditures                     (609,100)        (67,100)       (399,998)
    Proceeds from sale of property and equipment                              3,040
                                                                        -----------     -----------     -----------

           Net cash used in investing activities                          (1,186,771)       (535,969)       (570,234)
                                                                        -----------     -----------     -----------

Cash flows from financing activities:
    Principal payments on note payable                                   (2,000,000)     (1,000,000)     (1,200,000)
    Principal payments on capital lease obligations                         (86,482)        (10,519)        (31,487)
                                                                        -----------     -----------     -----------

           Net cash used in financing activities                         (2,086,482)     (1,010,519)     (1,231,487)
                                                                        -----------     -----------     -----------

Net increase in cash and cash equivalents                                   412,359         247,812         100,994

Cash and cash equivalents, beginning of period                              602,706       1,015,065         602,706
                                                                        -----------     -----------     -----------

Cash and cash equivalents, end of period                                $ 1,015,065     $ 1,262,877     $   703,700
                                                                        ===========     ===========     ===========

Supplemental cash flow information:
    Cash paid for interest                                              $ 2,176,747     $ 1,045,555     $ 1,100,700
                                                                        ===========     ===========     ===========

    Cash paid for income taxes                                          $   458,921     $ 1,070,405     $   345,562
                                                                        ===========     ===========     ===========

  The accompanying notes are an integral part of these financial statements.

SCP (BUTTES) INC.
NOTES TO FINANCIAL STATEMENTS


1.  ORGANIZATION AND OPERATIONS:

    ORGANIZATION

    SCP (Buttes) Inc. (the "Company"), a California Corporation, is a wholly-owned subsidiary of Shimizu Corporation. The Company owns and operates The Buttes (the "Hotel"), a 353-room resort and convention hotel located in Tempe, Arizona. The Hotel opened for business in 1986.

    ACQUISITION OF THE HOTEL PROPERTY

    On July 30, 1993, the Company purchased the Hotel (including all operating assets and liabilities) for $39,499,996 from the Tempe Buttes Hotel Limited Partnership (the Partnership). At the purchase date, the owners of the Partnership were the Westcor Limited Partnership (Westcor), which held a general partnership interest of approximately 43%, and the Shimizu Land Corporation (SLC), a related entity to the Company, which held a general and limited partnership interest of approximately 57%. Due to the partial related party nature of the acquisition, generally accepted accounting principles required that the Company record the basis of that portion of the net assets acquired from SLC at historical cost, and that portion of the net assets acquired from Westcor be "stepped-up" to their fair value at the date of the acquisition. The effect of this "step allocation" of basis resulted in the net assets of the Partnership being recorded on the books of the Company at $33,795,680 at the date of acquisition. The remaining $6,015,459 of the purchase price is reflected as a distribution at acquisition and included as a component of stockholders' deficit.


2.  UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying balance sheets, statements of operations, statements of changes in stockholders' equity and cash flow statements for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows for these interim periods have been included. The results for the interim periods are not necessarily indicative of the results for a full year.



3.  SIGNIFICANT ACCOUNTING POLICIES:

    INVESTMENTS IN HOTEL PROPERTY

    The hotel property is stated at cost and are depreciated under the following methods and lives: building and improvements are depreciated under the straight-line method over 39 years; furniture, fixtures and equipment are depreciated under the straight-line method over 5 years.

    Maintenance and repairs are charged against operations as incurred and major additions to property and equipment are capitalized. When assets are sold or retired, the cost and the related accumulated depreciation are removed from the appropriate accounts and the resulting gain or loss is included in operations.

SCP (BUTTES) INC.
NOTES TO FINANCIAL STATEMENTS

3. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

   CASH AND CASH EQUIVALENTS

   For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents.

   INVENTORIES

   Inventories, consisting primarily of food, beverage, gift shop merchandise, china, silver, linen and uniforms are carried at the lower of cost or market using the first-in, first-out method.

   REVENUE RECOGNITION

   Revenue is recognized as earned. Earned is generally defined as the date upon which a guest occupies a room and/or utilizes the Hotel's services. Ongoing credit evaluations are performed and potential credit losses are expensed at the time the accounts receivable is estimated to be uncollectible. Historically, credit losses have not been material to the Hotels' results of operations.

   Other revenue includes gift, transportation, telephone and other incidental hotel revenue.

   ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   INCOME TAXES

   Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.


4. CONCENTRATION OF CREDIT RISK:

   The Company's cash and cash equivalents are on deposit with major financial institutions. The Company, in the normal course of business, maintains cash balances in excess of the Federal Deposit Insurance Corporation's insurance limit; however, the Company actively evaluates the creditworthiness of the financial institutions with which it invests. Historically, the Company has not incurred any losses due to uninsured amounts.

   All of the Company's financial instruments are recorded at amounts which approximate their fair value at December 31, 1996.

SCP (BUTTES) INC.
NOTES TO FINANCIAL STATEMENTS

5. CASH RESTRICTED FOR CAPITAL EXPENDITURES:

   An interest-bearing account is maintained by the Company to provide for the replacement of and additions to furniture, fixtures and equipment at the hotel facility in accordance with the Amended and Restated Management and Operations Agreement. A summary of the activity in this account for the year ended December 31, 1996 and the six months ended June 30, 1997, (unaudited) and 1996 (unaudited) is as follows:

                                                                JUNE 30,       JUNE 30,
                                              DECEMBER 31,       1997           1996
                                                 1996         (UNAUDITED)    (UNAUDITED)

   Required balance, beginning of periods     $ 2,060,006     $ 2,562,232    $ 2,060,006
   Required deposits                            1,082,937         634,626        608,882
   Expenditures                                  (580,711)       (468,899)      (170,236)
   Over (under) funded                              3,496         (95,131)      (142,026)
                                              -----------     -----------    -----------

   Balance, end of periods                    $ 2,565,728     $ 2,632,828    $ 2,356,626
                                              ===========     ===========    ===========


   Interest earned on the restricted funds for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996 was $111,704 and $67,143 (unaudited) and $49,998 (unaudited), respectively.

SCP (BUTTES) INC.
NOTES TO FINANCIAL STATEMENTS

6. Lease Commitments:

   The Hotel is constructed on land leased from the City of Tempe, Arizona. The lease agreement is for a period of 60 years, from October 1984 through September 2044, with an option to extend the lease 15 years. The lease requires annual minimum rent and an annual municipal fee in the amount of $305 per room, both to be adjusted annually by the consumer price index, and contingent rent based on a percentage of gross room and food and beverage sales, as defined. Additionally, the Hotel leases televisions for rooms, telephones and other office equipment under noncancelable capital leases with remaining terms of less than one year.

   The future minimum lease commitments at December 31, 1996 under these lease commitments are as follows:


                                    CAPITAL              OPERATING
                                     LEASES                LEASES

   1997                             $  10,330          $   428,305
   1998                                                    428,305
   1999                                                    428,305
   2000                                                    428,305
   2001                                                    428,305
   Thereafter                                           18,310,039
                                    ---------           ----------

   Total minimum lease payments        10,330          $20,451,564
                                                       ===========
   Less amounts representing
       interest                           300
                                    ---------
   Present value of net minimum
       lease payments                  10,030

   Less current portion                10,030
                                    ---------

   Capital lease obligation         $       0
                                    =========



The future minimum lease obligations presented above do not included amounts which are to be paid for contingent rent. Rental expense was approximately $649,000 and $392,000 (unaudited) and $362,000 (unaudited) for the six months ended June 30, 1997 and 1996, respectively, of which approximately $244,000, $178,000 (unaudited) and $154,000 (unaudited), respectively, represent contingent rent.

SCP (BUTTES) INC.
NOTES TO FINANCIAL STATEMENTS

7. NOTE PAYABLE:

   The note payable consists of an uncollateralized promissory note to Shimizu International Finance (U.S.A.), Inc., a related party. Principal and interest are due on June 30, 1997. As of December 31, 1996, the applicable interest rate was 6%; however, it is subject to adjustment. The note is issued subject to the Master Credit agreement between Shimizu International Finance and SCP (Buttes) Inc., dated July 29, 1996. The Company has received a letter from Shimizu International Finance (U.S.A.), Inc. indicating that it intends to renew the note. The note has been renewed with principal and interest due upon closing of the sale (See Note 12).

   Based on the short maturity of the note, its carrying value approximates its fair value.



8. MANAGEMENT FEES:

   The Buttes Hotel is managed by Resort Services, Inc. The management and operation agreement (the "Agreement") dated January 1, 1986, extends for a period of 30 years. The Agreement requires compensation to Resort Services, Inc., based on a percentage of the Hotel's gross revenues and adjusted gross operating profit, as defined in the Agreement. In connection with this Agreement for the year ended December 31, 1996 and for the six months ended June 30, 1997 and 1996, the Company incurred management fees of $1,314,583, $917,222 (unaudited), and $856,000 (unaudited), respectively. At December 31, 1996 and June 30, 1997 and 1996, management fees of $78,015, $55,357
   (unaudited) and $0 (unaudited), respectively, were included in accrued expenses.

   The Company also pays a management fee to Shimizu Development (New York) Inc. for supervisory, management, and accounting services. For the year ended December 31, 1996 and for the six months ended June 30, 1997 and 1996, the Company paid fees of $119,900 and $90,050 (unaudited), and $74,300 (unaudited), respectively.

SCP (BUTTES) INC.
NOTES TO FINANCIAL STATEMENTS

9. INCOME TAXES:

   The provision for income taxes for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited) and 1996 (unaudited) consists of the following:



                         DECEMBER 31,   JUNE 30, 1997   JUNE 30, 1996
                            1996         (UNAUDITED)     (UNAUDITED)

        Current         $  700,659        $ 1,046,686    $ 796,966
        Deferred           186,930              5,338      139,601
                        ----------        -----------    ---------

                        $  887,589        $ 1,052,024    $ 936,567
                        ==========        ===========    =========

   The differences between the effective tax rates of 43% and 40% and 41% at December 31, 1996, June 30, 1997 (unaudited) and June 30, 1996 (unaudited), respectively, and the statutory federal tax rate of 34% are due primarily to the basis of property differences, non-deductible meals and entertainment expenses, and state income taxes for 1996.

   The income tax effects of minimum tax credit carryovers and temporary differences between financial and income tax reporting that give rise to deferred income tax assets at December 31, 1996 and June 30, 1997 (unaudited) and 1996 (unaudited), are as follows:


                               DECEMBER 31,   JUNE 30, 1997  JUNE 30, 1996
                                  1997         (UNAUDITED)     (UNAUDITED)

Current:
  Accrued vacation            $   54,112      $    58,633    $   54,194
  Allowance for doubtful
    accounts                      15,942           18,074        22,180
                              ----------      -----------    ----------

                                  70,054           76,707        76,374
                              ----------      -----------    ----------
Non-current:
  Basis of property
    differences                2,865,705        2,853,715     2,906,714
                              ----------      -----------    ----------

                               2,865,705        2,853,715     2,906,714
                              ----------      -----------    ----------

  Total deferred tax assets   $2,935,759      $ 2,930,422    $2,983,088
                              ==========      ===========    ==========

   Based on the Company's recent pre-tax income and projections of future taxable income over the period in which the deferred income tax assets are deductible, the Company believes it is more likely than not it will realize the benefit of the deferred tax assets. There can be no assurance, however, that the Company will generate a specific level of continued earnings.

   At December 31, 1996 and June 30, 1997 (unaudited) and 1996 (unaudited), the Company has no net operating loss carryover for federal income tax purposes.

SCP (BUTTES) INC.
NOTES TO FINANCIAL STATEMENTS

10. EMPLOYEE BENEFIT PLANS

    Substantially all of the Company's employees are eligible to participate in a defined contribution profit sharing plan. The plan provides for discretionary profit sharing and employer matching contributions as determined by the Board of Directors. The Company contributed $103,961, $61,661 (unaudited) and $56,838 (unaudited) to the plan for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited) and 1996 (unaudited), respectively.


11. RELATED PARTY TRANSACTIONS:

    Transactions for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited) and 1996 (unaudited) related balances incurred with related parties, consist of the following:


                            DECEMBER 31,     JUNE 30, 1997  JUNE 30, 1996
                               1996           (UNAUDITED)    (UNAUDITED)

Management fee paid to
 Shimizu Development
 (New York), Inc.            $   119,900      $    90,050   $    74,300
                             ===========      ===========   ===========

Interest expense incurred
 with Shimizu International
 Finance (U.S.A.), Inc.      $ 2,169,422      $ 1,045,555   $ 1,100,700
                             ===========      ===========   ===========

Note payable to Shimizu
 International Finance
 (U.S.A.), Inc.              $34,300,000      $33,300,000   $35,100,000
                             ===========      ===========   ===========


  Allowance for doubtful
    Accounts                      15,942           18,074        22,180


                                  70,054           76,707        76,374
                             -----------      -----------   -----------

Shimizu Development (New York), Inc. and Shimizu International
Finance (U.S.A.), Inc. are subsidiaries of Shimizu Corporation, the parent company of SCP (Buttes) Inc.

12. SUBSEQUENT EVENTS:

    In October 1997, substantially all of the assets of the Company were sold to Patriot American Hospitality Partnership, L.P. ("Patriot") under the terms of an asset purchase agreement for a purchase price of approximately $64 million. The note payable will be paid from the proceeds of the sale of the Hotel.

    Certain amounts in the December 31, 1996 financial statements have been reclassified to conform to the June 30, 1997 presentation.

                        INDEPENDENT ACCOUNTANT'S REPORT


To The Stockholders Of
Patriot American Hospitality, Inc.

We have reviewed the accompanying balance sheet of Historic Hotel Partners of Chicago, Limited Partnership as of June 30, 1997, and the related statements of operations, partners' equity, and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Historic Hotel Partners of Chicago, Limited Partnership.

A review consists principally of inquiries of management personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.


                                                   /s/ Pannell Kerr Forster P.C.


Alexandria, Virginia
October 8, 1997

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

To the Partners
Historic Hotel Partners of Chicago, Limited Partnership


We have audited the accompanying balance sheet of Historic Hotel Partners of Chicago, Limited Partnership as of December 31, 1996, and the related statements of operations, partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Historic Hotel Partners of Chicago, Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                   /s/ Pannell Kerr Forster P.C.

Alexandria, Virginia
February 28, 1997

            HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP

                       (See Accountants' Review Report)

                                BALANCE SHEETS


                                    ASSETS

                                                June 30         December 31
                                                  1997             1996
                                              -----------       -----------
                                              (Unaudited)
Current assets
  Cash
    On hand                                   $    12,000       $    24,500
    In banks                                            -           340,624
                                              -----------       -----------
                                                   12,000           365,124
                                              -----------       -----------
Accounts receivable (note 3)
  Guest ledger                                     13,621            68,332
  City ledger                                     437,390           256,763
  Affiliates                                       67,950            58,397
  Miscellaneous                                     2,582                 -
                                              -----------       -----------
                                                  521,543           403,492
  Less allowance for doubtful accounts             (7,879)           (6,447)
                                              -----------       -----------
                                                  513,664           397,045
                                              -----------       -----------
Inventories, at cost (first-in, first-out)
  Food                                             42,594            33,165
  Beverage                                         35,800            43,448
                                              -----------       -----------
                                                   78,394            76,613
                                              -----------       -----------
Other current assets
  Prepaid insurance                                33,544                 -
  Funds in escrow                                 120,323            71,907
  Other prepaid expenses                           35,215            32,079
                                              -----------       -----------
                                                  189,082           103,986
                                              -----------       -----------
        Total current assets                      793,140           942,768
                                              -----------       -----------

Property and equipment (net)
 (notes 2, 3, 4, and 5)                         8,649,309         8,696,779

Other assets
  Mortgage acquisitions costs (net of
   accumulated amortization of $5,414 and
   $4,403 at June 30, 1997 and 1996,
   respectively)                                    4,690             5,701

  Restricted deposit - reserve for furniture
   and equipment replacement (note 3)              77,293            66,277
                                              -----------       -----------

                                              $ 9,524,432       $ 9,711,525
                                              ===========       ===========

                       LIABILITIES AND PARTNERS' EQUITY

                                                June 30         December 31
                                                  1997             1996
                                              -----------       -----------
                                              (Unaudited)
Current liabilities
  Accounts payable
    Cash overdraft                            $    63,567       $         -
    Trade                                         427,185           361,156
    Affiliates                                     44,608            31,522
  Taxes payable and accrued
    Sales and occupancy tax                       105,209            59,841
    Property tax                                  369,111           361,944
  Accrued expenses
    Salaries and wages                             72,125            63,864
    Vacation                                       99,144            88,334
  Distribution payable (note 6)                   960,538           780,538
  Advance deposits                                 54,735            54,735
  Current portion of long-term debt
   (notes 3 and 4)                                352,902           198,012
                                              -----------       -----------

        Total current liabilities               2,549,129         1,999,946
                                              -----------       -----------

Long-term debt
  Mortgage payable (note 3)                     5,882,500         5,972,500
  Obligations under capital leases (note 4)       277,137            90,211
                                              -----------       -----------
                                                6,159,637         6,062,711

  Less current portion above                     (352,907)         (198,012)
                                              -----------       -----------
                                                5,806,730         5,864,699
                                              -----------       -----------

        Total liabilities                       8,355,859         7,864,645

Commitments and contingencies
 (notes 5 and 7)

Partners' equity                                1,168,573         1,846,880
                                              -----------       -----------

                                              $ 9,524,432       $ 9,711,525
                                              ===========       ===========


See notes to financial statements

            HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP
                        (SEE ACCOUNTANTS' REVIEW REPORT)
                           STATEMENTS OF OPERATIONS

                                            FOR THE SIX     FOR THE
                                           MONTHS ENDED    YEAR ENDED
                                            JUNE 30       DECEMBER 31
                                              1997           1996
                                          -------------  ------------
                                           (UNAUDITED)
Revenues
  Rooms                                     $2,592,166    $5,633,024
  Food and beverage                            858,098     2,011,198
  Telephone                                    108,472       211,280
  Other                                         71,541       290,064
                                            ----------    ----------
   Total revenues                            3,630,277     8,145,566
                                            ----------    ----------

Departmental expenses
  Rooms                                        903,425     1,601,843
  Food and beverage                            859,546     1,828,023
  Telephone                                     60,126       111,744
                                            ----------    ----------
    Total departmental expenses              1,823,097     3,541,610
                                            ----------    ----------
    Gross operating income                   1,807,180     4,603,956
                                            ----------    ----------

Unallocated expenses
 Administrative and general
   Hotel                                       221,260       410,948
   Partnership                                 104,226       109,514
Credit card commissions                         64,752       149,260
Sales and marketing                            453,439       748,766
Repairs and maintenance                        309,115       579,655
Utilities                                      172,459       420,321
Management fees                                145,211       325,747
                                            ----------    ----------
    Total unallocated expenses               1,470,462     2,744,211
                                            ----------    ----------
    Gross operating profit                     336,718     1,859,745
                                            ----------    ----------

Capital expenses
  Rent, taxes, and insurance                   241,875       518,321
  Interest                                     245,024       545,161
  Depreciation and amortization                350,626       824,890
                                            ----------    ----------
    Total capital expenses                     837,525     1,888,372
                                            ----------    ----------
    Net (loss)                              $ (500,807)   $  (28,627)
                                            ==========    ==========


See notes to financial statements

            HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP
                       (SEE ACCOUNTANTS' REVIEW REPORT)
                        STATEMENTS OF PARTNERS' EQUITY

                                   FOR THE SIX     FOR THE
                                  MONTHS ENDED   YEAR ENDED
                                     JUNE 30     DECEMBER 31
                                      1997          1996
                                  -------------  -----------
                                   (Unaudited)

Balance, beginning of period        $1,846,880   $1,738,007
Partners' contributions                  2,500      497,500
Distributions payable (note 6)        (180,000)    (360,000)
Net (loss) for the period             (500,807)     (28,627)
                                    ----------   ----------
Balance, end of period              $1,168,573   $1,846,880
                                    ----------   ----------




See notes to financial statements

             HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP
                       (SEE ACCOUNTANTS' REVIEW REPORT)
                            STATEMENTS OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH

                                              FOR THE SIX        FOR THE
                                             MONTHS ENDED       YEAR ENDED
                                                JUNE 30        DECEMBER 31
                                                 1997             1996
                                             -------------     -----------
                                              (Unaudited)


Cash flows from operating activities:
  Net (loss)                                   $ (500,807)      $  (28,627)
  Adjustments to reconcile net (loss)
   to net cash provided (used) by
   operating activities:
   Depreciation and amortization                  350,626          824,890
   Changes in assets and liabilities:
     Accounts receivable                         (116,619)         (79,882)
     Inventories                                   (1,781)         (15,614)
     Prepaid expenses                             (85,096)         118,032
     Accounts payable                              79,115         (364,981)
     Taxes payable and accrued expenses            71,606          (61,044)
     Advance deposits                                   -             (800)
                                               ----------       ----------
       Net cash provided (used) by
        operating activities                     (202,956)         391,974
                                               ----------       ----------
Cash flows from investing activities:
  Acquisition of property and equipment          (105,079)        (324,924)
  Deposits to reserve for replacements           (118,677)        (147,342)
  Withdrawals from reserve for replacements       107,661          131,888
                                               ----------       ----------
       Net cash (used) by
        investing activities                     (116,095)        (340,378)
                                               ----------       ----------
Cash flows from financing activities:
  Principal payments on long-term debt           (100,140)        (211,427)
  Partners' contribution                            2,500          497,500
  Cash overdraft                                   63,567                -
                                               ----------       ----------
       Net cash provided (used)
        by financing activities                   (34,073)         286,073
                                               ----------       ----------
Net increase (decrease) in cash                  (353,124)         337,669

Cash at beginning of period                       365,124           27,455
                                               ----------       ----------
Cash at end of period                          $   12,000       $  365,124
                                               ----------       ----------
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for interest     $  245,024       $  505,510
                                               ==========       ==========
Supplemental disclosure of non-cash
  investing and financing activities:
  Distribution payable                         $  180,000       $  360,000
  Property acquired with a capital lease          197,066                -
                                               ----------       ----------
                                               $  377,066       $  360,000
                                               ==========       ==========



See notes to financial statements

            HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP

                       (See Accountants' Review Report)
                         Notes to Financial Statements
                      December 31, 1996 and June 30, 1997


Note 1 - Operations and summary of significant accounting policies
------------------------------------------------------------------

Operations
----------

Historic Hotel Partners of Chicago, Limited Partnership (the Partnership) was organized in 1994, and owns and operates the Ambassador West Hotel (Hotel) in Chicago, Illinois.

Property and equipment
----------------------

Depreciation has been computed using the straight-line method over the following estimated useful lives:

               Building                                 31 l/2 years
               Furniture, fixtures and equipment          3-8 years

Depreciation expense totaled $349,615 for the six months ended June 30, 1997 (unaudited), and $822,862 for the year ended December 31, 1996.

Amortization
------------

Mortgage acquisition costs are amortized by the straight-line method over the term of the related loan.

Income taxes
------------

Provision for Federal and state income taxes is not reflected in the financial statements since partners are taxed individually on their share of Partnership income or loss.

Statements of cash flows
------------------------

The statements of cash flows are prepared on the basis of cash on hand and in banks which is subject to withdrawal on demand.

For the purposes of the statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. At various times through out the six months and calendar year December 31, 1996, the Partnership had amounts on deposit at a financial institution in excess of Federally insured limits.

Financial statement estimates
-----------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP

                       (See Accountants' Review Report)
                   Notes to Financial Statements (continued)
                      December 31, 1996 and June 30, 1997

Note 1 - Operations and summary of significant accounting policies (continued)
------------------------------------------------------------------------------

Fair value of financial instruments
-----------------------------------

The carrying amounts of the Partnership's financial instruments, including cash, accounts receivable, and accounts payable, approximate fair value because of the short maturities of these instruments. The carrying amount of long-term debt approximates fair value because the interest rate is variable.


Note 2 - Property and equipment (net)
-------------------------------------

Property and equipment is stated at cost and consists of the following:

                                      For the Six Months
                                         Ended June 30,      December 31,
                                             1997                1996
                                      ------------------     -----------
                                          (Unaudited)

     Land                                 $ 1,000,000        $ 1,000,000
     Building                               6,839,078          6,839,078
     Furniture, fixtures and equipment      3,038,645          2,747,450
                                          -----------        -----------
                                           10,877,723         10,586,528
     Less accumulated depreciation         (2,344,590)        (1,994,975)
                                          -----------        -----------
                                            8,533,133          8,591,553
                                          -----------        -----------
     Operating equipment                      116,176            105,226
                                          -----------        -----------
     Net property and equipment           $ 8,649,309         $8,696,779
                                          -----------        -----------

Note 3 - Mortgage payable
-------------------------

The Partnership has a mortgage comprised of two loans, a term loan of $5,202,500 and a credit line of $1,250,000 from the same lender. The loans are secured by substantially all of the property and equipment and by accounts receivable. The mortgage requires monthly principal payments of $15,000 plus interest. The Partnership has the option of selecting an interest rate of either a floating rate, as defined, or a LIBOR (London Inter-Bank Offered Rate) rate, as defined. The interest rate in effect at June 30, 1997 was 8.063 percent. All unpaid principal and interest is due at maturity in May 1999.

The proceeds of the term loan were used to acquire the Hotel. The Partnership has $1,250,000 available under the credit line, out of which $200,000 was drawn at the purchase of the Hotel for initial working capital. The remainder of the credit was drawn to finance Hotel renovations, and for purchases of property and equipment during 1995. At June 30, 1997, $5,972,500 was outstanding under the mortgage. The lender's commitment to disburse funds under the credit line expired in May 1996.

            HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP

                       (See Accountants' Review Report)
                   Notes to Financial Statements (continued)
                      December 31, 1996 and June 30, 1997


Note 3 - Mortgage payable (continued)
-------------------------------------

Each month, the Partnership is required to deposit with the lender an amount equal to three percent of all gross revenues, as defined, for the immediately prior calendar month. The lender retains the amounts in a furniture, fixtures and equipment (FF&E) reserve. Proceeds of all sales of property and equipment must also be deposited in the reserve. The lender may release funds from the reserve to pay for the costs of replacements and additions to property and equipment. For the six months ended June 30, 1997, the Partnership deposited $118,677 to the reserve and $107,661 was released from the reserve by the lender. In 1996, the Partnership deposited $147,342 to the reserve and $131,888 was released from the reserve by the lender.

Under the terms of the mortgage, Partnership distributions are prohibited any time prior to either the final disbursement of funds under the credit line or the expiration of the lender's obligation to fund the credit line. Thereafter, the Partnership may make distributions, not exceeding projected excess cash flow, as defined, for the next twelve calendar months, without the consent of the lender, so long as the projected debt coverage ratio, as defined, for the next twelve months is greater than or equal to one.

The terms of the mortgage also prevent the Partnership from incurring any additional indebtedness, other than unsecured partner loans not exceeding $500,000 in the aggregate, or indebtedness incurred in the ordinary course of business, so long as the aggregate amount of such debt does not exceed $250,000 at any time.

Scheduled maturities of the mortgage for the next two years, for the period ended June 30, are as follows: 1998-$180,000 and 1999-$5,702,500.

Note 4- Capital leases
----------------------

Equipment leases which meet certain criteria are classified as capital leases. Minimum future payments under the leases, which mature in March 2001, are as follows:

       Year Ended
        June 30                                  Amount
       ----------                               --------
          1998                                  $106,232
          1999                                   106,231
          2000                                    92,860
          2001                                    19,502
                                                --------
          Total minimum lease payments           324,825
          Less: Amount representing interest     (47,688)
                                                --------
          Present value of net minimum
            lease payments                      $277,137
                                                ========

The $328,683 cost of the equipment under capital leases is included in furniture, fixtures and equipment on the balance sheet. Amortization of the equipment is included in depreciation expense.

            HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP

                       (See Accountants' Review Report)
                   Notes to Financial Statements (continued)
                      December 31, 1996 and June 30, 1997


Note 5 - Commitments
--------------------

Management contract
-------------------

The Partnership is obligated under a management agreement with an affiliate under common control. The agreement provides for base management fees of three percent of gross revenues, as defined, and a chain services fee of one percent of gross revenues, as defined. Management fees and chain services fees for the six months ended June 30, 1997 were $145,211 (unaudited) and for the year ended December 31, 1996 were $325,747. The agreement also provides for an incentive management fee equal to ten percent of net income, as defined. There was no incentive management fee for the six months ended June 30, 1997 and for the year ended December 31, 1996.

Operating lease - as landlord
-----------------------------

Effective January 1, 1995, the Partnership leased retail space under a lease agreement which will expire on December 31, 2004. As part of the lease agreement, the Partnership advanced $25,000 to the tenant for buildout improvements to the leased space. Payments, including interest at 13.79 percent, for the first two years will be applied toward the loan.

Minimum future rentals under the lease for the next five years, and in the aggregate, are as follows:

             Year Ended
               June 30                   Amount
             ----------                  ------
                1998                    $ 14,688
                1999                      15,270
                2000                      15,876
                2001                      16,512
                2002                      17,172
                Thereafter                45,882
                                        --------
                Total future minimum
                 rental payments        $125,400
                                        ========

Note 6 - Distribution payable
-----------------------------

The partnership is limited in paying distributions as discussed in note 3. However, the Partnership follows the policy of accruing partner distributions. The Partnership accrued a distribution of $180,000 and $360,000, for June 30, 1997 and the year ended December 31, 1996, respectively.

            HISTORIC HOTEL PARTNERS OF CHICAGO, LIMITED PARTNERSHIP

                       (See Accountants' Review Report)
                   Notes to Financial Statements (continued)
                      December 31, 1996 and June 30, 1997

Note 7 - Pension plan
---------------------

The affiliate management company (note 5) offers a 401(k) plan which covers all employees of the Partnership who meet certain age and length of service requirements. Employees can contribute from one percent to fifteen percent of base compensation as a salary reduction contribution to the plan. The Partnership does not contribute to the plan.

Note 8- Subsequent events
-------------------------

On July 23, 1997, the Partnership entered into a contract with Patriot American Hospitality to sell the Ambassador West Hotel for approximately $15,750,000 in cash.

                        INDEPENDENT ACCOUNTANTS' REPORT


To The Stockholders Of
Patriot American Hospitality, Inc.

We have reviewed the accompanying balance sheet of Historic Hotel Partners of Nashville, Limited Partnership as of June 30, 1997, and the related statements of operations, partners' deficit and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Historic Hotel Partners of Nashville, Limited Partnership.

A review consists principally of inquiries of management personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.


                                        /s/ Pannell Kerr Forster PC


Alexandria, Virginia
October 8, 1997

                         Independent Auditors' Report
                         ----------------------------

To the Partners
Historic Hotel Partners of Nashville, Limited Partnership


We have audited the accompanying balance sheet of Historic Hotel Partners of Nashville, Limited Partnership as of December 31, 1996, and the related statements of operations, partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Historic Hotel Partners of Nashville, Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ Pannell Kerr Forster PC

Alexandria, Virginia
February 21, 1997

          HISTORIC HOTEL PARTNERS OF NASHVILLE, LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                                BALANCE SHEETS


                             ASSETS                                                     LIABILITIES AND PARTNERS' DEFICIT

                                           June 30       December 31                                         June 30    December 31
                                            1997            1996                                              1997         1996
                                        -------------   -------------                                      -----------  -----------
                                         (Unaudited)                                                       (Unaudited)
Current assets                                                           Current liabilities
  Cash and cash equivalents             $   196,987      $   202,291       Accounts payable-trade          $   493,561  $ 1,363,603
  Accounts receivable                       200,921          201,580       Due to affiliates                         -       85,848
  Insurance receivable                    1,512,796          930,531       Taxes payable and accrued            39,027       42,544
  Due from affiliates                        49,595           37,259       Accrued expenses                    170,586      120,248
  Inventories, at cost                                                     Advance deposits                     45,340       38,466
   (first-in, first-out)                     18,139           17,442       Current portion of long-
  Prepaid expenses                           53,978           77,656        term debt (note 3)                 124,512      124,440
  Escrow-real estate tax                     77,506           24,525                                       -----------  -----------
                                        -----------      -----------
                                                                                Total current liabilities      873,026    1,775,149
        Total current assets              2,109,922        1,491,284
                                        -----------      -----------     Long-term debt (net of
                                                                          current portion above)
Property and equipment (net)                                              (note 3)                           6,072,415    6,134,744
 (note 2)                                 4,256,879        4,346,663
                                        -----------      -----------     Partners' loans (note 4)            2,331,535    2,331,535

Other assets                                                             Accrued interest on partners'
  Escrows-reserve for replacements                                        loans (note 4)                       430,910      232,493
   (note 3)                                  68,428           28,144                                       -----------  -----------
  Deposits                                    4,417            4,417
  Deferred costs of hotel sale                                                  Total liabilities           9,707,886    10,473,921
   (note 9)                                  90,994           41,583
  Mortgage acquisition costs (net of                                     Commitments and contingencies
   accumulated amortization of                                            (notes 4, 5, 6, and 8)
   $125,526 at June 30, 1997 and
   $98,367 for 1996)                        146,065          173,224
                                        -----------      -----------     Partners' deficit                  (3,031,181)  (4,388,606)
                                                                                                           -----------  -----------
        Total other assets                  309,904          247,368
                                        -----------      -----------
                                                                                                           $ 6,676,705  $ 6,085,315
                                        $ 6,676,705      $ 6,085,315                                       ===========  ===========
                                        ===========      ===========

See notes to financial statements

           HISTORIC HOTEL PARTNERS OF NASHVILLE, LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                           STATEMENTS OF OPERATIONS

                                                                   For The Six      For The
                                                                   Months Ended    Year Ended
                                                                     June 30     December 31
                                                                      1997           1996
                                                                  -------------  ------------
                                                                   (Unaudited)
Revenues
 Rooms                                                             $ 1,215,369    $2,404,893
 Food and beverage                                                     530,512       931,517
 Telephone                                                               9,921        20,507
 Parking                                                                60,422        99,353
 Business interruption insurance (note 8)                              229,052       768,258
 Other                                                                  70,282       115,183
                                                                   -----------    ----------
      Total revenues                                                 2,115,558     4,339,711
                                                                   -----------    ----------

Departmental expenses
 Rooms                                                                 384,905       727,669
 Food and beverage                                                     379,485       799,703
 Telephone                                                              12,632        21,766
 Parking                                                                36,135        73,524
                                                                   -----------    ----------
      Total departmental expenses                                      813,157     1,622,662
                                                                   -----------    ----------

      Gross operating income                                         1,302,401     2,717,049
                                                                   -----------    ----------

Unallocated expenses
 Administrative and general
  Hotel                                                                143,162       310,672
  Partnership                                                           21,094       102,654
 Credit Card Commissions                                                31,823        63,344
 Sales and marketing                                                   211,036       432,170
 Repairs and maintenance                                               104,020       219,964
 Utilities                                                             152,514       317,217
 Management fees                                                       111,931       228,732
                                                                   -----------    ----------
      Total unallocated expenses                                       775,580     1,674,753
                                                                   -----------    ----------

      Gross operating profit                                           526,821     1,042,296
                                                                   -----------    ----------

Capital expenses
 Rent, taxes, and insurance                                            126,748       235,674
 Interest                                                              529,253     1,037,493
 Depreciation and amortization                                         178,797       315,383
                                                                   -----------    ----------
      Total capital expenses                                           834,798     1,588,550
                                                                   -----------    ----------

      Net (loss) before extraordinary item                            (307,977)     (546,254)

Extraordinary item
 Gain on involuntary conversion of assets due to fire (note 8)       1,665,402       734,277
                                                                   -----------    ----------
      Net income                                                   $ 1,357,425    $  188,023
                                                                   ===========    ==========

See notes to financial statements

           HISTORIC HOTEL PARTNERS OF NASHVILLE, LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                        STATEMENTS OF PARTNERS' DEFICIT

                                For The Six      For The
                                Months Ended    Year Ended
                                  June 30       December 31
                                    1997           1996
                                ------------    -----------
                                 (Unaudited)
Balance, beginning of period     $(4,388,606)  $(4,576,629)

Net income                         1,357,425       188,023
                                 -----------   -----------

Balance, end of period           $(3,031,181)  $(4,388,606)
                                 ===========   ===========

           HISTORIC HOTEL PARTNERS OF NASHVILLE LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                           STATEMENTS OF CASH FLOWS
                          Increase (Decrease) in Cash

                                                                             For The Six                  For The
                                                                             Months Ended               Year Ended
                                                                                June 30                 December 31
                                                                                 1997                       1996
                                                                              -----------               -----------
                                                                              (Unaudited)
Cash flows from operating activities:
    Net income                                                                $ 1,357,425               $   188,023
    Adjustments to reconcile net income to net
     cash (used) by operating activities:
       Gain on involuntary conversion of assets due to fire                    (1,665,402)                 (734,277)
       Depreciation and amortization                                              178,797                   315,383
       Operating equipment charged to expense                                       3,794                    67,248
       Changes in assets and liabilities:
          Accounts receivable                                                         659                    (5,775)
          Insurance receivable                                                   (229,053)                 (768,258)
          Due from affiliates                                                     (12,336)                  (34,219)
          Inventories                                                                (697)                    1,963
          Prepaid expenses                                                         23,678                   (19,753)
          Escrow-real estate tax                                                  (52,981)                   74,475
          Accounts payable - Trade                                               (870,042)                  162,783
          Due to affiliate                                                        (85,848)                   68,414
          Taxes payable and accrued                                                (3,516)                    1,117
          Accrued expenses                                                         50,338                   (76,572)
          Advance deposits                                                          6,874                    14,193
          Accrued interest on partners' loans                                     198,417                  (138,439)
                                                                              -----------               -----------
             Net cash (used) by operating activities                           (1,099,893)                 (883,694)
                                                                              -----------               -----------

Cash flows from investing activities:
    Deferred costs of hotel sale                                                  (49,411)                  (41,583)
    Deposits to restricted cash                                                  (100,325)                 (158,787)
    Withdrawals from restricted cash                                               60,041                   256,540
    Insurance proceeds for building and equipment                               2,120,952                 1,987,727
    Acquisition of property and equipment (net of
     $894,126 in accounts payable at December 31, 1996)                           (65,650)               (1,392,518)
    Acquisition of operating equipment                                                  -                   (32,660)
    Payment for property and equipment recorded in accounts
     payable at December 31,1996                                                 (808,762)                        -
                                                                              -----------               -----------
             Net cash (used) by investing activities                            1,156,845                   618,719

Cash flows from financing activities:
    Proceeds of partners' loans                                                         -                   750,000
    Repayment of partners' loans                                                        -                  (256,465)
    Principal payments on long-term debt                                          (62,256)                 (124,512)
    Payments on capital lease obligations                                               _                    (5,102)
                                                                              -----------               -----------
             Net cash provided by financing activities                            (62,256)                  363,921

Net (decrease) increase in cash                                                    (5,304)                   98,946
Cash and equivalents at beginning of period                                       202,291                   103,345
                                                                              -----------               -----------
Cash and equivalents at end of period                                         $   196,987               $   202,291
                                                                              -----------               -----------

Supplemental disclosure of cash flow information:
  Cash paid for interest                                                      $   330,835               $   666,881
                                                                              ===========               ===========

See notes to financial statements

           HISTORIC HOTEL PARTNERS OF NASHVILLE, LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                         Notes to Financial Statements
                      December 31, 1996 and June 3O, 1997


Note 1 - Operations and summary of significant accounting policies
------------------------------------------------------------------

Operations
----------

Historic Hotel Partners of Nashville, Limited Partnership (the Partnership), a Delaware limited partnership, owns and operates the Union Station Hotel (Hotel) in Nashville, Tennessee.

Property and equipment
----------------------

Depreciation is computed using the straight-line and accelerated methods over the following estimated useful lives:

          Building and improvements                     15-4O years
          Furniture, fixtures and equipment              3-8  years

Depreciation expense totaled $151,638 for the six months ended June 30, 1997 (unaudited) and $261,065 for the year ended December 31, 1996.

Amortization
------------

Mortgage acquisition costs are amortized on a straight-line basis over the term of the related loan.

Operating equipment
-------------------

Operating equipment, which consists of linen, china, silverware, and glassware, is stated at cost based on a physical count at year-end. Shrinkage is charged to expense in the rooms department and the food and beverage department.

Income taxes
------------

Provision for Federal and state income taxes is not reflected in the financial statements since partners are taxed individually on their share of Partnership income or loss.

Statements of cash flows
------------------------

The statements of cash flows are prepared on the basis of cash on hand and in banks which is subject to withdrawal on demand. For the purposes of the statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. The Partnership has cash equivalents deposited in money market funds. At various times, the Partnership had amounts on deposit with one financial institution in excess of Federally insured limits.

           HISTORIC HOTEL PARTNERS OF NASHVILLE LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                   Notes to Financial Statements (Continued)
                      December 31, 1996 and June 30, 1997



Note 1 - Operations and summary of significant accounting policies (continued)
------------------------------------------------------------------------------

Financial statement estimates
-----------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments
-----------------------------------

The carrying amounts of the Partnership's financial instruments, including cash, accounts receivable, and accounts payable, approximate fair value because of the short maturities of these instruments. The carrying amount of long-term debt approximates fair value because the interest rate is variable.

Note 2 - Property and equipment
-------------------------------

Property and equipment is stated at cost and consists of the following:

                                         For the
                                        Six Months
                                          Ended
                                         June 30               December 31
                                           1997                   1996
                                        ----------             -----------
                                        (Unaudited)
   Land improvements                    $   25,914             $   25,914
   Building                              2,268,284              2,880,140
   Construction in progress              2,167,866              1,450,529
   Furniture, fixtures and equipment       942,411                982,243
   Computers                               151,773                151,773
   Automobile                               18,325                 18,325
                                        ----------             ----------
   Less accumulated depreciation         5,574,573              5,508,924
                                        (1,396,708)            (1,245,070)
                                        ----------             ----------
                                         4,177,865              4,263,854
   Operating equipment                      79,014                 82,809
                                        ----------             ----------
   Net property and equipment           $4,256,879             $4,346,663
                                        ==========             ==========


Property and equipment additions for 1996 include $894,126 of assets for which payment was made subsequent to December 31, 1996. Accordingly, this represents a non-cash financing activity for the year ended December 31, 1996.

           HISTORIC HOTEL PARTNERS OF NASHVILLE, LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                   Notes to Financial Statements (Continued)
                      December 31, 1996 and June 30, 1997


Note 3 - Long-term debt
-----------------------

Long-term debt consists of a mortgage note with Heller Real Estate Financial (Heller), requiring monthly payments of $10,370 plus interest at 485 basis points over the 90-day LIBOR (London Inter-Bank Offered Rate) with a balloon payment at maturity in December 1999. The note is secured by a first leasehold mortgage on the real property, a security interest in all furniture and equipment, and an assignment of rents, leases, licenses, and permits. At June 30, 1997 and December 31, 1996, the outstanding balance on the mortgage note was $6,196,927 and $6,259,184, respectively. Interest expense was $330,306 and $666,613 for the periods ended June 30, 1997 and December 31, 1996.

Under the terms of the mortgage with Heller Financial, the Partnership is required to set aside 3.5 percent of gross revenues as a Reserve for Replacements in an escrow held by Heller. Heller will release these funds for approved replacements of property and equipment

Debt maturities for the next two years, for the period ended June 30, are as follows: 1998-$124,440 and 1999-$6,072,487.

Note 4 - Partners' loans
------------------------

The Partners' loans payable represent note obligations in the amount of $2,331,535 at June 30, 1997, and December 31, 1996. The loans bear interest at the rate of fifteen percent per year and have no stated repayment terms. As a result of certain provisions of the mortgage debt which restrict payments to the partners, these notes and accrued interest are excluded from current liabilities. Interest expense on partners' loans was $198,418 and $390,932 for the period ended June 30, 1997 and December 31, 1996, respectively.

During 1996, $750,000 was paid to one partner, of which, $493,535 was characterized as interest and $256,465 was characterized as principal. Because another partner lent the Partnership $750,000 during 1996, management does not believe the payments violate the mortgage covenants.

Note 5 - Commitments
--------------------

Operating leases
----------------

The Hotel grounds are leased from the Metropolitan Government of Nashville and Davidson County (Metropolitan Government) through the assumption of an amended ground lease dated October 29, 1985. The term of the lease is effective for an initial period of fifty years, with options for extending the lease for two additional periods of twenty-five and fifteen years. The lease provides for annual rent payments which are the greater of $60,000 or the real property taxes payable on the premises. Real property taxes paid in any given year shall be applied against the rent due the Metropolitan Government under the terms of the amended ground lease. Base rentals were $30,000 at June 30, 1997 and $60,000 at December 31, 1996.

           HISTORIC HOTEL PARTNERS OF NASHVILLE, LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                         Notes to Financial Statements
                      December 31, 1996 and June 30, 1997


Note 5 - Commitments (continued)
--------------------------------

Operating leases (continued)
----------------------------

The Partnership leases parking facilities under a lease that expires February 1998, and grants the Partnership a right of first refusal on any sale of the property. The Partnership is responsible for all repairs, maintenance, and taxes on the facilities. Rent expense was $40,895 and $83,645 at June 30, 1997 and December 31, 1996, respectively. The lease is secured by a letter of credit for $63,554.

Minimum future lease payments for the next five years, and in the aggregate, are as follows:

                      Year Ended
                       June 30                  Amount
                     -----------              ----------
                        1998                  $   66,103
                        1999                      60,000
                        2000                      60,000
                        2001                      60,000
                        2002                      60,000
                     Thereafter                1,846,761
                                              ----------

                                              $2,152,864
                                              ==========

Note 6 - Related party transactions
-----------------------------------

The Hotel is managed under the terms of a management agreement by a company affiliated through common ownership. The agreement expires on January 1, 2000, and provides for base management fees equal to four percent of gross revenues of the Hotel. The agreement also provides for an incentive management fee equal to ten percent of net operating income, as defined. There was no incentive management fee at June 30, 1997 and December 31, 1996. In addition to the management fees, the agreement also provides for a chain services fee equal to one percent of gross revenues. Total fees for management and chain services amounted to $111,931 and $228,732 at June 30, 1997 and December 31, 1996,
respectively. As a result of the fire on June 27, 1996 (note 8), management and chain services fees were based on budgeted revenues for the months of July through December 1996. Management and chain services fees for the period ended June 30, 1997 are based on actual gross revenues.

           HISTORIC HOTEL PARTNERS OF NASHVILLE, LIMITED PARTNERSHIP
                       (See Accountants' Review Report)
                         Notes to Financial Statements
                      December 31, 1996 and June 30, 1997

Note 7 - Pension plan
---------------------

The affiliate management company (note 6) sponsors a 401(k) plan. All employees of the Partnership who meet certain age and length of service requirements are eligible to participate in the plan. Employees can contribute from one percent to fifteen percent of base compensation as a salary reduction contribution to the plan. The Partnership does not contribute to the plan.

Note 8 - Insurance receivable
-----------------------------

On June 27, 1996, a building adjacent to the Hotel caught fire. The Hotel itself did not catch fire, however, smoke from the blaze caused the sprinkler system in one wing of the Hotel to engage, resulting in water damage to part of the Hotel and to other property and equipment in the Hotel. In 1996, management wrote off damaged property and equipment costing $2,007,000, with related accumulated depreciation of $591,277, for a net book value of $1,415,723. The write off was recorded as insurance receivable. The Hotel is fully insured for property damage at replacement value and also for business interruption, and as of June 30, 1997, and December 31, 1996, $2,120,952 and $1,987,727,
respectively, of insurance proceeds have been received. A gain on involuntary conversion of assets has been recognized at June 30, 1997 and December 31, 1996, since insurance proceeds received exceeded the net book value of damaged property written off due to the fire. Total gain recognized at June 30, 1997 and December 31, 1996, was $1,665,402 and $734,277, respectively. The damage to the Hotel is currently being repaired. The Partnership also is insured for business interruption based on budgeted net income. The Partnership had recorded revenue related to business interruption insurance of $229,052 and $768,258 at June 30, 1997, and December 31, 1996, respectively.

Note 9 - Subsequent events
--------------------------

In September 1996, the Partnership entered into a contract with Patriot American Hospitality to sell the Union Station Hotel for approximately $9,100,000, in cash and securities valued at approximately $600,000. The consummation of the contract was contingent upon the repair of the existing fire casualty (note 8). In July 1997, the Partnership sold their interest in the Union Station Hotel to Patriot American Hospitality. The Partnership incurred cost relating to the sale of the Hotel of $90,994 and $41,583 at June 30, 1997 and December 31, 1996, respectively.